Filed Pursuant to Rule 424(b)(3)
File No. 333-150830

$8,000,000 VARIABLE RATE CONVERTIBLE BONDS DUE 2012

600,000 WARRANTS EXPIRING 2010 TO PURCHASE COMMON STOCK

3,085,714 SHARES OF COMMON STOCK

ASIA TIME CORPORATION

This prospectus relates to the resale from time to time by a selling security holder of (i) $8,000,000 variable rate convertible bonds due in 2012 (the “Bonds”) issued by us in a private placement to a selling security holder on November 13, 2007, (ii) 2,285,714 shares of common stock that are issuable upon conversion of the Bonds, subject to adjustment, (iii) 600,000 warrants issued by us in a private placement to a selling security holder on November 13, 2007 to purchase an aggregate of 600,000 shares of our common stock, subject to adjustment (the “Bond Warrants”), (iv) 600,000 shares of our common stock issuable upon exercise of the Bond Warrants, subject to adjustment, and (v) 200,000 shares of common stock held by a selling security holder. In addition, this prospectus covers the issuance of our common stock upon the exercise of Bond Warrants by the holders other than the initial holder.

The Bonds bear interest from November 13, 2007 at the rate of 6% per annum for the first year after November 13, 2007 and 3% per annum thereafter, of the principal amount of the Bonds. Each Bond is convertible at the option of the holder at any time after February 12, 2009 through November 6, 2012 into shares of our common stock at an initial conversion price equal to $3.50 per share, the price at which shares were sold in our initial public offering on the NYSE Alternext US (formerly known as American Stock Exchange) (“Alternext”). The conversion price is subject to adjustment in certain events, including our issuance of additional shares of common stock or rights to purchase common stock at a per share or per share exercise or conversion price, respectively, less than the applicable per share conversion price of the Bonds. In addition, if for the period of 20 consecutive trading days immediately prior to November 13, 2009 or September 29, 2012, the conversion price for the Bonds is higher than the average closing price for the shares, then the conversion price will be reset to such average closing price; provided that, the conversion price will not be reset lower than 70% of the then existing conversion price. If either (i) our common stock (including the shares of common stock issuable upon conversion of the Bonds and exercise of the Bond Warrants) are not listed on Alternext on or before August 13, 2008 or (ii) we breach certain of our obligations to register the Bonds, Bond Warrants and underlying shares as promptly as possible, and in no event later than February 12, 2009, pursuant to the registration rights agreement dated November 13, 2007 entered into by and between the Subscriber and us, then holders of the Bonds can require us to redeem the Bonds at 104.53% of the principal amount of the Bonds at any time after November 13, 2008. In addition, at any time after November 13, 2010, holders of the Bonds can require us to redeem the Bonds at 126.51% of the principal amount of the Bonds. We are required to redeem any outstanding Bonds at 150.87% of its principal amount on November 13, 2012.

The Bond Warrants are exercisable from February 12, 2009 until November 6, 2010. We may receive proceeds from the exercise of the Bond Warrants, if they are exercised, at a per share price of $0.0001, subject to certain adjustments.

All securities are being offered by the selling security holders of the securities for resale. The selling security holder may offer the Bonds, the Bond Warrants, and the shares underlying the Bonds and Bond Warrants through public or private transactions, at prevailing market prices or at privately negotiated prices, and the other selling security holder may also sell their respective shares of common stock through the same means. The selling security holders may sell the securities directly or through agents or broker-dealers acting as principal or agent, or in a distribution by underwriters. We will not receive any proceeds from the sales of these securities by the selling security holders.

Commencing on February 12, 2008, our shares of common stock have been listed for trading on Alternext under the ticker symbol “TYM.” On November 6, 2008, the closing sales price for our common stock on Alternext was $2.92 per share. Neither the Bonds nor the Bond Warrants are currently listed or quoted for trading on any national securities exchange or national quotation system and we currently have no intention to apply for the listing or quotation of the Bonds or Bond Warrants for trading on any national securities exchange or national quotation system.

The purchase of the Bonds, Bond Warrants, or our shares of common stock involves a high degree of risk. See section entitled “Risk Factors” beginning on page 10.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of anyone’s investment in these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Date of This Prospectus Is: November 10, 2008

Above: *Watch movements the Company sells.*

Above: *Some of the Company's inventory of watch movements.*

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
SUMMARY FINANCIAL DATA	10
RISK FACTORS	12
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	26
USE OF PROCEEDS	27
DIVIDEND POLICY	27
RATIO OF EARNINGS TO FIXED CHARGES	27
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	27
SELECTED CONSOLIDATED FINANCIAL DATA	28
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	29
DESCRIPTION OF BUSINESS	45
MANAGEMENT	50
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	56
BENEFICIAL OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	59
SELLING SECURITY HOLDERS	61
DESCRIPTION OF SECURITIES	66
DESCRIPTION OF THE BONDS	70
DESCRIPTION OF THE BOND WARRANTS	75
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES FOR HOLDERS OF BONDS AND BOND WARRANTS	77
SHARES ELIGIBLE FOR FUTURE SALE	85
PLAN OF DISTRIBUTION	87
LEGAL MATTERS	89
EXPERTS	89
ADDITIONAL INFORMATION	89
FINANCIAL STATEMENTS	89

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely only on information contained in this prospectus. We have not authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

PROSPECTUS SUMMARY

Because this is only a summary, it does not contain all of the information that may be important to you. You should carefully read the more detailed information contained in this prospectus, including our financial statements and related notes. Our business involves significant risks. You should carefully consider the information under the heading "Risk Factors" beginning on page 10.

Asia Time Corporation

We are a distributor of watch movements components used in the manufacture and assembly of watches to a wide variety of timepiece manufacturers. Our core customer base consists primarily of wholesalers, and medium-to-large sized watch manufacturers that produce watches primarily for consumer sale. To a lesser extent, we design watches for manufacturers and exporters of watches and manufacture and distribute complete watches primarily to internet marketers.

We have distribution centers and strategically located sales offices throughout Hong Kong and the People’s Republic of China (“China” or “PRC”). We distribute more than 350 products from over 30 vendors, including such market leaders as Citizen Group, Seiko Corporation and Ronda AG, to a base of over 300 customers primarily through our direct sales force. As a part and included in our sale of watch movements, we provide a variety of value-added services, including automated inventory management services, integration, design and development, management, and support services.

Our goal is to be a leading watch movement and timepiece distributor in Hong Kong and China through the following strategies:

•
Offer wide-ranging product spectrum to customers. Management estimates that it can increase revenues by broadening our product spectrum and offering more brands of quartz movement to customers. Apart from quartz movement, we intend to offer mechanical movements. By broadening our product spectrum, we hope to increase our market share through sales to manufacturers of high-end watches utilizing sophisticated mechanical movements. We plan to source other brands of quartz and mechanical movement in order to broaden our product spectrum. The number of brands and products that we plan to introduce will depend on the terms and conditions offered by our suppliers.

•
Manufacture branded proprietary watch movements. To further diversify our product offering and reduce our reliance on third party watch movement manufacturers, we eventually hope to manufacture our own brands of quartz movements and high end mechanical movements in-house. We estimate that our company can replace a portion of our current third-party watch movement sales with our own brand movements, watch movements manufactured in-house would be higher margin offerings than distributed products of third-party suppliers. In addition, in-house manufacturing will allow product offerings at more competitive price points which we believe will enhance our competitive position. To manufacture our own brands of quartz and mechanical movements in-house, would need to acquire watch movement facilities in China and invest in new equipments and research and development. We expect that up to $5.5 million will be required to obtain the equipment and facilities to manufacture branded proprietary watch movements. Our plan to acquire manufacturing facilities and equipment to manufacture our own brand of quartz and mechanical movements in-house is still underway and we have identified certain targets for negotiations.

•
Developing closer relationships with product brands owners and distributors. We believe it is important for our company to develop closer relationships with product brand owners and its distributors, which we believe would lead to more competitive pricing and stable supply of products. We also have plans to develop closer relationships with our existing brands and distributors by expanding our sales force. We commenced expansion of our sales force in the fourth quarter of 2007 and expect to continue in 2008.

•
Expand the distribution of complete watches. Currently, the distribution of complete watches represents approximately 11% of our revenues. As part of our expansion plan, we intend to expand our sales and marketing efforts in China. We believe that a heightened focus in this area can lead to an increase in market share and enhance our earning capacity. It is expected that these watches will be marketed through a lower to middle pricing strategy, with sales price range from US$100-$200. We plan to appoint watch distributors in larger China cities in the next two years to expand the distribution of our complete watches.

Corporate Structure

We were incorporated in the State of Delaware on January 3, 2006. We were originally organized as a “blank check” shell company to investigate and acquire a target company or business seeking the perceived advantages of being a publicly held corporation. On January 23, 2007, we closed a share exchange transaction (“Share Exchange”) pursuant to which we (i) issued 19,454,420 shares of our common stock to acquire 100% equity ownership of Times Manufacture & E-Commerce Corporation Limited, a British Virgin Islands corporation (“Times Manufacture”), which has eight wholly-owned subsidiaries, (ii) assumed the operations of Times Manufacture and its subsidiaries, and (iii) changed our name from SRKP 9, Inc. to Asia Time Corporation. Times Manufacture also paid an aggregate of $350,000 to the stockholders of SRKP 9, Inc. Times Manufacture was founded in January 2002 and is based in Hong Kong.

Our corporate offices are located at Room 1601-1604, 16/F., CRE Centre, 889 Cheung Sha Wan Road, Kowloon, Hong Kong.

With respect to this discussion, the terms “we” and “our” refer to Asia Time Corporation, its 100%-owned subsidiary Times Manufacture and its subsidiaries, Times Manufacturing & E-Commerce Corporation Ltd., TME Enterprise Ltd., Citibond Design Ltd. and Megamooch Online Ltd., each of which is a British Virgin Islands corporation, and the Hong Kong corporate subsidiaries Billion Win International Enterprise Ltd., Goldcome Industrial Ltd., Citibond Industrial Ltd., and Megamooch International Ltd. Times Manufacture was founded in March 2002 and is based in Hong Kong.

In 2005, we re-aligned the structure and business functions of our subsidiaries to clearly define the scopes our business objectives in order to strengthen our ability to effectively conduct our business operations. Billion Win International Enterprise Limited, or Billion Win, is our central sourcing component. Billion Win, which is held indirectly through Times Manufacture, procures and imports watch movements and distributes them to suppliers, volume users in China, and two of our subsidiaries, Goldcome Industrial Limited, or Goldcome, and Citibond Industrial Limited, or Citibond. Goldcome mainly focuses it distributions to wholesalers and large manufacturers and Citibond focuses on distributions to small to medium size manufacturers. Megamooch International Limited is a complete watch distributor and exporter targeting overseas buyers. Another two subsidiaries, TME Enterprise Ltd. and Citibond Design Ltd., are responsible for complete watch design for manufacturers and exporters and handle large volume watch movement transactions between buyers and sellers solely on a commission basis. Megamooch Online Ltd. operations are focused on complete watch marketing and distribution, with manufacturing being outsourced, and its concentrates on overseas markets.

Watch Movement Segment

Presently, Hong Kong does not generally have watch movement manufacturing. Watch movements are largely imported from Japan and Switzerland. The revenue for the watch movement segment of our business for the six months ended June 30, 2008 was $63.9 million, with a gross profit of $7.4 million, representing 67.0% and 93.7% increase, respectively, as compared to $38.2 million in revenue and $3.8 million in gross profit for the six months ended June 30, 2007. The gross profit margin increased to 11.6% for the six months ended June 30, 2008 from 10.0% for the same period in 2007, primarily due to more diversified products being promoted to customers and higher selling prices as a result of offering extended credit terms to our customers, plus the introduction of mechanical movements to the market which generally have higher profit margins. The revenue for the watch movement segment of our business for the year ended December 31, 2007 was $86.4 million, with a gross profit $8.9 million, a 18.3% and 53.6% growth, respectively, compared to $73.0 million revenue and $5.8 million gross profit for the year ended December 31, 2006. The gross profit margin increased from 8.0% for the year ended December 31, 2006 to 10.3% for the year ended December 31, 2007. We provide a wide product spectrum of products ranging from mechanical movements to carrying major brands as well as middle-low end China movements. We believe carrying a wide product spectrum enables us to provide a convenient one-stop provider for our customers, which may result in higher sales per customer. We began to target small to medium manufacturers in mid-2005 and our customer base has expanded to more than 350 watch manufacturers. In addition, we have extended our credit period from an average of 30 days to 50 days to major customers that have maintained a history of timely settlement of receivables. We believe that this extension lead to an increase of purchase orders from those customers. We review the credit status of each customer and periodically adjust the credit period to specific customers in an attempt to maximize business with each customer without suffering significant credit risk.

Complete Watch Segment

Our main market positioning in China is on the middle-class adult, daily, sporty and classy design. Revenue of our complete watch segment was $11.1 million for the six months ended June 30, 2008, a 195.6% increase compared to the same period in 2007 in which revenue was $3.8 million. This segment contributed approximately 14.8% of our revenue for the six months ended June 30, 2008, as compared to 8.9% of revenue for the same period in 2007. The increase was primarily attributable to an increase in sales of high-end mechanical watches. Revenue of our complete watch segment was $10.5 million for the year ended December 31, 2007, a 30.4% increase compared to the same period in 2006, in which revenue was $8.1 million. This segment contributed approximately 11% of our revenue in 2007, as compared to 10% of revenue for the year ended December 31, 2006. We believe the increase was primarily attributable to our offering of value-added design services to our customers at no extra charge. Our main market positioning in China is on the middle-class adult, daily, sporty and classy design.

Recent Events

February 2008 Public Offering

On February 15, 2008, we completed an initial public offering consisting of 963,700 shares of our common stock. Our sale of common stock, which was sold indirectly by us to the public at a price of $3.50 per share, resulted in net proceeds of approximately $2.7 million. These proceeds were net of underwriting discounts and commissions, fees for legal and auditing services, and other offering costs. Upon the closing of the initial public offering, we sold to the underwriter warrants to purchase up to 83,800 shares of our common stock. The warrants are exercisable at a per share price of $4.20 and have a term of five years.

January 2008 Investor Relations Agreement

On January 16, 2008, we entered into a consulting agreement with Public Equity Group Inc. Pursuant to the agreement, Public Equity Group will provide us with business consulting and investor relation services, oversee of all of our investor public relation and related service providers, and monitor our investor relation meetings with brokerage firms and brokers to develop support for our stock and research coverage, in addition to strategic advice and other customary investor relation services. The agreement has a term of one year, unless terminated earlier with 60-days prior written notice. As consideration for entering in the agreement and compensation for Public Equity Group’s services under the agreement, we agreed to issue 200,000 shares of our common stock to Public Equity Group Inc. In connection with the issuance of 200,000 shares of common stock, we expect to recognize a one-time charge to operations in the first quarter of 2008 in an amount equal to approximately $700,000, which is derived from valuing each share at $3.50, which is the offering price for our February 2008 public offering.

November 2007 Issuance of Bonds and Bond Warrants

On November 13, 2007, we closed a financing transaction with ABN AMRO Bank N.V. (the “Subscriber”) issuing (i) US$8,000,000 Variable Rate Convertible Bonds due 2012 (the “Bonds”) and (ii) warrants to purchase 600,000 shares of our common stock expiring 2010 (the “Warrants”). The financing transaction was completed in accordance with a subscription agreement entered into by us and the Subscriber dated October 31, 2007.

US$8,000,000 Variable Rate Convertible Bonds

The Bonds were issued further to a trust deed between us and The Bank of New York, London Branch, dated November 13, 2007 (the “Trust Deed”) and are represented by the global certificate in the form as set forth in the Trust Deed. The Bonds are subject to a paying and conversion agency agreement between us, The Bank of New York, and The Bank of New York, London Branch. The Bonds were subscribed at a price equal to 97% of their principal amount, which is the issue price of 100% less a 3% commission to the Subscriber. The Terms and Conditions of the Bonds (the “Terms”) contained in the Trust Deed, set forth, among other things, the following terms:

•	Interest. The Bonds bear cash interest from November 13, 2007 at the rate of 6% per annum for the first year after November 13, 2007 and 3% per annum thereafter, of the principal amount of the Bonds.

•
Conversion. Each Bond is convertible at the option of the holder at any time on and after 365 days after the date our shares of common stock commence trading on the NYSE Alternext US (formerly known as American Stock Exchange) (“Alternext”), which occurred on February 12, 2008 (the “Listing Date”), into shares of our common stock at an initial per share conversion price (“Conversion Price”) equal to the price per share at which shares are sold in our public offering on the Alternext, which was $3.50 per share, subject to adjustment according to the Terms of the Bonds. No Bonds may be converted after the close of business on November 6, 2012, or if such Bond is called for redemption before the maturity date, then up to the close of business on a date no later than seven business days prior to the date fixed for redemption thereof.

•
Conversion Price Adjustments. The number of shares of our common stock to be issued on conversion of the Bonds will be determined by dividing the principal amount of each Bond to be converted by the Conversion Price in effect at the conversion date. The Conversion Price is subject to adjustment in certain events, including our issuance of additional shares of common stock or rights to purchase common stock at a per share or per share exercise or conversion price, respectively, at less than the applicable Conversion Price of the Bonds. If for the period of 20 consecutive trading days immediately prior to November 13, 2009 or September 29, 2012, the Conversion Price for the Bonds is higher than the average closing price for our shares, then the Conversion Price will be reset to such average closing price; provided that, the Conversion Price will not be reset lower than 70% of the then existing Conversion Price. In addition, the Trust Deed provides that the Conversion Price of the Bonds cannot be adjusted to lower than $0.25 per share of common stock (as adjusted for stock splits, stock dividends, spin-offs, rights offerings, recapitalizations and similar events).

•
Mandatory Redemptions. If either (i) our common stock (including the shares of common stock issuable upon conversion of the Bonds and exercise of the Bond Warrants) are not listed on Alternext on or before August 13, 2008 or (ii) we breach certain of our obligations to register the Bonds, Bond Warrants and underlying shares as promptly as possible, and in no event later than February 12, 2009, pursuant to the registration rights agreement dated November 13, 2007 entered into by and between the Subscriber and us, the holder of the Bonds can require us to redeem the Bonds at 104.53% of their principal amount of the Bonds at any time after November 13, 2008. Also, at any time after November 13, 2010, the holders of the Bonds can require us to redeem the Bonds at 126.51% of their principal amount. We are required to redeem any outstanding Bonds at 150.87% of its principal amount on November 13, 2012.

Warrants to Purchase 600,000 Shares of Common Stock

The Warrants, which are evidenced by a warrant instrument entered into by and between us and the Subscriber, dated November 13, 2007 (the “Warrant Instrument”), are subject to the terms of a warrant agency agreement by and among us, The Bank of New York and The Bank of New York, London Branch, dated November 13, 2007 (the “Warrant Agency Agreement”). Pursuant to the terms and conditions of the Warrant Instrument and Warrant Agency Agreement, the Warrants are exercisable at $0.0001 per share from February 12, 2009 until November 6, 2010. We listed the shares underlying the Warrants on Alternext. In addition, we have agreed to register the shares of common stock underlying the Warrants with the SEC on or prior to November 13, 2008 and will keep the registration effective until 30 days after the Warrants terminate.

Registration Rights for Bonds, Warrants, and Underlying Shares

On November 13, 2007, we and the Subscriber also entered into a registration rights agreement pursuant to which we agreed to register the Bonds and Warrants, and the shares of common stock underlying the Bonds and Warrants (the “Registrable Securities”). We agreed to prepare and file with the SEC, no later than 90 days after the Listing Date, a Registration Statement on Form S-1 (the “Registration Statement”) to register the Registrable Securities and, as promptly as possible, and in any event no later than 365 days after the Listing Date, cause that Registration Statement, as amended, to become effective. We initially filed the Registration Statement on May 12, 2008. In addition, we agreed to list all Registrable Securities covered by the Registration Statement on each securities exchange on which similar securities issued by us are then listed. The registration rights agreement does not provide for liquidated or specified damages in the event we do not timely register the Registrable Securities.

Accounting for the Bond and Warrant Transaction

The terms of Bonds include conversion features allowing the holders to convert the Bonds into shares of our common stock. Certain of those conversion features that allow for the reduction in conversion price upon the occurrence of stated events constitute a “beneficial conversion feature” for accounting purposes. In addition, we may be required to repurchase the Bonds at the request of the holders if certain events occur or do not occur, as set forth in the Bond trust deed. Upon the occurrence of any of the events that trigger a mandatory redemption, as described above, and we are requested by the holders to repurchase all or a portion of the Bonds, we will be required to pay cash to redeem all or a portion of the Bonds.

The accounting treatment related to the beneficial conversion and mandatory redemption features of the Bonds and the value of the Bond Warrants will have an adverse impact on our results of operations for the term of the Bonds. The application of Generally Accepted Accounting Principles will require us to allocate $6,107,299 to the beneficial conversion feature of the Bonds and $1,652,701 to the Bonds Warrants, which have been reflected in our financial statements as an interest discount. Also, we have determined that the total redemption premium associated with the mandatory redemption feature of the Bonds is $4,069,600. All of the aforementioned amounts associated with the beneficial conversion and mandatory redemption feature of the Bonds and the value of the Bond Warrants are being amortized as additional interest expense over the term of the Bonds. This accounting will result in an increase in interest expense in all reporting periods during the term of the Bonds, and, as a result, reduce our net income accordingly. For the six months ended June 30, 2008 and the year ended December 31, 2007, we recorded $219,765 and $345,461, respectively, in expenses related to the Bonds and Bond Warrants.

In addition, if we are required to redeem all or any portion of the Bonds, this may have a material adverse effect on our liquidity and cash resources, and may impair our ability to continue to operate. If we are required to repurchase all or a portion of the Bonds and do not have sufficient cash to make the repurchase, we may be required to obtain third party financing to do so, and there can be no assurances that we will be able to secure financing in a timely manner and on favorable terms, which could have a material adverse effect on our financial performance, results of operations and stock price.

The Offering

Variable Rate Convertible Bonds	Pursuant to this prospectus, the selling security holders are offering for resale up to $8,000,000 Variable Rate Convertible Bonds Due 2012.

Interest Rate	The Bonds bear interest from November 13, 2007 at the rate of 6% per annum for the first year after November 13, 2007 and 3% per annum thereafter, of the principal amount of the Bonds

Ranking
The Bonds constitute direct, unsubordinated, unconditional and, unsecured obligations of us and will at all times rank pari passu and without any preference or priority among themselves and our payment obligations under the Bonds will rank at least equally with all of our other present and future unsecured and unsubordinated obligations (other than any obligations preferred by mandatory provisions of applicable law). If we create any secure obligation in any debentures, loan stock, bonds, notes, bearer participation certificates, depository receipts, certificates of deposit or other similar securities for the purpose of raising money which are, or are issued with the intention that they will be listed in any securities market, we must also secure the Bonds in substantially identical terms.

As of June 30, 2008, we had approximately $22.3 million of secured indebtedness.

Mandatory Redemption at Maturity	We are required to redeem any outstanding Bonds at 150.87% of its principal amount on November 13, 2012.

Redemption at the Bondholder’s Option
If either (i) our common stock (including the shares of common stock issuable upon conversion of the Bonds and exercise of the Bond Warrants) are not listed on Alternext on or before August 13, 2008 or (ii) we breach certain of our obligations to register the Bonds, Bond Warrants and underlying shares as promptly as possible, and in no event later than February 12, 2009, pursuant to the registration rights agreement dated November 13, 2007 entered into by and between the Subscriber and us, then holders of the Bonds can require us to redeem the Bonds at 104.53% of the principal amount of the Bonds at any time after November 13, 2008. In addition, at any time after November 13, 2010, holders of the Bonds can require us to redeem the Bonds at 126.51% of the principal amount. There can be no guarantee that we will have sufficient financial resources or be able to arrange financing to redeem the Bonds.

Redemption for Tax Reasons
At any time, we may, having given not less than 30 nor more than 60 days’ notice to the Bondholders, redeem all, but not some only, of the Bonds at a redemption price equal to the early redemption amount on the redemption date if (i) we have or will become obliged to pay additional amounts for any present or future taxes, duties, assessments or governmental charges, as a result of a change in, or amendment to, the laws of the Unites States, the PRC or England, and (ii) the obligation to pay additional amounts cannot be avoided provided that we do not give notice of redemption earlier than 90 days prior to the earliest date on which we would be obliged to pay such additional amounts were a payment in respect of the Bonds then due.

Redemption for Delisting or a Change in Control
If our common stock ceases to be listed on Alternext or if the trading of our common stock is suspended for 20 or more consecutive trading days temporarily or otherwise on Alternext or there is a change of control of our company as defined in the Trust Deed, each Bondholder will have the right to require us, within 60 days following the date on which the Bondholder has been given notice of delisting or a change of control, to redeem all or some of that holder’s Bonds. There can be no guarantee that we will have sufficient financial resources or be able to arrange financing to redeem the Bonds.

Redemption at Our Option
At any time prior to November 13, 2012, we may, having given not less than 30 nor more than 60 days’ notice to the Bondholders, and The Bank of New York, London Branch (the “Trustee”) and The Bank of New York, London Branch (the “Principal Agent,”) which notice will be irrevocable, redeem all and not some only of the Bonds at a redemption price equal to the early redemption amount on the redemption date if more than ninety percent in principal amount of the Bonds has already been converted, redeemed or purchased and cancelled. The early redemption amount of a Bond, for each US$1,000 principal amount of the Bonds, is determined so that it represents for the Bondholder a gross yield of twelve percent per annum, calculated on a semi-annual basis.

Conversion
Each Bond is convertible at the option of the holder at any time after February 12, 2009 up to the close of business on November 6, 2012 into shares of our common stock at an initial conversion price equal to $3.50, the price per share at which shares were sold in our initial public offering of common stock on Alternext.

Adjustment to the Conversion Price
The conversion price is subject to adjustment in certain events, including our issuance of additional shares of common stock or rights to purchase common stock at a per share or per share exercise or conversion price, respectively, at less than the applicable per share conversion price of the Bonds. In addition, if for the period of 20 consecutive trading days immediately prior to November 13, 2009 or September 29, 2012, the conversion price for the Bonds is higher than the average closing price for the shares, then the conversion price will be reset to such average closing price; provided that, the conversion price will not be reset lower than 70% of the then existing conversion price. In addition, the Trust Deed provides that the conversion price of the Bonds cannot be adjusted to lower than $0.25 per share of common stock (as adjusted for stock splits, stock dividends, spin-offs, rights offerings, recapitalizations and similar events).

Bond Warrants	Pursuant to this prospectus, the selling security holders are offering for resale 600,000 warrants exercisable for 600,000 shares of our common stock, subject to adjustment.

Exercise Price	The exercise price of the Bond Warrants is $0.0001 per warrant, subject to adjustment.

Vesting and Expiration Dates	The Bond Warrants become exercisable on February 12, 2009 and will terminate on November 6, 2010.

Common stock offered by selling security holders	3,085,714 shares (1)

Common stock outstanding	26,570,677 shares (2)

Use of proceeds
We will not receive any proceeds from the sale of the Bonds, Bond Warrants or common stock by the selling security holders, except for funds from the exercise of Bond Warrants by the selling security holders, if and when exercised.

(1)
Consists of (i) 2,285,714 shares of our common stock issuable upon the conversion of the Bonds, (ii) 600,000 shares of our common stock issuable upon the exercise of the Bond Warrants, and (iii) 200,000 shares of our common stock held by a selling shareholder.

(2)
As of November 1, 2008, 26,570,677 shares of our commons stock were outstanding. This number of shares of our common stock outstanding excludes (i) 83,800 shares of our common stock issuable upon exercise of outstanding warrants, (ii) 2,285,714 shares of our common stock issuable upon the conversion of the Bonds, subject to adjustment, (iii) 600,000 shares of our common stock issuable upon the exercise of the Bond Warrants, subject to adjustment, and (iv) 2,500,000 shares of common stock reserved for future issuance under our 2008 Amended and Restated Equity Incentive Plan.

SUMMARY FINANCIAL DATA

The following summary financial information contains consolidated statement of operations data for the six months ended June 30, 2008 and 2007 (unaudited) and each of the years in the five-year period ended December 31, 2007 and the consolidated balance sheet data as of June 30, 2008 (unaudited) and year-end for each of the years in the five-year period ended December 31, 2007. The consolidated statement of operations data and balance sheet data were derived from the audited consolidated financial statements, except for data for the periods ended and as of June 30, 2008 and 2007. Such financial data should be read in conjunction with the consolidated financial statements and the notes to the consolidated financial statements starting on page 89 and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Consolidated Statement of Operations	Six Months Ended June 30,		Years Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
	(unaudited)	(unaudited)
	(in thousands, except share and per share amounts)

Net sales	$74,948	$41,988	$96,963	$81,134	$63,078	$36,553	$33,215

Cost of sales	(64,001)	(36,419)	(83,120)	(71,496)	(57,026)	(34,609)	(31,953)

Gross profit	$10,947	$5,569	$13,843	$9,637	$6,052	$1,944	$1,262
Other operating income	52	97	618	424	939	-	-
Depreciation	(615)	(129)	(332)	(326)	(259)	(126)	(18)
Administrative and other operating expenses, including stock based compensation	(2,310)	(2,605)	(4,595)	(1,285)	(1,436)	(1,345)	(834)

Income from operations	$8,073	$2,931	$9,534	$8,450	$5,296	$473	$410
Fee and costs related to reverse merger	-	(736)	(741)	-	-	-	-
Interest expense	(1,024)	(514)	(1,478)	(1,060)	(515)	(165)	(115)
Non-operating income	111	78	233	238	156	28	20

Income before taxes	$7,159	$1,759	$7,548	$7,628	$4,937	$336	$315

Income taxes	(1,480)	(717)	(1,978)	(1,308)	(912)	(132)	(55)

Net income	$5,679	$1,042	$5, 571	$6,320	$4,025	$204	$260

Earnings per common share:
- Basic	$0.23	$0.05	$0.24	$0.32	$0.21	$0.01	$0.01
- Diluted	$0.21	$0.04	$0.22	$0.32	$0.21	$0.01	$0.01

Dividends declared per common share	$-	$-	$-	$0.11	$0.03	$-	$-

Weighted average common shares:
- Basic	24,879,527	22,686,183	22,923,339	19,454,420	19,454,420	19,454,420	19,454,420
- Diluted	27,053,765	24,606,260	25,388,026	19,454,420	19,454,420	19,454,420	19,454,420

Consolidated Balance Sheets	As of June 30,	As of December 31,
	2008	2007	2006	2005	2004	2003
	(unaudited)
	(in thousands)
Current Assets	$58,424	$48,925	$21,400	$16,648	$12,432	$4,836
Total Assets	64,006	51,451	24,096	18,533	13,866	4,876
Current Liabilities	27,505	24,176	15,553	13,890	12,620	3,847
Total Liabilities	32,341	24,578	15,585	13,890	12,620	3,847
Total Stockholders' Equity	31,665	26,873	8,511	4,644	1,246	1,030

RISK FACTORS

Any investment in our common stock involves a high degree of risk. Investors should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our common stock. Our business, financial condition or results of operations could be materially adversely affected by these risks if any of them actually occur. Our shares of common stock are currently listed for trading on the American Stock Exchange under the ticker symbol “TYM.” The trading price could decline due to any of these risks, and an investor may lose all or part of his or her investment. Some of these factors have affected our financial condition and operating results in the past or are currently affecting us. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

RISKS RELATED TO OUR OPERATIONS

We are dependent on a limited number of suppliers. Loss of one or more of our key suppliers could harm our ability to manufacture and deliver our products to our customers, which would have a material adverse effect on our business.

We rely on a limited number of suppliers for products that generate a significant portion of our sales. During the six months ended June 30, 2008 and the year ended December 31, 2007, products purchased from our 10 largest suppliers accounted for approximately 97% and 92%, respectively, of our total net purchases. Substantially all of our inventory has been and will be purchased from suppliers with which we have entered into non-exclusive distribution agreements. Moreover, most of our distribution agreements are cancelable upon short notice. As a result, in the event that one or more of those suppliers experience financial difficulties or are not willing to do business with us in the future on terms acceptable to management, our ability to manufacture and deliver our products to our customers would be harmed, which would result in a material adverse effect on our business, results of operations or financial condition. Additionally, our relationships with our customers could be materially adversely affected because our customers depend on our distribution of watch movements from the industry’s leading suppliers.

Our industry is highly cyclical, and an industry downturn could limit our ability to generate revenues and have a material adverse effect on our business.

The watch movement distribution industry and, in particular, the timepiece manufacturing industry has historically been affected by general economic downturns and fluctuations in product supply and demand, often associated with changes in technology and manufacturing capacity. These industry cycles and economic downturns have often had an adverse economic effect upon manufacturers, end-users of watch movements and watch movement distributors, including our company. We cannot predict the timing or the severity of the cycles within our industry, or how long and to what levels any industry downturn and/or general economic weakness will last or be exacerbated by terrorism or war or other factors on our industry. Our revenues closely follow the strength or weakness of the timepiece market, and future downturns in this industry, would have a material adverse effect on our business, results of operations and financial condition.

Rapid technological change and new and enhanced products could cause declines in the value of our inventory or result in obsolescence of our inventory.

The watch movements industry is subject to rapid technological change, new and enhanced products and evolving industry standards, which can contribute to a decline in value or obsolescence of inventory. During an industry and/or economic downturn, it is possible that prices will decline due to an oversupply of product and, therefore, there may be greater risk of declines in inventory value. We cannot assure you that unforeseen new product developments or declines in the value of our inventory will not materially adversely affect our business, results of operations or financial condition, or that we will successfully manage our existing and future inventories.

We make commitments regarding the level of business we sill seek and accept, including production schedules and personnel levels, and significant order cancellations, reductions, or delays by our customers could materially adversely affect our commitments and business.

Our sales are typically made pursuant to individual purchase orders, and we generally do not have long-term supply arrangements with our customers, but instead work with our customers to develop nonbinding forecasts of future requirements. Based on these forecasts, we make commitments regarding the level of business that we will seek and accept, the timing of production schedules and the levels and utilization of personnel and other resources. A variety of conditions, both specific to each customer and generally affecting each customer’s industry, may cause customers to cancel, reduce or delay orders that were either previously made or anticipated. Generally, customers may cancel, reduce or delay purchase orders and commitments without penalty, except for payment for services rendered or products competed and, in certain circumstances, payment for materials purchased and charges associated with such cancellation, reduction or delay. Significant or numerous order cancellations, reductions or delays by our customers could have a material adverse effect on our business, financial condition or results of operations.

The market for our products is very competitive and, if we cannot effectively compete, our business will be harmed.

The market for our products is very competitive and subject to rapid technological change. We compete with many other distributors of watch movements and complete watches many of which are larger and have significantly greater assets, name recognition and financial, personnel and other resources than we have. As a result, our competitors may be in a stronger position to respond quickly to potential acquisitions and other market opportunities, new or emerging technologies and changes in customer requirements. Occasionally, we compete for customers with many of our own suppliers and additional competition has emerged from, fulfillment companies, catalogue distributors and e-commerce companies, including on-line distributors and brokers, which have grown with the expanded use of the Internet. We cannot assure you that we will be able to maintain or increase our market share against the emergence of these or other sources of competition. Failure to maintain and enhance our competitive position could materially adversely affect our business and prospects.

Additionally, prices for our products tend to decrease over their life cycle. This reduces resale per component sold. There is also continuing pressure from customers to reduce their total cost for products. Our suppliers may also seek to reduce our margins on the sale of their products in order to increase their own profitability or to be competitive with other suppliers of comparable product. We incur substantial costs on our value-added services required to remain competitive, retain existing business and gain new customers, and we must evaluate the expense of those efforts against the impact of price and margin reductions.

Substantial defaults by our customers on accounts receivable or the loss of significant customers could have a material adverse effect on our liquidity and results of operations.

A substantial portion of our working capital consists of accounts receivable from customers. If customers responsible for a significant amount of accounts receivable were to become insolvent or otherwise unable to pay for products and services, or to make payments in a timely manner, our liquidity and results of operations could be materially adversely affected. An economic or industry downturn could materially adversely affect the servicing of these accounts receivable, which could result in longer payment cycles, increased collection costs and defaults in excess of management’s expectations. A significant deterioration in our ability to collect on accounts receivable could also impact the cost or availability of financing available to us.

We are dependent on Japanese manufacturers for our watch movements and subject to trade regulations which expose us to political and economic risk.

Approximately 90% of watch movements that we sell are manufactured by Japanese companies. As a result, our ability to sell certain products at competitive prices could be adversely affected by any of the following:

•	increases in tariffs or duties on imports from Japan;

•	changes in trade treaties between Japan and Hong Kong;

•	strikes or delays in air or sea transportation between Japan and Hong Kong;

•	future legislation with respect to pricing and/or import quotas on products imported from Japan; and

•	turbulence in the Japanese economy or financial markets.

Trade regulations between Hong Kong and Japan have remained stable for the past five years. However, there is long-standing political tension between China and Japan, which could intensify, causing trade retaliation and changes in trade regulations. As a special administrative region of China, Hong Kong could be indirectly affected by changes in trade regulation between China and Japan, which would limit our ability to sell our products.

Our industry is subject to supply shortages that could prevent us from manufacturing and delivering our products to our customers in a timely manner. Any delay or inability to deliver our products may have a material adverse effect on our results of operations.

During prior periods, there have been shortages of components in the watch movements industry and the availability of certain movements have been limited by some of our suppliers. We cannot assure you that any future shortages or allocations would not have such an effect on us. A future shortage can be caused by and result from many situations and circumstances that are out of our control, and such shortage could limit the amount of supply available of certain required movements and increase prices affecting our profitability.

We face risks related to our recent accounting restatements in December 2007 and February 2008.

In December 2007 and February 2008, we determined that we had accounting inaccuracies in previously reported financial statements and decided to restate our financial statements for the years ended December 31, 2006, 2005, and 2004, the three months ended March 31, 2007, the three months and six months ended June 30, 2007, and the three months and nine months September 30, 2007. The restatements for the foregoing periods related to the correction of errors with respect to the accounting for inventory by adjusting watch movement costing for the effects of vendor incentives from an as received basis to an accrual basis, as we were able to estimate the value of the incentives as inventory is purchased, the accounting for fees and costs related to the January 2007 reverse merger as a charge to operations, and the recognition of stock-based compensation cost related to the Escrow Shares. As a result of these adjustments, various income tax calculations were also revised, which effected net income and also caused reclassifications to cash flows. We also corrected average and actual shares outstanding retroactively (and related earnings per share calculations) to reflect the January 2007 reverse merger. We also made various changes to footnote disclosures relating to these revisions. It is possible that such restatement of our financial statements could lead to litigation claims and/or regulatory proceedings against us. The defense of any such claims or proceedings may cause the diversion of management's attention and resources, and we may be required to pay damages if any such claims or proceedings are not resolved in our favor.

The prices of our products are subject to volatility, which could have a negative impact on our sales and gross profit margins.

A portion of the watch movements products we sell have historically experienced volatile pricing. If market pricing for these products decreases significantly, we may experience periods when our investment in inventory exceeds the market price of such products. In addition, at times there are price increases from our suppliers that we are unable to pass on to our customers. These market conditions could have a negative impact on our sales and gross profit margins unless and until our suppliers reduce the cost of these products to us. Furthermore, in the future, the need for aggressive pricing programs in response to market conditions, an increased number of low-margin, large volume transactions and/or increased availability of the supply of certain products, could further impact our gross profit margins.

A reversal of the trend for distribution to play an increasing role in the watch movements industry could limit demand for our services and materially adversely affect our results of operations.

In recent years, there has been a growing trend for large wholesalers and watch manufacturers to outsource their procurement, inventory and materials management processes to third parties, particularly watch movement distributors, including our company. A reversal of this trend for could limit demand for our services, materially adversely affecting our ability to generate revenues. If such a reversal occurs, we may be forced to change the focus of our operations if we are unable to generate sufficient revenues to support our operations as currently conducted.

Our manufacturing capacity restraints and limited experience may cause unexpected costs, delays and make it more difficult to compete, which may have an adverse effect on our results of operations.

As part of our expansion plan, we intend to substantially expand the design and manufacture of our own brands of complete watches and commence the manufacture of branded watch movements in-house. In order to produce our watches and watch movements in quantities sufficient to meet our anticipated market demand we will need to increase our manufacturing capacity by a significant factor over the current level. There are technical challenges to increasing manufacturing capacity, including equipment design and automation, material procurement, problems with production yields and quality control and assurance. Developing commercial scale manufacturing facilities will require the investment of substantial funds and the hiring and retaining of additional management and technical personnel who have the necessary manufacturing experience. We may encounter some difficulties, such as significant unexpected costs and delays, in scaling up the necessary manufacturing operations to produce required quantities of watch movements and watches. The failure to scale-up manufacturing operations in a timely and cost-effective way may adversely affect our income. Moreover, the lack of experience in watch movement and watch manufacture design may make it difficult to compete against companies that have more senior management and experience. If we are unable to satisfy demand for products, our ability to generate revenue could be impaired, market acceptance of our products could be adversely affected and customers may instead purchase our competitors’ products.

If third-party carriers were unable to transport our products on a timely basis, we may be unable to timely deliver products to our customers and our operations could be materially adversely affected.

All of our products are shipped through third party carriers. If a strike or other event prevented or disrupted these carriers from transporting our products, other carriers may be unavailable or may not have the capacity to deliver our products to our customers. If adequate third party sources to ship our products were unavailable at any time, our business would be materially adversely affected.

Our products may be found to be defective and, as a result, warranty and/or product liability claims may be asserted against us which could have a material adverse effect on our business.

Our products are sold at prices that are significantly lower than the cost of the watches in which they are incorporated. Since a defect or failure in a product could give rise to failures in the end products that incorporate them (and claims for consequential damages against us from our customers), we may face claims for damages that are disproportionate to the sales and profits we receive from our products involved. Our business could be materially adversely affected as a result of a significant quality or performance issue in the products sold by us depending on the extent to which we are required to pay for the damages that result. Although we currently have product liability insurance, such insurance is limited in coverage and amount.

The failure to manage growth effectively could have an adverse effect on our business, financial condition, and results of operations.

Any significant growth in the market for our products or entry into new markets by Asia Time may require us to expand our employee base for managerial, operational, financial, and other purposes. As of June 30, 2008, we had 41 full time employees. Continued future growth will impose significant added responsibilities upon the members of management to identify, recruit, maintain, integrate, and motivate new employees. Aside from increased difficulties in the management of human resources, we may also encounter working capital issues, as we will need increased liquidity to finance. For effective growth management, we will be required to continue improving our operations, management, and financial systems and control. Our failure to manage growth effectively may lead to operational and financial inefficiencies that will have a negative effect on our profitability.

We are dependent on certain key personnel and loss of our sole executive officer, which would have a material adverse effect on our business and results of operations.

Our success is, to a certain extent, attributable to our chief executive officer, Kwong Kai Shun. Kwong Kai Shun oversees the operation of our business. There can be no assurance that we will be able to retain Kwong Kai Shun or that he may not receive and/or accept competing offers of employment. The loss of Kwong Kai Shun could have a material adverse effect upon our business, financial condition, and results of operations.

Our planned expansion into new international markets poses additional risks and could fail, which could cost us valuable resources and affect our results of operations.

We plan to expand sales of products into new international markets including developing and developed countries, such as South America and Europe. These markets are untested for our products and we face risks in expanding the business overseas, which include differences in regulatory product testing requirements, intellectual property protection (including patents and trademarks), taxation policy, legal systems and rules, marketing costs, fluctuations in currency exchange rates and changes in political and economic conditions.

RISKS RELATED TO US DOING BUSINESS IN CHINA

All of our assets are located in Hong Kong and China and substantially all of our revenues are derived from our operations in Hong Kong and China, and changes in the political and economic policies of the PRC government could have a significant impact upon the business we may be able to conduct in the PRC and the results of operations and financial condition.

Our business operations may be adversely affected by the current and future political environment in the PRC. The PRC has operated as a socialist state since the mid-1900s and is controlled by the Communist Party of China. The Chinese government exerts substantial influence and control over the manner in which we must conduct our business activities. The PRC has only permitted provincial and local economic autonomy and private economic activities since 1988. The government of the PRC has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be adversely affected by changes in Chinese laws and regulations, including those relating to taxation, import and export tariffs, raw materials, environmental regulations, land use rights, property and other matters. Under current leadership, the government of the PRC has been pursuing economic reform policies that encourage private economic activity and greater economic decentralization. There is no assurance, however, that the government of the PRC will continue to pursue these policies, or that it will not significantly alter these policies from time to time without notice.

Our operations are subject to PRC laws and regulations that are sometimes vague and uncertain. Any changes in such PRC laws and regulations, or the interpretations thereof, may have a material and adverse effect on our business.

The PRC’s legal system is a civil law system based on written statutes, in which system decided legal cases have little value as precedents unlike the common law system prevalent in the United States. There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including but not limited to the laws and regulations governing our business, or the enforcement and performance of our arrangements with customers in the event of the imposition of statutory liens, death, bankruptcy and criminal proceedings. The Chinese government has been developing a comprehensive system of commercial laws, and considerable progress has been made in introducing laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade. However, because these laws and regulations are relatively new, and because of the limited volume of published cases and judicial interpretation and their lack of force as precedents, interpretation and enforcement of these laws and regulations involve significant uncertainties. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We are considered a foreign person or foreign funded enterprise under PRC laws, and as a result, we are required to comply with PRC laws and regulations. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our businesses. If the relevant authorities find us in violation of PRC laws or regulations, they would have broad discretion in dealing with such a violation, including, without limitation:

•	levying fines;

•	revoking our business and other licenses;

•	requiring that we restructure our ownership or operations; and

•	requiring that we discontinue any portion or all of our business.

Inflation in the PRC could negatively affect our profitability and growth.

While the Chinese economy has experienced rapid growth in recent years, such growth has been uneven among various sectors of the economy and in different geographical areas of the country. Also, many observers believe that this rapid growth cannot continue at its current pace and that an economic correction may be imminent. Rapid economic growth can also lead to growth in the money supply and rising inflation. During the past two decades, the rate of inflation in China has been as high as approximately 20% and China has experienced deflation as low as minus 2%. If prices for our products rise at a rate that is insufficient to compensate for the rise in the costs of supplies such as raw materials, it may have an adverse effect on our profitability. In order to control inflation in the past, the PRC government has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending. The implementation of such policies may impede economic growth. In October 2004, the People’s Bank of China, the PRC’s central bank, raised interest rates for the first time in nearly a decade and indicated in a statement that the measure was prompted by inflationary concerns in the Chinese economy. During 2007, the interest rate was increased from 5.67% to 7.83%. Repeated rises in interest rates by the central bank could slow economic activity in China which could, in turn, materially increase our costs and also reduce demand for our products.

Recent PRC regulations relating to acquisitions of PRC companies by foreign entities may create regulatory uncertainties that could restrict or limit our ability to operate.

The PRC State Administration of Foreign Exchange, or SAFE, issued a public notice in January 2005 concerning foreign exchange regulations on mergers and acquisitions in China. The public notice states that if an offshore company controlled by PRC residents intends to acquire a PRC company, such acquisition will be subject to strict examination by the relevant foreign exchange authorities. The public notice also states that the approval of the relevant foreign exchange authorities is required for any sale or transfer by the PRC residents of a PRC company’s assets or equity interests to foreign entities for equity interests or assets of the foreign entities.

In April 2005, SAFE issued another public notice further explaining the January notice. In accordance with the April notice, if an acquisition of a PRC company by an offshore company controlled by PRC residents has been confirmed by a Foreign Investment Enterprise Certificate prior to the promulgation of the January notice, the PRC residents must each submit a registration form to the local SAFE branch with respect to their respective ownership interests in the offshore company, and must also file an amendment to such registration if the offshore company experiences material events, such as changes in the share capital, share transfer, mergers and acquisitions, spin-off transaction or use of assets in China to guarantee offshore obligations. The April notice also provides that failure to comply with the registration procedures set forth therein may result in restrictions on our PRC resident shareholders and subsidiaries. Pending the promulgation of detailed implementation rules, the relevant government authorities are reluctant to commence processing any registration or application for approval required under the SAFE notices.

In addition, on August 8, 2006, the Ministry of Commerce (“MOFCOM”), joined by the State-Owned Assets Supervision and Administration Commission of the State Council, State Administration of Taxation, State Administration for Industry and Commerce, China Securities Regulatory Commission and SAFE, amended and released the Provisions for Foreign Investors to Merge and Acquire Domestic Enterprises, new foreign-investment rules which took effect September 8, 2006, superseding much, but not all, of the guidance in the prior SAFE circulars. These new rules significantly revise China’s regulatory framework governing onshore-offshore restructurings and how foreign investors can acquire domestic enterprises. These new rules signify greater PRC government attention to cross-border merger, acquisition and other investment activities, by confirming MOFCOM as a key regulator for issues related to mergers and acquisitions in China and requiring MOFCOM approval of a broad range of merger, acquisition and investment transactions. Further, the new rules establish reporting requirements for acquisition of control by foreigners of companies in key industries, and reinforce the ability of the Chinese government to monitor and prohibit foreign control transactions in key industries.

These new rules may significantly affect the means by which offshore-onshore restructurings are undertaken in China in connection with offshore private equity and venture capital financings, mergers and acquisitions. It is expected that such transactional activity in China in the near future will require significant case-by-case guidance from MOFCOM and other government authorities as appropriate. It is anticipated that application of the new rules will be subject to significant administrative interpretation, and we will need to closely monitor how MOFCOM and other ministries apply the rules to ensure its domestic and offshore activities continue to comply with PRC law. Given the uncertainties regarding interpretation and application of the new rules, we may need to expend significant time and resources to maintain compliance, which could divert the attention of our management and adversely affect our results of operations.

It is uncertain how our business operations or future strategy will be affected by the interpretations and implementation of the SAFE notices and new rules. Our business operations or future strategy could be adversely affected by the SAFE notices and the new rules. For example, we may be subject to a more stringent review and approval process with respect to our foreign exchange activities, which could limit our ability to acquire companies in the PRC, restricting our ability to expand our operations.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

We are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. In addition, we are required to maintain records that accurately and fairly represent our transactions and have an adequate system of internal accounting controls. Foreign companies, including some that may compete with us, are not subject to these prohibitions, and therefore may have a competitive advantage over us. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in the PRC, and our executive officers and employees have not been subject to the United States Foreign Corrupt Practices Act prior to the completion of the Share Exchange. We can make no assurance that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

If we make equity compensation grants to persons who are PRC citizens, they may be required to register with the State Administration of Foreign Exchange of the PRC, or SAFE. We may also face regulatory uncertainties that could restrict our ability to adopt additional equity compensation plans for our directors and employees and other parties under PRC law.

On April 6, 2007, SAFE issued the “Operating Procedures for Administration of Domestic Individuals Participating in the Employee Stock Ownership Plan or Stock Option Plan of An Overseas Listed Company, also know as “Circular 78.” It is not clear whether Circular 78 covers all forms of equity compensation plans or only those which provide for the granting of stock options. For any plans which are so covered and are adopted by a non-PRC listed company, such as our company, after April 6, 2007, Circular 78 requires all participants who are PRC citizens to register with and obtain approvals from SAFE prior to their participation in the plan. In addition, Circular 78 also requires PRC citizens to register with SAFE and make the necessary applications and filings if they participated in an overseas listed company’s covered equity compensation plan prior to April 6, 2007. We believe that the registration and approval requirements contemplated in Circular 78 will be burdensome and time consuming.

In September 2008, our stockholders adopted our 2008 Equity Incentive Plan, under which we intend to make numerous securities grants in the future, some of which may be PRC citizens and may be required to register with SAFE. If it is determined that any of our equity compensation plans are subject to Circular 78, failure to comply with such provisions may subject us and participants of our equity incentive plan who are PRC citizens to fines and legal sanctions and prevent us from being able to grant equity compensation to our PRC employees. In that case, our business operations may be adversely affected.

Any recurrence of Severe Acute Respiratory Syndrome (SARS), Avian Flu, or another widespread public health problem, in the PRC could adversely affect our employees, customers, and our ability to continue our operations, including manufacturing and distribution.

A renewed outbreak of Severe Acute Respiratory Syndrome, Avian Flu or another widespread public health problem in China, where all of our manufacturing facilities are located and where all of our sales occur, could have a negative effect on our operations. Our business is dependent upon our ability to continue to manufacture our products. Such an outbreak could have an impact on our operations as a result of:

•	quarantines or closures of some of our manufacturing facilities, which would severely disrupt our operations,

•	the sickness or death of our key officers and employees, and

•	a general slowdown in the Chinese economy.

Any of the foregoing events or other unforeseen consequences of public health problems could adversely affect our operations.

A downturn in the economy of the PRC may slow our growth and profitability.

The growth of the Chinese economy has been uneven across geographic regions and economic sectors. There can be no assurance that growth of the Chinese economy will be steady or that any downturn will not have a negative effect on our business, especially if it results in either a decreased use of our products or in pressure on us to lower our prices.

Because our business is located in the PRC, we may have difficulty establishing adequate management, legal and financial controls, which we are required to do in order to comply with U.S. securities law.

PRC companies have historically not adopted a Western style of management and financial reporting concepts and practices, which includes strong corporate governance, internal controls and, computer, financial and other control systems. Most of our middle and top management staff are not educated and trained in the Western system. In addition, we may need to rely on a new and developing communication infrastructure to efficiently transfer our information from retail nodes to the headquarters. In addition, we may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards. Therefore, we may, in turn, experience difficulties in implementing and maintaining adequate internal controls as required under Section 404 of the Sarbanes-Oxley Act of 2002. This may result in significant deficiencies or material weaknesses in our internal controls which could impact the reliability of our financial statements and prevent us from complying with SEC rules and regulations and the requirements of the Sarbanes-Oxley Act of 2002. Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our business.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based upon U.S. laws, including the federal securities laws or other foreign laws against us or our management.

Most of our current operations are conducted in Hong Kong and China. Moreover all of our directors and officers are nationals and residents of Hong Kong and China. All or substantially all of the assets of these persons are located outside the United States and in the PRC. As a result, it may not be possible to effect service of process within the United States or elsewhere outside China upon these persons. In addition, uncertainty exists as to whether the courts of China would recognize or enforce judgments of U.S. courts obtained against us or our officers and/or directors predicated upon the civil liability provisions of the securities law of the United States or any state thereof, or be competent to hear original actions brought in China against us or such persons predicated upon the securities laws of the United States or any state thereof.

RISKS RELATED TO OUR CAPITAL STRUCTURE

The price of our common stock may be volatile, and if an active trading market for our common stock does not develop, the price of our common stock may suffer and decline.

Prior to our initial public offering and listing of our common stock on the Alternext on February 12, 2008, there has been no public market for our securities in the United States. Accordingly, we cannot assure you that an active trading market will develop or be sustained or that the market price of our common stock will not decline. The price at which our common stock will trade after our initial public offering is likely to be highly volatile and may fluctuate substantially due to many factors, some of which are outside of our control.

Shares eligible for future sale may adversely affect the market price of our common stock, as the future sale of a substantial amount of outstanding stock in the public marketplace could reduce the price of our common stock.

As of November 1, 2008, we had 26,570,677 shares of common stock outstanding, and our certificate of incorporation permits the issuance of up to approximately 73,429,323 additional shares of common stock. Thus, we have the ability to issue substantial amounts of common stock in the future, which would dilute the percentage ownership held by the existing investors.

Pursuant to the terms of the Share Exchange, we registered the 2,250,348 shares of common stock underlying shares of our Series A Convertible Preferred Stock issued in an equity financing, in addition to 1,703,017 shares held by other shareholders. In addition, we agreed to file this registration statement to register the Bonds, the 2,285,714 shares of our common stock, subject to adjustment, issuable upon the conversion of the Bonds, the Bond Warrants, and the 600,000 shares of our common stock, subject to adjustment, issuable upon the exercise of the Bond Warrants, in addition to 200,000 shares of common stock issued in connection with our investor relations agreement that we entered into in February 2007. The holders of the 2,250,348 registered shares are subject to a lock up agreement pursuant to which they agreed not to sell their shares until our common stock began trading on the Alternext, which occurred on February 12, 2008, after which their shares will automatically be released from the lock up every 30 days on a pro rata basis over a nine month period beginning on the date that is 30 days after listing of the shares. All of the shares included in an effective registration statement as described above may be freely sold and transferred, except if subject to a lock up agreement.

In connection with the public offering that we conducted on February 15, 2008, in which we issued 963,700 shares of freely tradable common stock, we, each of our directors and senior officers, and each holder of 5% or more of our common stock agreed, with limited exceptions, that we and they will not, without the prior written consent of the offering’s underwriter, through February 12, 2009, among other things, directly or indirectly, offer to sell, sell or otherwise dispose of any of shares of our common stock or file a registration statement with the SEC. After the lock-up agreements, up to the shares that had been locked up will be eligible for future sale in the public market at prescribed times pursuant to Rule 144 under the Securities Act, or otherwise, sales of a significant number of these shares of common stock in the public market could reduce the market price of the common stock.

Further, effective February 15, 2008, the SEC revised Rule 144, which provides a safe harbor for the resale of restricted securities, shortening applicable holding periods and easing other restrictions and requirements for resales by our non-affiliates, thereby enabling an increased number of our outstanding restricted securities to be resold sooner in the public market. Sales of substantial amounts of our stock at any one time or from time to time by the investors to whom we have issued them, or even the availability of these shares for sale, could cause the market price of our common stock to decline.

Our principal stockholder has significant influence over us.

Our largest shareholder, Kwong Kai Shun, who is also our Chairman of the Board and Chief Executive Officer, beneficially owns or controls approximately 65.4% of our outstanding shares. As a result of his holding, this shareholder has a controlling influence in determining the outcome of any corporate transaction or other matters submitted to our shareholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, election of directors, and other significant corporate actions. This shareholder also has the power to prevent or cause a change in control. In addition, without the consent of this shareholder, we could be prevented from entering into transactions that could be beneficial to us. The interests of this shareholder may differ from the interests of our shareholders.

We may not be able to achieve the benefits we expect to result from the January 2007 Share Exchange.

On December 15, 2006, we entered into the Exchange Agreement with the sole shareholder of Times Manufacture, pursuant to which we agreed to acquire 100% of the issued and outstanding securities of Times Manufacture in exchange for shares of our common stock. On January 23, 2007, the Share Exchange closed, Times Manufacture became our 100%-owned subsidiary and our sole business operations became that of Times Manufacture. Also, the management and directors of Times Manufacture became the management and directors of us and we changed our corporate name from SRKP 9, Inc. to Asia Time Corporation.

We may not realize the benefits that we hoped to receive as a result of the Share Exchange, which includes:

•	access to the capital markets of the United States;

•	the increased market liquidity expected to result from exchanging stock in a private company for securities of a public company that may eventually be traded;

•	the ability to use registered securities to make acquisition of assets or businesses;

•	increased visibility in the financial community;

•	enhanced access to the capital markets;

•	improved transparency of operations; and

•	perceived credibility and enhanced corporate image of being a publicly traded company.

There can be no assurance that any of the anticipated benefits of the Share Exchange will be realized in respect to our new business operations. In addition, the attention and effort devoted to achieving the benefits of the Share Exchange and attending to the obligations of being a public company, such as reporting requirements and securities regulations, could significantly divert management’s attention from other important issues, which could materially and adversely affect our operating results or stock price in the future.

In connection with Mr. Kwong’s agreement to release, under certain conditions, up to 2,326,000 shares of his common stock in our company to investors in our January 2007 Private Placement, we recorded a compensation charge of approximately $2.4 million for 2007.

In connection with the Private Placement, Kwong Kai Shun, our Chairman of the Board and Chief Executive Officer, entered into an agreement (the “Escrow Agreement”) with the investors in the Private Placement pursuant to which Mr. Kwong agreed to place 2,326,000 shares of his common stock in escrow for possible distribution to the investors (the "Escrow Shares"). Pursuant to the Escrow Agreement, if our net income for 2006 or 2007, subject to specified adjustments, is less than $6.3 million or $7.7 million, respectively, a portion, if not all, of the Escrow Shares will be transferred to the investors based upon our actual net income, if any, for such fiscal years. We met the targets and have accounted for the Escrow Shares as the equivalent of a performance-based compensatory stock plan between Mr. Kwong and us. Accordingly, during the year ended December 31, 2007, we recorded a charge to operations of $2,433,650 to recognize the grant date fair value of stock-based compensation in conjunction with the Escrow Shares. The expense had a negative effect on our results of operations for 2007 and caused our net income to be reduced by $2.4 million for the year. We may not realize a benefit from services provided under the agreement that is comparable to such negative effect. As a result, our operations may suffer and our stock price may decline.

If we fail to maintain effective internal controls over financial reporting, the price of our common stock may be adversely affected.

Our internal control over financial reporting may have weaknesses and conditions that need to be addressed, the disclosure of which may have an adverse impact on the price of our common stock. We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations. Our failure of these controls could also prevent us from maintaining accurate accounting records and discovering accounting errors and financial frauds. In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, disclosure of management’s assessment of our internal controls over financial reporting or disclosure of our public accounting firm’s attestation to or report on management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our common stock.

Standards for compliance with Section 404 of the Sarbanes-Oxley Act Of 2002 are uncertain, and if we fail to comply in a timely manner, our business could be harmed and our stock price could decline.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of our internal control over financial reporting, and attestation of this assessment by our company’s independent registered public accountants. The annual assessment of our internal controls requirement first applied to our annual report for the 2007 fiscal year and the attestation requirement of management’s assessment by our independent registered public accountants will first apply to our annual report for the 2009 fiscal year. The standards that must be met for management to assess the internal control over financial reporting as effective are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards. We may encounter problems or delays in completing activities necessary to make an assessment of our internal control over financial reporting. In addition, the attestation process by our independent registered public accountants is new and we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of our assessment by our independent registered public accountants. If we cannot assess our internal control over financial reporting as effective, or our independent registered public accountants are unable to provide an unqualified attestation report on such assessment, investor confidence and share value may be negatively impacted.

We incurred an expense charge of approximately $700,000 in the first quarter of 2008 in connection with 200,000 shares of common stock issued for investor relation services.

On January 16, 2008, we entered into an investor relations agreement with Public Equity Group Inc. pursuant to which we agreed to issue 200,000 shares of our common stock to Public Equity Group Inc. In connection with the issuance of 200,000 shares of common stock, we recognized a one-time charge to operations in the first quarter of 2008 in an amount equal to approximately $700,000, which is derived from valuing each share at $3.50, the per share offering price in our February 2008 public offering. The expense had a negative effect on our results of operations for 2008 and we may not realize a benefit from services provided under the agreement that is comparable to such negative effect. As a result, our operations may suffer and our stock price may decline.

Our common stock may be considered a “penny stock,” and thereby be subject to additional sale and trading regulations that may make it more difficult to sell.

Our common stock may be considered to be a “penny stock” if it does not qualify for one of the exemptions from the definition of “penny stock” under Section 3a51-1 of the Securities Exchange Act for 1934, as amended (the “Exchange Act”) once, and if, it starts trading. Our common stock may be a “penny stock” if it meets one or more of the following conditions (i) the stock trades at a price less than $5.00 per share; (ii) it is NOT traded on a “recognized” national exchange; (iii) it is NOT quoted on the Nasdaq Capital Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company that has been in business less than three years with net tangible assets less than $5 million.

The principal result or effect of being designated a “penny stock” is that securities broker-dealers participating in sales of our common stock will be subject to the “penny stock” regulations set forth in Rules 15-2 through 15g-9 promulgated under the Exchange Act. For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor’s account. Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

We do not foresee paying cash dividends in the foreseeable future, and as a result, our investors’ sole source of gain, if any, will depend on capital appreciation, if any.

We do not currently plan to declare or pay any cash dividends on our shares of common stock in the foreseeable future and we currently intend to retain any future earnings for funding growth. As a result, you should not rely on an investment in our securities if you require dividend income. Capital appreciation, if any, of our shares may be your sole source of gain for the foreseeable future. Moreover, you may not be able to resell your shares in our company at or above the price you paid for them. We paid cash dividends of $0, $0, $2.4 million, and $642,848 during the six months ended June 30, 2008 and the years ended December 31, 2007, 2006, and 2005, respectively.

RISKS RELATED TO OUR BONDS AND BOND WARRANTS

We recently completed a placement of convertible bonds that included a beneficial conversion feature and are mandatorily redeemable and 600,000 warrants exercisable at $0.0001 per share. The features of the bonds and the value of the warrants will have the effect of reducing our reported operating results during the term of the bonds.

In November 2007, we issued $8,000,000 Variable Rate Convertible Bonds due in 2012, or the Bonds. The terms of Bonds include conversion features allowing the holders to convert the Bonds into shares of our common stock. Certain of those conversion features that allow for the reduction in conversion price upon the occurrence of stated events constitute a “beneficial conversion feature” for accounting purposes. In addition, we may be required to repurchase the Bonds at the request of the holders if certain events occur or do not occur, as set forth in the Trust Deed. If our common stock ceases to be listed on Alternext or there is a change of control of the company as defined in the Trust Deed, each holder will have the right to require us to redeem all or part of that holder’s Bonds. If either (i) our common stock (including the shares of common stock issuable upon conversion of the Bonds and exercise of the Bond Warrants) are not listed on Alternext on or before August 13, 2008 or (ii) we breach certain of our obligations to register the Bonds, Bond Warrants and underlying shares as promptly as possible, and in no event later than February 12, 2009, pursuant to the registration rights agreement dated November 13, 2007 entered into by and between the Subscriber and us, then holders of the Bonds can require us to redeem the Bonds at 104.53% of the principal amount of the Bonds at any time after November 13, 2008. In addition, at any time after November 13, 2010, each holder can require us to redeem the Bonds at 126.51% of the principal amount of the Bonds and we are required to redeem any outstanding Bonds at 150.87% of its principal amount on November 13, 2012. If a triggering event occurs and we are requested by the holders to repurchase all or a portion of the Bonds, we will be required to pay cash to redeem all or a portion of the Bonds. Finally, in connection with the issuance of the Bonds, we issued the holder of the Bonds the Bond Warrants exercisable at a per share exercise price of $0.0001.

The accounting treatment related to the beneficial conversion and mandatory redemption features of the Bonds and the value of the Bond Warrants will have an adverse impact on our results of operations for the term of the Bonds. The application of Generally Accepted Accounting Principles will require us to allocate $6,107,299 to the beneficial conversion feature of the Bonds and $1,652,701 to the Bonds Warrants, which will be reflected in our financial statements as an interest discount. In addition, we have determined that the total redemption premium associated with the mandatory redemption feature of the Bonds is $4,069,600. All of the aforementioned amounts associated with the beneficial conversion and mandatory redemption feature of the Bonds and the value of the Bond Warrants will be amortized as additional interest expense over the term of the Bonds. For the six months ended June 30, 2008 and the year ended December 31, 2007, we recorded $219,765 and $345,461, respectively, in expenses related to the Bonds and Bond Warrants. This accounting will result in an increase in interest expense in all reporting periods during the term of the Bonds, and, as a result, reduce our net income accordingly.

Mandatory redemption of the Bonds could have a material adverse effect on our liquidity and cash resources.

If we are required to redeem all or any portion of the Bonds, this may have a material adverse effect on our liquidity and cash resources, and may impair our ability to continue to operate. If we are required to repurchase all or a portion of the Bonds and do not have sufficient cash to make the repurchase, we may be required to obtain third party financing to do so, and there can be no assurances that we will be able to secure financing in a timely manner and on favorable terms, which could have a material adverse effect on our financial performance, results of operations and stock price. Furthermore, additional equity financing may be dilutive to the holders of our common stock, and debt financing, if available, may involve restrictive covenants, and strategic relationships, if necessary to raise additional funds, and may require that we relinquish valuable rights. Please see the section entitled Selling Security Holders on page 60 of this prospectus for additional information.

Your right to receive payment on the Bonds is unsecured without any preference or priority and there may not be sufficient assets to pay amounts due on any or all of the Bonds.

The Bonds constitute direct, unsubordinated, and unsecured obligations for us and will at all times rank pari passu and without any preference or priority among themselves. Our payment obligations under the Bonds rank equally with all of our other present and future unsecured and unsubordinated obligations. Upon any distribution of our assets upon any insolvency, dissolution or reorganization, the payment of principal and interest on our senior indebtedness will have priority over the payment of principal and interest on the Bonds. There may not be sufficient assets remaining to pay amounts due on any or all of the Bonds after we have made payment of principal and interest on the senior indebtedness.

Your ability to sell the Bonds and Bond Warrants is limited by the absence of a trading market, which may never develop.

The Bonds and Bond Warrants were issued in November 2007 and there is no public market for either, and we do not presently intend to apply for the listing of the Bonds or the Bond Warrants on any securities exchange or for inclusion in any automated quotation system. An issue of securities with a smaller float may be more volatile in price than a comparable issue of securities with a greater float. Accordingly, the liquidity of the Bonds and the Bond Warrants will be severely limited. We cannot assure you as to your ability to sell the Bonds or the Bond Warrants or the price at which you would be able to sell the Bonds or Bond Warrants. If a trading market does develop, the Bonds and Bond Warrants could trade at prices that may be higher or lower than the principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar debt securities, our financial performance and our stock price. No one is obligated to make a market in the Bonds or the Bond Warrants. In addition, any market making activities will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended.

There are limited restrictive covenants in the Trust Deed governing the Bonds relating to our ability to incur future indebtedness.

The Trust Deed for the Bonds does not limit our ability to incur indebtedness or to secure such indebtedness, except that as long as any of the Bonds remains outstanding, we agreed not to create any encumbrance upon our present or future assets or revenues to secure any indebtedness in a form which is quoted, listed, dealt or traded on any stock exchange or over the counter or other securities market or to secure any guarantee of or indemnity in respect of any such indebtedness unless our obligations under the Bonds are secured by the same encumbrance or have the benefit from a guarantee or indemnity in substantially identical terms. The Trust Deed governing the Bonds does not contain any financial or operating covenants or restrictions on the payment of dividends, incurrence of indebtedness (other than as stated above), transactions with affiliates, incurrence of liens, or the issuance or repurchase of securities by us or any of our subsidiaries. We, therefore, may incur additional debt, including secured indebtedness or indebtedness by, or other obligations of, our subsidiaries to which the Bonds would be structurally subordinate. A higher level of indebtedness increases the risk that we may default on our indebtedness. We cannot assure you that we will be able to generate sufficient cash flow to pay the interest on our indebtedness or that future working capital, borrowings or equity financing will be available to pay or refinance such indebtedness.

Before conversion, holders of the Bonds and the Bond Warrants will not be entitled to any shareholder rights, but will be subject to all changes affecting our shares.

If you hold Bonds or Bond Warrants, you will not be entitled to any rights with respect to shares of our common stock, including voting rights and rights to receive dividends or distributions. However, the common stock you would receive if you converted or exercised your Bonds and Bond Warrants will be subject to all changes affecting our common stock. You will be entitled only to rights that we may grant with respect to shares of our common stock if and when we deliver shares to you upon your election to convert and exercise your Bonds and Bond Warrants into shares. For example, if we seek approval from shareholders for a potential merger, or if an amendment is proposed to our articles of incorporation or by-laws that require shareholder approval, holders of Bonds and Bond Warrants will not be entitled to vote on the merger or amendment.

There may be certain tax risks associated with the Bonds and the Bond Warrants.

There are significant income tax risks in connection with the Bonds and Bond Warrants, as more fully described below under “Material United States Federal Income Tax Consequences for Holders of Bonds and Bond Warrants.” The Bonds will contain “original issue discount” requiring a U.S. Holder thereof to include such “original issue discount” in income on a constant accrual basis prior to the receipt of cash with respect thereto. Your purchase and holding of the Bonds and Bond Warrants may have certain other tax consequences to you depending on your particular circumstances. See “Material United States Federal Income Tax Consequences for Holders of Bonds and Bond Warrants - Consequences to U.S. Holders” below.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this prospectus, including in the documents incorporated by reference into this prospectus, includes some statements that are not purely historical and that are “forward-looking statements.” Such forward-looking statements include, but are not limited to, statements regarding our and their management’s expectations, hopes, beliefs, intentions or strategies regarding the future, including our financial condition, and results of operations. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions, or the negatives of such terms, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this prospectus are based on current expectations and beliefs concerning future developments and the potential effects on the parties and the transaction. There can be no assurance that future developments actually affecting us will be those anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the parties’ control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including the following:

•	Dependence on a limited number of suppliers;

•	Cyclicality of our business;

•	Decline in the value of our inventory;

•	Significant order cancellations, reductions or delays;

•	Competitive nature of our industry;

•	Vulnerability of our business to general economic downturn;

•	Expenses and costs related to our issuance of the Bonds;

•	Our ability to obtain all necessary government certifications and/or licenses to conduct our business;

•	Development of a public trading market for our securities;

•	The cost of complying with current and future governmental regulations and the impact of any changes in the regulations on our operations;

•	Costs and expenses related to the Bonds and Bond Warrants; and

•
The other factors referenced in this prospectus, including, without limitation, under the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Description of Business.”

These risks and uncertainties, along with others, are also described below under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the parties’ assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling security holders of the Bonds, Bond Warrants, or the shares of common stock. We will receive proceeds from the exercise of the Bond Warrants, if and when they are exercised, at a per share price of $0.0001, subject to certain adjustments.

DIVIDEND POLICY

We do not expect to declare or pay any further cash dividends on our common stock in the foreseeable future, and we currently intend to retain future earnings, if any, to finance the expansion of our business. The decision whether to pay cash dividends on our common stock will be made by our board of directors, in their discretion, and will depend on our financial condition, operating results, capital requirements and other factors that the board of directors considers significant. We paid cash dividends of $0, $0, $2.4 million, and $642,848 during the six months ended June 30, 2008 and the years ended December 31, 2007, 2006, and 2005 respectively.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our unaudited consolidated ratio of earnings to fixed charges for each of the three months ended June 30, 2008 and 2007 and each of the last five years and for the year ended December 31, 2007:

	Six Months Ended June 30,		Year Ended December 31,
	2008	2007	2007	2006	2005	2004	2003

Ratio of earnings to fixed charges (1)	8.88 x	6.70 x	7.45 x	8.97 x	11.28 x	3.87 x	4.57 x

(1)
For purposes of computing our consolidated ratio of earnings to fixed charges, earnings consist of income before taxes plus fixed charges.  Fixed charges consist of interest expense and an estimate of the interest within rental expense.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Commencing on February 12, 2008, our shares of common stock have been listed for trading on Alternext under the ticker symbol “TYM.” As of September 1, 2008, we had 36 registered shareholders. The following table summarizes the high and low sales prices of our common stock as reported by Alternext during the quarters presented below. On November 6, 2008, the closing sales price for our common stock on Alternext was $2.92 per share.

	2008
	High	Low
Third Quarter	$4.65	$1.90
Second Quarter	$6.98	$3.95
First Quarter (from February 12, 2008)	$8.70	$3.91

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated statement of operations data contains consolidated statement of operations data for the six months ended June 30, 2008 and 2007 (unaudited) and each of the years in the five-year period ended December 31, 2007 and the consolidated balance sheet data as of June 30, 2008 (unaudited) and year-end for each of the years in the five-year period ended December 31, 2007. The consolidated statement of operations data and balance sheet data were derived from the audited consolidated financial statements, except for data for the periods ended and as of June 30, 2008 and 2007. Such financial data should be read in conjunction with the consolidated financial statements and the notes to the consolidated financial statements starting on page 89 and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Consolidated Statement of Operations	Six Months Ended June 30,		Years Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
	(unaudited)	(unaudited)
	(in thousands, except share and per share amounts)

Net sales	$74,948	$41,988	$96,963	$81,134	$63,078	$36,553	$33,215

Cost of sales	(64,001)	(36,419)	(83,120)	(71,496)	(57,026)	(34,609)	(31,953)

Gross profit	$10,947	$5,569	$13,843	$9,637	$6,052	$1,944	$1,262
Other operating income	52	97	618	424	939	-	-
Depreciation	(615)	(129)	(332)	(326)	(259)	(126)	(18)
Administrative and other operating expenses, including stock based compensation	(2,310)	(2,605)	(4,595)	(1,285)	(1,436)	(1,345)	(834)

Income from operations	$8,073	$2,931	$9,534	$8,450	$5,296	$473	$410
Fee and costs related to reverse merger	-	(736)	(741)	-	-	-	-
Interest expense	(1,024)	(514)	(1,478)	(1,060)	(515)	(165)	(115)
Non-operating income	111	78	233	238	156	28	20

Income before taxes	$7,159	$1,759	$7,548	$7,628	$4,937	$336	$315

Income taxes	(1,480)	(717)	(1,978)	(1,308)	(912)	(132)	(55)

Net income	$5,679	$1,042	$5, 571	$6,320	$4,025	$204	$260

Earnings per common share:
- Basic	$0.23	$0.05	$0.24	$0.32	$0.21	$0.01	$0.01
- Diluted	$0.21	$0.04	$0.22	$0.32	$0.21	$0.01	$0.01

Dividends declared per common share	$-	$-	$-	$0.11	$0.03	$-	$-

Weighted average common shares:
- Basic	24,879,527	22,686,183	22,923,339	19,454,420	19,454,420	19,454,420	19,454,420
- Diluted	27,053,765	24,606,260	25,388,026	19,454,420	19,454,420	19,454,420	19,454,420

	As of June 30,	As of December 31,
Consolidated Balance Sheets	2008	2007	2006	2005	2004	2003
	(unaudited)
	(in thousands)
Current Assets	$58,424	$48,925	$21,400	$16,648	$12,432	$4,836
Total Assets	64,006	51,451	24,096	18,533	13,866	4,876
Current Liabilities	27,505	24,176	15,553	13,890	12,620	3,847
Total Liabilities	32,341	24,578	15,585	13,890	12,620	3,847
Total Stockholders' Equity	31,665	26,873	8,511	4,644	1,246	1,030

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

The following discussion should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. This prospectus contains forward-looking statements. The words “anticipated,” “believe,” “expect, “plan,” “intend,” “seek,” “estimate,” “project,” “could,” “may,” and similar expressions are intended to identify forward-looking statements. These statements include, among others, information regarding future operations, future capital expenditures, and future net cash flow. Such statements reflect our management’s current views with respect to future events and financial performance and involve risks and uncertainties, including, without limitation, general economic and business conditions, changes in foreign, political, social, and economic conditions, regulatory initiatives and compliance with governmental regulations, the ability to achieve further market penetration and additional customers, and various other matters, many of which are beyond our control. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove to be incorrect, actual results may vary materially and adversely from those anticipated, believed, estimated or otherwise indicated. Consequently, all of the forward-looking statements made in this prospectus are qualified by these cautionary statements and there can be no assurance of the actual results or developments.

Overview

We are a distributor of watch movements components used in the manufacture and assembly of watches to a wide variety of timepiece manufacturers. There are two categories of watch movements, quartz and mechanical. The main parts of an analog quartz watch movement are the battery; the oscillator, a piece of quartz that vibrates in response to the electric current; the integrated circuit, which divides the oscillations into seconds; the stepping motor, which drives the gear train; and the gear train itself, which makes the watch’s hands move. A digital watch movement has the same timing components as an analog quartz movement but has no stepping motor or gear train. To a lesser extent we also distribute complete analog-quartz and automatic watches with pricing between $20.00 to $50.00. Manufacturing for these watches is currently outsourced to third party factories in China.

Our core customer base consists primarily of large wholesalers, online retailers and small and medium-sized watch manufacturers that produce watches primarily for sale to customers in Hong Kong and China. To a lesser extent, we design watches for manufacturers and exporters of watches and manufacture and distribute complete watches primarily to online retailers and internet marketers.

We are mainly engaged in watch movement distribution business in Hong Kong and China which accounted for approximately 85% and 89%, respectively, of our revenue for the six months ended June 30, 2008 and the year ended December 31, 2007. We have distribution centers and strategically located sales offices throughout Hong Kong and the People’s Republic of China (“China” or “PRC”). We distribute more than 350 products from over 30 vendors, including such market leaders as Citizen Group, Seiko Corporation and Ronda AG, to a base of over 350 customers primarily through our direct sales force. As a part and included in our sale of watch movements, we provide a variety of value-added services, including automated inventory management services, integration, design and development, management, and support services.

Corporate Structure

We were incorporated in the State of Delaware on January 3, 2006. We were originally organized as a “blank check” shell company to investigate and acquire a target company or business seeking the perceived advantages of being a publicly held corporation. On January 23, 2007, we closed a share exchange transaction (“Share Exchange”) pursuant to which we (i) issued 19,454,420 shares of our common stock to acquire 100% equity ownership of Times Manufacture & E-Commerce Corporation Limited, a British Virgin Islands corporation (“Times Manufacture”), which has eight wholly-owned subsidiaries, (ii) assumed the operations of Times Manufacture and its subsidiaries, and (iii) changed our name from SRKP 9, Inc. to Asia Time Corporation. Times Manufacture also paid an aggregate of $350,000 to the stockholders of SRKP 9, Inc. Times Manufacture was founded in January 2002 and is based in Hong Kong.

With respect to this discussion, the terms “we” and “our” refer to Asia Time Corporation, its 100%-owned subsidiary Times Manufacture Times Manufacture and its subsidiaries, Times Manufacturing & E-Commerce Corporation Ltd., TME Enterprise Ltd., Citibond Design Ltd. and Megamooch Online Ltd., each of which is a British Virgin Islands corporation, and the Hong Kong corporate subsidiaries Billion Win International Enterprise Ltd., Goldcome Industrial Ltd., Citibond Industrial Ltd., and Megamooch International Ltd. Times Manufacture was founded in March 2002 and is based in Hong Kong.

In 2005, we re-aligned the structure and business functions of our subsidiaries to clearly define the scopes our business objectives in order to strengthen our ability to effectively conduct our business operations. Billion Win International Enterprise Limited, or Billion Win, is our central sourcing component. Billion Win, which is held indirectly through Times Manufacture, procures and imports watch movements and distributes them to suppliers, volume users in China, and two of our subsidiaries, Goldcome Industrial Limited, or Goldcome, and Citibond Industrial Limited, or Citibond. Goldcome mainly focuses it distributions to wholesalers and large manufacturers and Citibond focuses on distributions to small to medium size manufacturers. Megamooch International Limited is a complete watch distributor and exporter targeting overseas buyers. Another two subsidiaries, TME Enterprise Ltd. and Citibond Design Ltd., are responsible for complete watch design for manufacturers and exporters and handles large volume watch movement transactions between buyers and sellers solely on a commission basis. Megamooch Online Ltd. operations are focused on complete watch marketing and distribution, with manufacturing being outsourced, and it concentrates on overseas markets.

Watch Movement Segment

Presently, Hong Kong does not generally have watch movement manufacturing. Watch movements are largely imported from Japan and Switzerland. The revenue for the watch movement segment of our business for the six months ended June 30, 2008 was $63.9 million, with a gross profit of $7.4 million, a 67.0% and 93.7% increase, respectively, as compared to $38.2 million in revenue and $3.8 million in gross profit for the six months ended June 30, 2007. The revenue for the watch movement segment of our business for the year ended December 31, 2007 was $86.4 million, with a gross profit $8.9 million, a 18.3% and 53.6% growth, respectively, compared to $73.0 million revenue and $5.8 million gross profit for the year ended December 31, 2006. The gross profit margin increased to 11.6% for the six months ended June 30, 2008 from 10.0% for the same period in 2007, primarily due to more diversified products being promoted to customers and higher selling prices as a result of extended credit terms to our customers, plus the introduction of mechanical movements to the market which generally have higher profit margins. The gross profit margin increased from 8.0% for the year ended December 31, 2006 to 10.3% for the year ended December 31, 2007.

We provide a wide product spectrum of products ranging from mechanical movements to carrying major brands as well as middle-low end China quartz movements. We believe carrying a wide product spectrum enables us to provide a convenient one-stop provider for our customers, which may result in higher sales per customer. We began to target small to medium manufacturers in mid-2005 and our customer base has expanded to more than 350 watch manufacturers. In addition, we have extended our credit period from an average of 30 days to 50 days to major customers that have maintained a history of timely settlement of receivables. We believe that this extension lead to an increase of purchase orders from those customers. We review the credit status of each customer and periodically adjust the credit period to specific customers in an attempt to maximize business with each customer without suffering significant credit risk.

Complete Watch Segment

Our main market positioning in China is on the middle-class adult, daily, sporty and classy design. Revenue of our complete watch segment was $11.1 million for the six months ended June 30, 2008, a 195.6% increase compared to the same period in 2007 in which revenue was $3.8 million. This segment contributed approximately 14.8% of our revenue for the six months ended June 30, 2008, as compared to 8.9% of revenue for the same period in 2007. The increase was primarily attributable to an increase in sales of high-end mechanical watches. Our main market positioning in China is on the middle-class adult, daily, sporty and classy design. Revenue of our complete watch segment was $10.5 million for the year ended December 31, 2007, a 30.4% increase compared to the same period in 2006, in which revenue was $8.1 million. This segment contributed approximately 11% of our revenue in 2007, as compared to 10% of revenue for the year ended December 31, 2006. We believe the increase was primarily attributable to our offering of value-added design services to our customers at no extra charge.

Recent Events

February 2008 Public Offering

On February 15, 2008, we completed an initial public offering consisting of 963,700 shares of our common stock. Our sale of common stock, which was sold by us to the public at a price of $3.50 per share, resulted in net proceeds of approximately $2.7 million. These proceeds were net of underwriting discounts and commissions, fees for legal and auditing services, and other offering costs. Upon the closing of the initial public offering, we sold to the underwriter warrants to purchase up to 83,800 shares of our common stock. The warrants are exercisable at a per share price of $4.20 and have a term of five years.

January 2008 Investor Relations Agreement

On January 16, 2008, we entered into a consulting agreement with Public Equity Group Inc. Pursuant to the agreement, Public Equity Group will provide us with business consulting and investor relation services, oversee of all of our investor public relation and related service providers, and monitor our investor relation meetings with brokerage firms and brokers to develop support for our stock and research coverage, in addition to strategic advice and other customary investor relation services. The agreement has a term of one year, unless terminated earlier with 60-days prior written notice. As consideration for entering in the agreement and compensation for Public Equity Group’s services under the agreement, we agreed to issue 200,000 shares of our common stock to Public Equity Group Inc. In connection with the issuance of 200,000 shares of common stock, we recognized a one-time charge to operations in the first quarter of 2008 in an amount equal to approximately $700,000, which is derived from valuing each share at $3.50, which is the offering price for our February 2008 public offering.

November 2007 Issuance of Bonds and Bond Warrants

On November 13, 2007, we closed a financing transaction with ABN AMRO Bank N.V. (the “Subscriber”) issuing (i) US$8,000,000 Variable Rate Convertible Bonds due 2012 (the “Bonds”) and (ii) warrants to purchase 600,000 shares of our common stock expiring 2010 (the “Warrants”). The financing transaction was completed in accordance with a subscription agreement entered into by us and the Subscriber dated October 31, 2007.

US$8,000,000 Variable Rate Convertible Bonds

The Bonds were issued further to a trust deed between us and The Bank of New York, London Branch, dated November 13, 2007 (the “Trust Deed”) and are represented by the global certificate in the form as set forth in the Trust Deed. The Bonds are subject to a paying and conversion agency agreement between us, The Bank of New York, and The Bank of New York, London Branch. The Bonds were subscribed at a price equal to 97% of their principal amount, which is the issue price of 100% less a 3% commission to the Subscriber. The Terms and Conditions of the Bonds (the “Terms”) contained in the Trust Deed, set forth, among other things, the following terms:

•	Interest. The Bonds bear cash interest from November 13, 2007 at the rate of 6% per annum for the first year after November 13, 2007 and 3% per annum thereafter, of the principal amount of the Bonds.

•
Conversion. Each Bond is convertible at the option of the holder at any time on and after 365 days after the date our shares of common stock commence trading on the NYSE Alternext US (formerly known as American Stock Exchange) (“Alternext”), which occurred on February 12, 2008 (the “Listing Date”), into shares of our common stock at an initial per share conversion price (“Conversion Price”) equal to the price per share at which shares are sold in our public offering on the Alternext, which was $3.50 per share, subject to adjustment according to the Terms of the Bonds. No Bonds may be converted after the close of business on November 13, 2012, or if such Bond is called for redemption before the maturity date, then up to the close of business on a date no later than seven business days prior to the date fixed for redemption thereof.

•
Conversion Price Adjustments. The number of shares of our common stock to be issued on conversion of the Bonds will be determined by dividing the principal amount of each Bond to be converted by the Conversion Price in effect at the conversion date. The Conversion Price is subject to adjustment in certain events, including our issuance of additional shares of common stock or rights to purchase common stock at a per share or per share exercise or conversion price, respectively, at less than the applicable Conversion Price of the Bonds. If for the period of 20 consecutive trading days immediately prior to November 13, 2009 or September 29, 2012, the Conversion Price for the Bonds is higher than the average closing price for our shares, then the Conversion Price will be reset to such average closing price; provided that, the Conversion Price will not be reset lower than 70% of the then existing Conversion Price. In addition, the Trust Deed provides that the Conversion Price of the Bonds cannot be adjusted to lower than $0.25 per share of common stock (as adjusted for stock splits, stock dividends, spin-offs, rights offerings, recapitalizations and similar events).

•
Mandatory Redemptions. If either (i) our common stock (including the shares of common stock issuable upon conversion of the Bonds and exercise of the Bond Warrants) are not listed on Alternext on or before August 13, 2008 or (ii) we breach certain of our obligations to register the Bonds, Bond Warrants and underlying shares as promptly as possible, and in no event later than February 12, 2009, pursuant to the registration rights agreement dated November 13, 2007 entered into by and between the Subscriber and us, the holder of the Bonds can require us to redeem the Bonds at 104.53% of their principal amount of the Bonds at any time after November 13, 2008. Also, at any time after November 13, 2010, the holders of the Bonds can require us to redeem the Bonds at 126.51% of their principal amount. We are required to redeem any outstanding Bonds at 150.87% of its principal amount on November 13, 2012.

Warrants to Purchase 600,000 Shares of Common Stock

The Warrants, which are evidenced by a warrant instrument entered into by and between us and the Subscriber, dated November 13, 2007 (the “Warrant Instrument”), are subject to the terms of a warrant agency agreement by and among us, The Bank of New York and The Bank of New York, London Branch, dated November 13, 2007 (the “Warrant Agency Agreement”). Pursuant to the terms and conditions of the Warrant Instrument and Warrant Agency Agreement, the Warrants are exercisable at $0.0001 per share from February 12, 2008 until November 6, 2010. We listed the shares underlying the Warrants on Alternext. In addition, we have agreed to register the shares of common stock underlying the Warrants with the SEC on or prior to November 13, 2008 and will keep the registration effective until 30 days after the Warrants terminate.

Registration Rights for Bonds, Warrants, and Underlying Shares

On November 13, 2007, we and the Subscriber also entered into a registration rights agreement pursuant to which we agreed to register the Bonds and Warrants, and the shares of common stock underlying the Bonds and Warrants (the “Registrable Securities”). We agreed to prepare and file with the SEC, no later than 90 days after the Listing Date, a Registration Statement on Form S-1 (the “Registration Statement”) to register the Registrable Securities and, as promptly as possible, and in any event no later than 365 days after the Listing Date, cause that Registration Statement, as amended, to become effective. In addition, we agreed to list all Registrable Securities covered by the Registration Statement on each securities exchange on which similar securities issued by us are then listed. The registration rights agreement does not provide for liquidated or specified damages in the event we do not timely register the Registrable Securities.

Accounting for the Bond and Warrant Transaction

The terms of Bonds include conversion features allowing the holders to convert the Bonds into shares of our common stock. Certain of those conversion features that allow for the reduction in conversion price upon the occurrence of stated events constitute a “beneficial conversion feature” for accounting purposes. In addition, we may be required to repurchase the Bonds at the request of the holders if certain events occur or do not occur, as set forth in the Bond trust deed. Upon the occurrence of any of the events that trigger a mandatory redemption, as described above, and we are requested by the holders to repurchase all or a portion of the Bonds, we will be required to pay cash to redeem all or a portion of the Bonds.

The accounting treatment related to the beneficial conversion and mandatory redemption features of the Bonds and the value of the Bond Warrants will have an adverse impact on our results of operations for the term of the Bonds. The application of Generally Accepted Accounting Principles will require us to allocate $6,107,299 to the beneficial conversion feature of the Bonds and $1,652,701 to the Bonds Warrants, which have been reflected in our financial statements as an interest discount. Also, we have determined that the total redemption premium associated with the mandatory redemption feature of the Bonds is $4,069,600. All of the aforementioned amounts associated with the beneficial conversion and mandatory redemption feature of the Bonds and the value of the Bond Warrants are being amortized as additional interest expense over the term of the Bonds. This accounting will result in an increase in interest expense in all reporting periods during the term of the Bonds, and, as a result, reduce our net income accordingly. For the six months ended June 30, 2008 and the year ended December 31, 2007, we recorded $219,765 and $345,461, respectively, in expenses related to the Bonds and Bond Warrants.

In addition, if we are required to redeem all or any portion of the Bonds, this may have a material adverse effect on our liquidity and cash resources, and may impair our ability to continue to operate. If we are required to repurchase all or a portion of the Bonds and do not have sufficient cash to make the repurchase, we may be required to obtain third party financing to do so, and there can be no assurances that we will be able to secure financing in a timely manner and on favorable terms, which could have a material adverse effect on our financial performance, results of operations and stock price.

January 2007 Share Exchange and Private Placement

On December 15, 2006, we entered into a share exchange agreement with the sole shareholder of Times Manufacture. Pursuant to the share exchange agreement (the "Exchange Agreement") we agreed to issue shares of our common stock in exchange for all of the issued and outstanding securities of Times Manufacture (the "Share Exchange"). The Share Exchange closed on January 23, 2007. Upon the closing of the Share Exchange and pursuant to the terms of the Exchange Agreement, we issued an aggregate of 19,454,420 shares of our common stock to the sole shareholder of Times Manufacture in exchange for all of the issued and outstanding securities of Times Manufacture. Times Manufacture also paid an aggregate of $350,000 to the stockholders of SRKP 9, Inc. In addition, prior to the closing of the Share Exchange and the Private Placement, as described below, we effectuated a 1.371188519-for-one stock dividend such that there were 3,702,209 shares of common stock outstanding immediately prior to the Share Exchange and Private Placement. We issued no fractional shares in connection with the Share Exchange.

On January 23, 2007, concurrently with the close of the Share Exchange, we conducted an initial closing of a private placement transaction pursuant to which we sold an aggregate of 1,749,028 shares of Series A Convertible Preferred Stock at $1.29 per share. On February 9, 2007, we conducted a second and final closing of the private placement pursuant to which we sold 501,320 shares of Series A Convertible Preferred Stock at $1.29 per share. Accordingly, a total of 2,250,348 shares of Series A Convertible Preferred Stock were sold in the private placement for an aggregate gross proceeds of $2,902,946 (the "Private Placement"). After commissions and expenses, we received net proceeds of approximately $2.3 million in the Private Placement.

We agreed to and did register the common stock underlying the Series A Convertible Preferred Stock sold in the Private Placement. The investors in the Private Placement also entered into a lock up agreement pursuant to which they agreed not to sell their shares until our common stock began trading on the Alternext, which occurred on February 12, 2008, after which their shares will automatically be released from the lock up every 30 days on a pro rata basis over a nine month period beginning on the date that is 30 days after listing of the shares. As of September 1, 2008, all of the Series A Convertible Preferred Stock have been converted to common stock. Each share of the Series A Convertible Preferred Stock was converted into shares of common stock at a conversion price equal to the purchase price of such shares.

In connection with the Private Placement, Kwong Kai Shun, our Chairman of the Board and Chief Executive Officer, entered into an agreement (the “Escrow Agreement”) with the investors pursuant to which Mr. Kwong agreed to place 2,326,000 shares of his common stock in escrow for possible distribution to the investors (the "Escrow Shares"). Pursuant to the Escrow Agreement, if our net income for 2006 or 2007, subject to specified adjustments, as set forth in our filings with the SEC is less than $6.3 million or $7.7 million, respectively, a portion, if not all, of the Escrow Shares will be transferred to the investors based upon our actual net income, if any, for such fiscal years. We met these targets. We have accounted for the Escrow Shares as the equivalent of a performance-based compensatory stock plan between Mr. Kwong and us. Accordingly, during the year ended December 31, 2007, we recorded $2,433,650 as a charge to operations to recognize the grant date fair value of stock-based compensation in conjunction with the Escrow Agreement, as described above.

Critical Accounting Policies and Estimates

Financial Reporting Release No. 60 recommends that all companies include a discussion of critical accounting policies used in the preparation of their financial statements. The Securities and Exchange Commission (“SEC”) defines critical accounting policies as those that are, in management's view, most important to the portrayal of our financial condition and results of operations and those that require significant judgments and estimates.

The preparation of these consolidated financial statements requires our management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, as well as the disclosure of contingent assets and liabilities at the date of our financial statements. We base our estimates on historical experience, actuarial valuations and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Some of those judgments can be subjective and complex and, consequently, actual results may differ from these estimates under different assumptions or conditions. While for any given estimate or assumption made by our management there may be other estimates or assumptions that are reasonable, we believe that, given the current facts and circumstances, it is unlikely that applying any such other reasonable estimate or assumption would materially impact the financial statements. The accounting principles we utilized in preparing our consolidated financial statements conform in all material respects to generally accepted accounting principles in the United States of America.

Impairment of long-lived assets

The long-lived assets held and used by us are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets.

If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount of fair value less costs to sell.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined on a first-in, first-out basis and includes only purchase costs. There are no significant freight charges, inspection costs and warehousing costs incurred for any of the periods presented. In assessing the ultimate realization of inventories, management makes judgments as to future demand requirements compared to current or committed inventory levels. We have vendor arrangements on the purchase of watch movements providing for price reduction paid in the form of additional watch movements. The percentage of additional movements to be received by us from these vendors is estimated and inventory costs are reduced to reflect the effect of these additional movements on the actual cost of the items in inventory. During the six months ended June 30, 2008 and 2007 and the years ended December 31, 2007, 2006, and 2005, we did not make any allowance for slow-moving or defective inventories.

We evaluate our inventories for excess, obsolescence or other factors rendering inventories as unsellable at normal gross profit margins. Write-downs are recorded so that inventories reflect the approximate market value and take into account our contractual provisions with our suppliers governing price protections and stock rotations. Due to the large number of transactions and complexity of managing the process around price protections and stock rotations, estimates are made regarding the valuation of inventory at market value.

In addition, assumptions about future demand, market conditions and decisions to discontinue certain product lines can impact the decision to write-down inventories. If assumptions about future demand change and/or actual market conditions are different than those projected by management, additional write-downs of inventories may be required. In any case, actual results may be different than those estimated.

Trade receivables

Trade and other receivables are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method, less provision for impairment. A provision for impairment of trade and other receivables is established when there is objective evidence that we will not be able to collect all amounts due according to the original terms of receivables. The amount of the provision is the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the effective interest rate. The amount of the provision is recognized in the income statement.

Foreign currency translation

Our consolidated financial statements are presented in United States dollars. Our functional currency is the Hong Kong Dollar (HKD). Our consolidated financial statements are translated into United States dollars from HKD at period-end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

Revenue recognition

Sales of goods represent the invoiced value of goods, net of sales returns, trade discounts and allowances. We recognize revenue when the goods are delivered and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists, and the sales price is fixed or determinable. We provide pre- and post- sales service to our customers related to inventory management information in order to facilitate and manage sales to customers. Our integration, design and development and management services provide customers with watch design assistance, components outsourcing or other project support, and are generally completed prior to a sale and do not continue post-delivery. There is no requirement that these services be provided for a sale to take place, nor is there any objective or reliable evidence of a separate fair value, or if no longer offered or ceased to be offered would a right of return be created for the goods sold. We believe these services are part of the sales process and are not a customer deliverable, and are therefore charged to selling expense or cost of sales, as appropriate.

Deferred income tax

Deferred income tax is provided in full, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements. However, if the deferred income tax arises from initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither accounting nor taxable profit or loss, it is not accounted for. Deferred income tax is determined using tax rates (and laws) that have been enacted or substantially enacted by the balance sheet date and are expected to apply when the related deferred income tax assets is realized or the deferred income tax liability is settled.

Stock-based compensation

Effective January 1, 2006, we adopted SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”), a revision to SFAS No. 123, “Accounting for Stock-Based Compensation”. SFAS 123R requires that we measure the cost of employee services received in exchange for equity awards based on the grant date fair value of the awards, with the cost to be recognized as compensation expense in our financial statements over the vesting period of the awards. Accordingly, we recognize compensation cost for equity-based compensation for all new or modified grants issued after December 31, 2005. We account for stock option and warrant grants issued and vesting to non-employees in accordance with EITF 96-18, “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”, and EITF 00-18, “Accounting Recognition for Certain Transactions involving Equity Instruments Granted to Other Than Employees”, whereas the value of the stock compensation is based upon the measurement date as determined at either (a) the date at which a performance commitment is reached or (b) at the date at which the necessary performance to earn the equity instruments is complete.

We did not recognize any stock-based compensation during the years ended December 31, 2006, 2005 and 2004. During the six months ended June 30, 2008 and 2007 and year ended December 31, 2007 we recorded $700,000, $1,652,205 and $2,433,650, respectively, as a charge to operations to recognize the grant date fair value of stock-based compensation in conjunction with the Escrow Agreement, as described below.

Results of Operations

The following table sets forth certain items in our statement of operations as a percentage of net sales for the periods shown:

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,
	2008	2007	2008	2007	2007	2006	2005
Net sales	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of sales	86.2%	88.7%	85.4%	86.7%	85.7%	88.1%	90.4%
Gross profit	13.8%	11.3%	14.6%	13.3%	14.3%	11.9%	9.6%
Other operating income	0.1%	0.2%	0.1%	0.2%	0.6%	0.5%	1.5%
Depreciation	0.8%	0.3%	0.8%	0.3%	0.3%	0.4%	0.4%
Administrative and other operating expenses, including stock-based compensation	1.9%	2.7%	3.1%	6.2%	4.7%	1.6%	2.3%
Income from operations	11.2%	8.5%	10.8%	7.0%	9.9%	10.4%	8.4%
Fees and costs related to reverse merger	-	-	-	1.8%	0.8%	-	-
Non-operating income	0.2%	0.2%	0.1%	0.2%	0.2%	0.3%	0.2%
Interest expenses	1.1%	1.3%	1.4%	1.2%	1.5%	1.3%	0.8%
Income before taxes	10.3%	7.4%	9.5%	4.2%	7.8%	9.4%	7.8%
Income taxes	1.7%	1.5%	2.0%	1.7%	2.0%	1.6%	1.4%
Net income	8.6%	5.9%	7.5%	2.5%	5.8%	7.8%	6.4%

Comparison of the three months ended June 30, 2008 with the three months ended June 30, 2007

Net sales for the three months ended June 30, 2008 was $38.1 million as compared to $20.9 million for the comparable period in 2007, an increase of $17.3 million, or 82.7%. This increase was primarily due to an increase in the sales of both completed watches and watch movements. Net sales of movements was $32.5 million for the three months ended June 30, 2008, accounting for approximately 85.3% of our total sales for the period, an increase of 71.1% as compared to $19.0 million for the comparable period in 2007. The increase was primarily attributable to an increase in volume of movements from 25.3 million pieces to 27.6 million pieces in the comparable three-month period in 2007 and 2008, respectively, and an increase in sales of middle to high-end movements. Sales of completed watches for the three months ended June 30, 2008, was $5.6 million as compared to $1.9 million for the comparable period in 2007, an increase of 201.0%. The increase was due to a significant increase in sales of high-end mechanical watches partially offset by a decrease in low-end items. The total volume decreased from 0.22 million pieces to 85,500 pieces, or 61.6%, in the comparable periods in 2007 and 2008, respectively. The increase in sales of high-end mechanical watches and decrease in low-end items was a result of our strategic focus of our business on the high-end items which have a higher growth potential. Management believes the profit margin of mechanical watches is on the rise while the profit margin of quartz watches will further decline in 2008 and 2009. The profit margin of mechanical and quartz watches was approximately 40% and 20%, respectively, for the three months ended June 30, 2008.

Cost of sales for the three months ended June 30, 2008 was $32.9 million, or 86.2% of net sales, as compared to $18.5 million, or 88.7% of net sales, for the same period in 2007. The decrease in cost of sales as a percentage of net sales was largely attributable to the introduction of our mechanical movements and watches to the market, which generally carry higher margins. In addition, the decrease is due to our improved economies of scale and price reductions that we received in the form of additional watch movements from the manufacturers.

Gross profit for the three months ended June 30, 2008 was $5.3 million, or 13.8% of net sales, compared to $2.4 million, or 11.3% of net sales for the same period in 2007. The increase in our gross profit was primarily attributable to an increase in sales of high-end products as a result of business re-alignment and improved economies of scale. The gross profit margin of watch movements increased from 8.0% for the three months ended June 30, 2007 to 10.5% for the same period in 2008. Gross profit margins are usually a factor of product mix and demand for product. The gross profit margin for completed watches for the three months ended June 30, 2008 was 33.2% as compared to 44.4% for the comparable period in 2007. The decrease in gross profit margin for completed watches was a result of management’s strategy to offer price discounts on our products in exchange for a decreased warranty period on the products, as opposed to 2007 in which we offered a long-term warranty. Management believes that this new pricing strategy on completed watches in 2008 will reduce our exposure to the risk of return goods.

Other income from operations was approximately $26,000 or 0.1% of net sales, for the three months ended June 30, 2008, as compared to approximately $48,000, or 0.2% of net sales, for the three months ended June 30, 2007. The decrease was due to a decrease in income received from the license fees of intangible assets as we had disposed of some websites in 2007.

Administrative and other operating expenses were approximately $727,000, or 1.9% of net sales, for the three months ended June 30, 2008, as compared to approximately $558,000, or 2.7% of net sales, for the comparable period in 2007. The increase was primarily due to increased professional fees related to company restructuring and reporting requirements as a public company, together with additional employees and upgraded staff benefits. Management considers the expenses as a percentage of net sales to be a key performance indicator in managing our business.

Other income from non-operating activities was approximately $64,000, or 0.2% of net sales, for the three months ended June 30, 2008, as compared to approximately $48,000, or 0.2% of net sales, for the three months ended June 30, 2007. The increase was primarily due to an increase in bank interest income, which was approximately $58,000 for the three months ended June 30, 2008, as compared to approximately $48,000 for the same period in 2007.

Interest expenses for the three months ended June 30, 2008 was approximately $423,000, or 1.1% of net sales, as compared to approximately $275,000, or 1.3% of net sales, in 2007. The increase was primarily due to the interest and amortization on bonds of approximately $178,000 in three months ended June 30, 2008.

Income taxes for the three months ended June 30, 2008 were approximately $669,000, or 1.8% of net sales, as compared to approximately $314,000, or 1.5% of net sales for the three months ended June 30, 2007. The increase in income taxes was primarily due to an increase in the operating profit. The taxation rate decreased from 17.5% for the period ended June 30, 2007 to 16.5% for the same period in 2008.

Net income for the three months ended June 30, 2008 was $3.2 million, or 8.5% of net sales, an increase of 161.7% over the comparable period in 2007 of $1.2 million, or 5.9% of net sales.

Comparison of the six months ended June 30, 2008 with the six months ended June 30, 2007

Net sales for the six months ended June 30, 2008 was $75.0 million as compared to $42.0 million for the comparable period in 2007, an increase of $33.0 million, or 78.5%. This increase was primarily due to an increase in the sales of both completed watches and watch movements. Net sales of movements was $63.9 million for the six months ended June 30, 2008, accounting for approximately 85.2% of our total sales for the period, an increase of 67.0% as compared to $38.2 million for the comparable period in 2007. The increase was primarily attributable to an increase in volume of movements from 46.6 million pieces to 54.9 million pieces in the comparable six-month period in 2007 and 2008, respectively, and an increase in sales of middle to high-end movements. Sales of completed watches for the six months ended June 30, 2008, was $11.1 million as compared to $3.8 million for the comparable period in 2007, an increase of 195.6%. The increase was due to a significant increase in sales of high-end mechanical watches partially offset by a decrease in low-end items. The total volume decreased from 0.43 million pieces to 0.18 million pieces, or 58.0%, in the comparable periods in 2007 and 2008, respectively. The increase in sales of high-end mechanical watches and decrease in low-end items was a result of our strategic focus of our business on the high-end items which have a higher growth potential. Management believes the profit margin of mechanical watches is on the rise while the profit margin of quartz watches will further decline in 2008 and 2009. The profit margin of mechanical and quartz watches was approximately 40% and 20%, respectively, for the six months ended June 30, 2008.

Cost of sales for the six months ended June 30, 2008 was $64.0 million, or 85.4% of net sales, as compared to $36.4 million, or 86.7% of net sales, for the same period in 2007. The decrease in cost of sales as a percentage of net sales was largely attributable to the introduction of our mechanical movements and watches to the market, which generally carry higher margins. In addition, the decrease is due to our improved economies of scale and price reductions that we received in the form of additional watch movements from the manufacturers.

Gross profit for the six months ended June 30, 2008 was $11.0 million, or 14.6% of net sales, compared to $5.6 million, or 13.3% of net sales for the same period in 2007. The increase in our gross profit margin was primarily attributable to the increase in sales of higher-margin products as a result of diversification of products, plus a decrease in costs in the six months ended June 30, 2008 due to improved economies of scale. Gross profit margins are usually a factor of product mix and demand for product. The gross profit of watch movements as a percentage of net sales had increased from 10.0% for the period ended June 30, 2007 to 11.6% of net sales for the same period in 2008. The increase in gross profit margin was primarily due to an increase in sales of higher-margin items. There was a decrease of gross profit margin for completed watches for the six months ended June 30, 2008, which was 31.9% of net sales as compared to 46.4% of net sales for the comparable period in 2007. The decrease in profit margin was due to the decrease in profit margin of low-end items as we were making clearance sales to move away from our low-end watches to focus our sales efforts on high-end items in accordance to our long-term strategy. Another reason of the decrease was the change in management’s strategy to offer price discounts in exchange for a decreased warranty period on the products, as opposed to 2007 in which we offered a long-term warranty. Management believes that this new pricing strategy on completed watches in 2008 will reduce our exposure to the risk of return goods.

Other income from operations was approximately $52,000 or 0.1% of net sales for the six months ended June 30, 2008, as compared to approximately $97,000 or 0.2% of net sales for the six months ended June 30, 2007. The decrease was due to a decrease in income received from the license fees of intangible assets as we had disposed of some websites in 2007.

Administrative and other operating expenses were $2.3 million, or 3.1% of net sales for the six months ended June 30, 2008, as compared to $2.6 million, or 6.2% of net sales for the comparable period in 2007. The decrease in administrative and other operating expenses in amount and as a percentage of net sales was primarily due to a one-time recognition of approximately $1.7 million of stock-based compensation during the six months ended June 30, 2007 related to the Escrow Shares provided by our CEO, Kwong Kai Shun, pursuant to the Private Placement agreement entered into with our investors, and there is no such expense in the same period in 2008, partially offset by (i) a recognition of stock-based business consulting fee during the six month ended 2008 of approximately $700,000 valued at $3.50, the offering price in our public offering, and (ii) an increase in professional fees related to reporting requirements as a public company in 2008. Management considers these expenses as a percentage of net sales to be a key performance indicator in managing our business.

Other income from non-operating activities was approximately $111,000, or 0.1% of net sales, for the six months ended June 30, 2008, as compared to approximately $78,000, or 0.2% of net sales, for the six months ended June 30, 2007. The increase was primarily due to an increase in bank interest income, which was approximately $111,000 for the six months ended June 30, 2008, as compared to approximately $77,000 for the same period in 2007.

Interest expense for the six months ended June 30, 2008 was $1.0 million, or 1.4% of net sales, as compared to approximately $514,000, or 1.2% of net sales in the same period in 2007. The increase was primarily due to the interest and amortization on bonds of $460,000 in six months ended June 30, 2008.

Income taxes for the six months ended June 30, 2008 were $1.5 million, or 2.0% of net sales, as compared to approximately $717,000, or 1.7% of net sales for the six months ended June 30, 2007. The increase in income taxes was primarily due to an increase in the operating profit. The taxation rate decreased from 17.5% for the period ended June 30, 2007 to 16.5% for the same period in 2008.

Net income for the six months ended June 30, 2008 was $5.7 million, 7.6% of net sales, as compared to 1.0 million, or 2.5% of net sales for the comparable period in 2007.

Comparison of year ended December 31, 2007 (“Fiscal 2007”) with year ended December 31, 2006 (“Fiscal 2006”)

Net sales for the year ended December 31, 2007 were $97.0 million compared to $81.1 million for the comparable period in 2006, an increase of 19.5%. This increase was primarily due to the increased sales of watch movements and completed watches. Net sales of watch movements for the year ended December 31, 2007 were $86.4 million compared to $73.0 million for the comparable period in 2006 an increase of 18.3%. The increase was primarily due to an increase of volume of sales from 97.8 million to 100.3 million pieces, an increase of 2.5%. The increase in the volume of movements was primarily due to an increase in sale of high-end items. Sales of completed watches for the year ended December 31, 2007 was $10.5 million compared to $8.1 million for the comparable period in 2005, an increase of 30.4%. The increase was primarily due to an increase in sales volume from 877,600 pieces for Fiscal 2006 compared to 1.2 million pieces for Fiscal 2007, an increase of 38.2%.

Cost of sales consists of cost of purchases, net of discounts and returns. Cost of sales was $83.1 million for the year ended December 31, 2007 as compared to $71.5 million for the comparable period in 2006. The increase in total dollars was attributable to higher costs associated with our products. Our increase in revenue was 19.5% and our increase in cost of sales was 16.3% for Fiscal 2007, as compared to Fiscal 2006. As a percentage of net sales, cost of sales decreased to 85.7% for the year ended December 31, 2007 compared to 88.1% for the comparable period in 2006. The decrease as a percentage of net sales was attributable to improved economy of scale and more trading volume of watch movements.

Gross profit for the year ended December 31, 2007 was $13.8 million, or 14.3% of net sales, compared to $9.6 million, or 11.9% of net sales for the comparable period in 2006. Management considers gross profit to be a key performance indicator in managing our business. Gross profit margins are usually a factor of product mix and demand for product. The increase of profit margin was primarily attributable to a lower cost for the sales resulting from an increase in economies of scale and (ii) higher mark-up prices that resulted from extended credit terms that we offered to our customers. Profit margin of movements as a percentage of net sales had increased to 10.3% for the year ended December 31, 2007 as compared to 8.0% of net sales for same period in 2006. There was a slight decrease of profit margin for completed watches for the year ended December 31, 2007 to 46.5% of net sales as compared to 47.2% for the same period in 2006.

Other income from operations was $617,913or 0.6% of net sales for Fiscal 2007, as compared to $424,016, or 0.5% of net sales for Fiscal 2006. The increase in other income from operations was attributable to a one-time income of $424,102 our sale of intangible assets and a rental income of $63,065 in Fiscal 2007, which was the rent received from our company-owned properties.

Administrative and other operating expenses were $4.6 million, or 4.7% of net sales for Fiscal 2007, as compared to $1.3 million, or 1.6% of net sales, for Fiscal 2006. The increase in amount and as a percentage of net sales was primarily due to the recognition of $2,433,650 of stock-based compensation in 2007 related to the Escrow Shares provided by our CEO, Kwong Kai Shun, which were subject to the achievement of defined annual net income for 2007 pursuant to the Private Placement agreement entered into with our investors. The increase was also attributable to an increase in professional fees related to reporting requirements as a public company and additional employees and upgraded staff benefits in the comparable period in 2007. Management considers these expenses as a percentage of net sales to be a key performance indicator in managing our business.

Other income from non-operating activities was $233,379, or 0.2% of net sales for Fiscal 2007, which was consistent as compared to $237,571, or 0.3% of net sales for Fiscal 2006. This income was mainly come from bank deposit interests and had no significant change over the comparable periods.

Interest expense was $1.5 million for Fiscal 2007, as compared to $1.1 million for Fiscal 2006. The increase was primarily due to the interest and amortization on bonds of $345,461 in Fiscal 2007.

Income taxes for Fiscal 2007 were $2.0 million, or 2.0% of net sales, as compared to $1.3 million for Fiscal 2006, or 1.6% of net sales. The increase of effective income tax rates from 17.1% for Fiscal 2006 to 19.3% for Fiscal 2007 was primarily due to increase in the income not subject to tax by $30,537 and increase in expense not deductible by $293,603.

Net income for Fiscal 2007 was $5.6 million, compared to net income of $6.3 million for Fiscal 2006, representing an 11.1% decrease.

Comparison of year ended December 31, 2006 (“Fiscal 2006”) with year ended December 31, 2005 (“Fiscal 2005”)

Net sales for the year ended December 31, 2006 were $81.1 million compared to $63.1 million for the comparable period in 2005, an increase of 28.6%. This increase was largely due to the improved sales of watch movements and completed watches. Sales of watch movements for the year ended December 31, 2006 were $73.0 million compared to $58.8 million for the comparable period in 2005 an increase of 24.1%. The increase was primary due to the increase of volume from 72.9 million to 97.8 million pieces, an increase of 34.2%. Sales of completed watches for the year ended December 31, 2006 was $8.1 million compared to $4.2 million for the comparable period in 2005, an increase of 90.9%.

Cost of sales consists of cost of purchases, net of discounts and returns. Cost of sales was $71.5 million for the year ended December 31, 2006 as compared to $57.0 million for the comparable period in 2005. As a percentage of net sales, cost of sales decreased to 88.1% for the year ended December 31, 2006 compared to 90.4% for the comparable period in 2005. The increase in total dollars was attributable to higher costs associated with our products and the decrease as a percentage of net sales was attributable to improved economy of scale and more trading volume of watch movements. Our increase in revenue was 28.6% and our increase in cost of sales was 25.4% for Fiscal 2006 compared to Fiscal 2005.

Gross profit for the year ended December 31, 2006 were $9.6 million, or 11.9% of net sales, compared to $6.1 million, or 9.6% of net sales for the comparable period in 2005. Management considers gross profit to be a key performance indicator in managing our business. Gross profit margins are usually a factor of product mix and demand for product. The increase of profit margin was primarily attributable to i) the economies of scale, where we can get a lower cost for the sales, and ii) the improved profit margin by higher mark-up prices as a result of extended credit terms to our customers. Together, the profit margin of movements as a percentage of net sales had increased to 8.0% for the year ended December 31, 2006 as compared to 6.4% of net sales for same period in 2005. There was a slight decrease of profit margin for completed watches for the year ended December 31, 2006 to 47.2% of net sales as compared to 53.8% for the same period of 2005. This was primarily due to the increase of sales of basic units in 2006 which had a lower profit margin. However, this decrease was offset by the increase of profit margin in movement segment, which accounted for 90% of the total sales in 2006.

Other income from operation was $424,016 or 0.5% of net sales for Fiscal 2006, as compared to $938,573, or 1.5% of net sales for Fiscal 2005. The decrease in income from operation was attributable to the lack of commission income in Fiscal 2006 as compared to $771,432 in Fiscal 2005. This was the commission received for connecting buyers and sellers in China. The decrease in income from operation was partially offset by a one time income of $210,594 derived from the selling of intangible assets and a rental income of $46,284 in Fiscal 2006, which was the rent received from our company-owned properties.

Administrative and other operating expenses were $1.3 million or 1.6% of net sales for Fiscal 2006, as compared to $1.4 million, or 2.3% of net sales, for Fiscal 2005. The decrease as a percentage of net sales was primarily attributable to economies of scale. Management considers these expenses as a percentage of net sales to be a key performance indicator in managing our business.

Other income from non-operation was $237,571 or 0.3% of net sales for Fiscal 2006, as compared to $156,199, or 0.3% of net sales for Fiscal 2005. The increase was primarily due to the increase in bank interest, which was $208,854 for Fiscal 2006 and $76,358 for Fiscal 2005 partially offset by a decrease in other interest income of $18,635 and $49,440 for Fiscal 2006 and Fiscal 2005 respectively.

Interest expense increased to $1.1 million for Fiscal 2006, compared to $514,637 for Fiscal 2005. This increase is primarily attributable to higher borrowing levels to maintain adequate inventory, and higher borrowing rates. Further increases in borrowing rates would further increase our interest expense, which would have a negative effect on our results of operations.

Income taxes for Fiscal 2006 were $1.3 million, or 1.6% of net sales, as compared to $911,687 for Fiscal 2005, or 1.4% of net sales. The decrease of effective income tax rates from 18.5% for Fiscal 2005 to 17.1% for Fiscal 2006 is primarily due to increase in income not subject to tax by $30,000 and decrease in unused tax losses not recognized by $50,000 for Fiscal 2006. Unused tax losses not recognized represents valuation allowances established to reduce deferred tax assets to the amount expected to be realized.

Net income for Fiscal 2006 was $6.3 million, compared to net income of $4.0 million for Fiscal 2005.

Liquidity and Capital Resources

To provide liquidity and flexibility in funding our operations, we borrow amounts under bank facilities and other external sources of financing. As of June 30, 2008 we had general banking facilities amounted to approximately $22.3 million for overdraft, letter of credit, trust receipt, invoice financing and export loans granted by seven banks. The amount increased by $6.7 million compared to $15.6 million as at June 30, 2007. Interest on the facilities ranged from minus 2.00% to 0.75% over the Bank’s Best Lending Rate of Hong Kong (Prime Rate) or Hong Kong Inter Bank Offered Rate (HIBOR). These banking facilities were secured by the leasehold properties, time deposits and held-to maturity investments of the group and personal guarantees executed by our Chairman of the Board.

On February 15, 2008, we completed an initial public offering consisting of 963,700 shares of our common stock. Our sale of common stock, which was sold indirectly by us to the public at a price of $3.50 per share, resulted in net proceeds of approximately $2.7 million. These proceeds were net of underwriting discounts and commissions, fees for legal and auditing services, and other offering costs. Upon the closing of the initial public offering, we sold to the underwriter warrants to purchase up to 83,800 shares of our common stock. The warrants are exercisable at a per share price of $4.20 and will expire if unexercised after five years from the date of issuance.

On November 13, 2007, we completed a financing transaction pursuant to which we issued $8,000,000 Variable Rate Convertible Bonds that will be due in 2012. The Bonds were subscribed at a price equal to 97% of their principal amount, which is the issue price of 100% less a 3% commission to the Subscriber of the Bonds. The Bonds bear cash interest at the rate of 6% per annum for the first year after November 13, 2007 and 3% per annum thereafter, of the principal amount of the Bonds. Each Bond is convertible at the option of the holder at any time on and after a date that is 365 days after February 12, 2008, which is the date that our shares of common stock commence trading on the Alternext, at an initial conversion price of $3.50. The conversion price is subject to adjustment in certain events, including our issuance of additional shares of common stock or rights to purchase common stock at a per share or per share exercise or conversion price, respectively, at less than the applicable per share conversion price of the Bonds. If for the period of 20 consecutive trading days immediately prior to November 13, 2009 or September 29, 2012, the conversion price for the Bonds is higher than the average closing price for the shares, then the conversion price will be reset to such average closing price; provided that, the conversion price will not be reset lower than 70% of the then existing conversion price. In connection with the issuance of the Bonds, we also issued to the Subscriber warrants to purchase 600,000 shares of our common stock. The warrants were subscribed at a price of $0.0001 per warrant and are exercisable at $0.0001 per share from February 12, 2009 until November 6, 2010.

On January 23, 2007, concurrently with the close of the Share Exchange, we conducted an initial closing of a private placement transaction pursuant to which we sold an aggregate of 1,749,028 shares of Series A Convertible Preferred Stock at $1.29 per share. On February 9, 2007, we conducted a second and final closing of the private placement pursuant to which we sold 501,320 shares of Series A Convertible Preferred Stock at $1.29 per share. Accordingly, a total of 2,250,348 shares of Series A Convertible Preferred Stock were sold in the private placement for an aggregate gross proceeds of $2,902,946 (the “Private Placement”). After commissions and expenses, we received net proceeds of approximately $2.3 million in the Private Placement. As of September 1, 2008, all of the Series A Convertible Preferred Stock have been converted to common stock. Each share of the Series A Convertible Preferred Stock was converted into shares of common stock at a conversion price equal to the purchase price of such shares.

For the six months ended June 30, 2008, net cash used by operating activities was approximately $5.6 million, as compared to net cash used by operating activities of $3.9 million for the comparable period in 2007. The increase in net cash used in operating activities was primarily attributable (i) an increase in prepaid expenses and other receivables of $2.9 million for the six months ended June 30, 2008 as compared to $3.9 million in the same period in 2007, (ii) an increase in inventories of $3.0 million for the six months ended June 30, 2008 as compared to the same period in 2007, (iii) a decrease in accounts payable of $1.4 million for the six months ended June 30, 2008 as compared to the same period in 2007, partially offset by an increase in net income of $4.6 million for the six months ended June 30, 2008 as compared to $1.0 million in the same period in 2007 and a decrease in stock-based compensation of approximately $952,000 for the six months ended June 30, 2008 as compared to $1.7 million in the same period in 2007. The increase in prepaid expenses and other receivables was attributable to a deposit paid in relation to two potential acquisitions, which is fully refundable if the acquisition transactions do not close. The increase in inventories was attributable to our production of mechanical movements and mechanical watches, which require a longer inventory period. The decrease in accounts payable was primarily due to the increased purchases of mechanical watches, which have shorter payment terms. Stock-based compensation decrease since we recorded approximately $1.7 million as a charge to operations to recognize the grant date fair value of stock-based compensation in conjunction with the Escrow Agreement during the six month ended June 30, 2007. There was no such compensation in 2008.

For the year ended December 31, 2007, net cash used by operating activities was $8.1 million, as compared to net cash provided in operating activities of $190,906 in Fiscal 2006 and net cash used in operating activities of $445,644 in Fiscal 2005. The increase in net cash used by operating activities in Fiscal 2007 was attributable to an increase in (i) cash used for accounts receivable of $6.2 million for Fiscal 2007 as compared to $3.4 million for Fiscal 2006, (ii) prepaid expenses and other receivables of $5.6 million for Fiscal 2007 as compared to $1.7 million for Fiscal 2006, (iii) inventories of $6.1 million for Fiscal 2007 as compared to $50,990 for Fiscal 2006 and (iv) income taxes payable of $1.1 million for Fiscal 2007 as compared to $701,921 for Fiscal 2006; partially offset by an increase in net income of 5.6 million for Fiscal 2007 as compared to $6.3 million for Fiscal 2006 and an adjustment of $2.4 million to reconcile the net income for the stock-based compensation related to the Escrow Shares. The increase in cash used for accounts receivable was primarily attributable to the extended aging and an increase in net sales of 19.5% for Fiscal 2007 as compared to Fiscal 2006. The increase in cash used for prepaid expenses and other receivables was primarily attributable to an increase in deposit paid from $1.5 million for Fiscal 2006 to $5.8 million for Fiscal 2007, and the deposit for a potential acquisition of plant facilities, but no acquisition has been completed as of the date of this prospectus. The increase in inventories was due to an expected increase in demand of watch movements in the first quarter of 2008, in addition to an anticipated increase in sales of mechanical movements, which require a higher inventory level than quartz movements. The increase in income tax was due to the increase in net income, and the increase in net income was due to the improved profit margin of movements segment as a result of improved economies of scale and increased selling price.

Net cash used in investing activities was $3.7 million for the six months ended June 30, 2008, compared to $3,504 in the comparable period in 2007. The increase in net cash used was primarily due to an increase in expenditures for acquiring moldings and equipments of $3.7 million for the six months ended June 30, 2008 as compared to $3,824 in the comparable period in 2007.

Net cash provided in investing activities was $163,398 for the year ended December 31, 2007, as compared to net cash used in investing activities of $859,823 for Fiscal 2006. The net cash provided in investing activities in Fiscal 2007 was due to the proceeds from disposal of intangible assets of $589,893, partially offset by the cash used in acquisition of manufacturing facilities for the completed watches segment. The net cash used in investing activities in Fiscal 2006 reflected the acquisition of two properties for an aggregate of $618,025, which were pledged for banking facilities and the acquisition of manufacturing facilities for the completed watches segment, partially offset by the disposal of an intangible asset of $300,849 and disposal of equipment of $2,031. The net cash used in investing activities in Fiscal 2005 was due to the acquisition of a property of $330,884 and a held-to-maturity investment fund that were pledged for banking facilities, and the acquisition of plant and equipment of $243,504 and acquisition of furniture and fixtures.

Net cash provided by financing activities was $4.9 million for the six months ended June 30, 2008 and $3.7 million for the comparable period in 2007. The increase in net cash provided by financing activities for the six months ended June 30, 2008 was primarily attributable to the proceeds of approximately $2.7 million from our issuance of common stocks in the public offering in February 2008, and net proceeds from short-term bank loans of $1.8 million.

Net cash provided by financing activities was $13.9 million for the year ended December 31, 2007 as compared to $204,116 and $1.2 million for the comparable period in 2006 and 2005, respectively. The increase in net cash provided by financing activities in Fiscal 2007 was due to (i) the proceeds from issuance of Series A Convertible Preferred Stock of $2.6 million, (ii) the issuance of convertible bonds of $7.8 million, (iii) proceeds from new short-term bank loans of $5.4 million , and (iv) net advancement of other bank borrowings of 6.6 million, partially offset by repayment of short-term bank loans $4.6 million and an increase in restricted cash of $3.7 million as deposit to facilitate the bank loans. The decrease in net cash provided by financing activities in Fiscal 2006 was attributable to dividends paid of $2.45 million as compared to $642,848 in Fiscal 2005. The bank borrowing for Fiscal 2005 was increased to $10 million as compared to $7.4 million for Fiscal 2004.

For the six months ended June 30, 2008 and the same period in 2007, our average inventory turnover were 36 days and 26 days, respectively. The increase in inventory turnover period in 2008 was due to a higher level of stock associated with higher sales. The average days outstanding of our accounts receivable for the six months ended June 30, 2008 was 43 days, as compared to 49 days for the same period in 2007. The decrease in the average days outstanding of our accounts receivable was due to quicker payments from our customers as a result of our tightened credit policy. Inventory turnover and average days outstanding are key operating measures that management relies on to monitor our business.

For Fiscal year 2007, 2006 and 2005, our inventory turnover was 8.9, 10.8 and 10.8 times, respectively. In 2005 and 2006 the turnover ratio is almost the same at 10.8 times. The turnover ratio decrease in Fiscal 2007 as the order delivery cycle time of our supplies has shortened, possibly allowing us to keep a lower stock level with a decreased risk of stock shortages. The average days outstanding of our accounts receivable at December 31, 2007 were 42 days, as compared to 29 days and 24 days at December 31, 2006 and 2005. The increase in accounts receivable was due to the change in credit policy since 2005 where credit terms of up to 60 days were given to customers who had good credit history in order to improve our profit margin and competitiveness.

In an attempt to reduce our reliance on third-party watch movement manufacturers, we have plans to manufacture our own brands of quartz movements and mechanical movements in-house. To manufacture our own brands of quartz and mechanical movements in-house, we would need to acquire watch movement facilities in China and invest in new equipment and research and development. We expect that up to $5.5 million will be required to obtain the equipment and facilities to manufacture branded proprietary watch movements. During the three months ended June 30, 2008, we identified two potential acquisition targets. One of the targets is a full-range manufacturer of plastic and metal watch parts and the other is a supplier of analog watches. If we are to acquire the former, we believe it will contribute to our strategy of producing low-end quartz movements in-house. If we are to acquire the latter, we believe it will result in an increased production of mechanical watches. There is currently no definitive agreement in place for either potential target and there is no assurance that we will be able to complete such acquisitions.

We may need to raise further capital for our future growth and operations from future equity sales or through debt financings. Failure to obtain funding when needed may force us to delay, reduce, or eliminate our plans to manufacture our own watch movement parts. We may not be able to obtain additional financial resources when necessary or on terms favorable to us, if at all, and any available additional financing may not be adequate. Moreover, new equity securities issued in financings may have greater rights, preferences or privileges than our existing common stock. To the extent stock is issued or options and warrants are exercised, holders of our common stock will experience further dilution.

Based on our current plans, we believe that cash on hand, cash flow from operations and funds available under our bank facilities will be sufficient to fund our capital needs for the next 12 months. However, our ability to maintain sufficient liquidity depends partially on our ability to achieve anticipated levels of revenue, while continuing to control costs. If we did not have sufficient available cash, we would have to seek additional debt or equity financing through other external sources, which may not be available on acceptable terms, or at all. Failure to maintain financing arrangements on acceptable terms would have a material adverse effect on our business, results of operations and financial condition.

Off-Balance Sheet Arrangements

Other than the Escrow Agreement and Escrow Shares, as described in the notes to the financial statements, we do not have any off-balance sheet debt, nor do we have any transactions, arrangements or relationships with any special purpose entities.

Contractual Obligations

Other than those commitments and obligations being entered into in the normal course of business, we do not have any additional, material capital commitments and obligations due to other parties.

Inflation and Seasonality

Inflation and seasonality have not had a significant impact on our operations during the last two fiscal years.

New Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurement” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including any financial statements for an interim period within that fiscal year. The provisions of this statement should be applied prospectively as of the beginning of the fiscal year in which this statement is initially applied, except in some circumstances where the statement shall be applied retrospectively. We are currently evaluating the effect, if any, of SFAS 157 on our financial statements. Management currently does not believe the adoption of SFAS 157 will have a material impact on our consolidated financial statements.

On February 15, 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of SFAS No. 115” (“SFAS 159”). The fair value option established by SFAS 159 permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity will report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date. The fair value option: (a) may be applied instrument by instrument, with a few exceptions, such as investments otherwise accounted for by the equity method; (b) is irrevocable (unless a new election date occurs); and (c) is applied only to entire instruments and not to portions of instruments. SFAS 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided that the entity makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of SFAS 157. We have not chosen to early adopt this statement. Management currently does not believe the adoption of SFAS 159 will have a material impact on our consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” and SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements - an amendment to ARB No. 51”. SFAS No. 141(R) and SFAS No. 160 require most identifiable assets, liabilities, noncontrolling interests and goodwill acquired in business combination to be recorded at “full fair value” and require noncontrolling interests (previously referred to as minority interests) to be reported as a component of equity, which changes the accounting for transactions with noncontrolling interest holders. Both statements are effective for periods beginning on or after December 15, 2008, and earlier adoption is prohibited. SFAS No. 141(R) will be applied to business combinations occurring after the effective date. SFAS No. 160 will be applied prospectively to all noncontrolling interests, including any that arose before the effective date. The Company is currently evaluating the impact of adopting SFAS No. 160 on its consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities - an amendment of FASB Statement No. 133” (“SFAS No. 161”). SFAS No. 161 amends and expands the disclosure requirements of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”). The objective of SFAS No. 161 is to provide users of financial statements with an enhanced understanding of how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations, and how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS No. 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. SFAS No. 161 applies to all derivative financial instruments, including bifurcated derivative instruments (and nonderivative instruments that are designed and qualify as hedging instruments pursuant to paragraphs 37 and 42 of SFAS No. 133) and related hedged items accounted for under SFAS No. 133 and its related interpretations. SFAS No. 161 also amends certain provisions of SFAS No. 131. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. SFAS No. 161 encourages, but does not require, comparative disclosures for earlier periods at initial adoption. The Company does not expect the adoption of SFAS 162 will have a material impact on its results of operations and financial position.

In February 2008, FASB issued FASB Staff Position (“FSP”) FAS 157-1 “Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements. That address Fair Value Measurement for Purposes of Lease Classification or Measurement under Statement 13,” and FSP FAS 157-2, “Effective Date of FASB Statement No. 157.” FSP FAS 157-1 amends the scope of SFAS No. 157 and other accounting standards that address fair value measurements for purpose of lease classification or measurement under Statement 13. The FSP is effective on initial adoption of Statement 157, FSP FAS 157-2 defers the effective date of SFAS No. 157 to fiscal years beginning after November 15, 2008 for all nonfinancial assets and nonfinancial liabilities, exception those that are recognized or disclosed at fair value in the financial statements on a recurring basis. The Company does not expect the adoption of FSP FAS 157-1 and FSP FAS 157-2 will have a material impact on its consolidated financial statements.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS 162”). This statement identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in accordance with generally accepted accounting principles (“GAAP”). With the issuance of this statement, the FASB concluded that the GAAP hierarchy should be directed toward the entity and not its auditor, and reside in the accounting literature established by the FASB as opposed to the American Institute of Certified Public Accountants (“AICPA”) Statement on Auditing Standards No. 69, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” This statement is effective 60 days following the Securities and Exchange Commission’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” The Company does not expect the adoption of SFAS 162 will have a material impact on its results of operations and financial position.

Quantitative and Qualitative Disclosures about Market Risk

Credit Risk. We are exposed to credit risk from our cash at bank, fixed deposits and contract receivables. The credit risk on cash at bank and fixed deposits is limited because the counterparts are recognized financial institutions. Contract receivables are subject to credit evaluations. As we are getting more new customers and offering credit terms, financial efficiency, we believe that cash flow and controlling bad debt and late payment become more and more important. We carry out thorough research through public filing records available on our new customers, coupled with the employment of business intelligence information provider, before extending any credit to new customers. Different levels of credit periods and credit limits are granted to different customers according to their size, financial position, business position and payment history, among other factors, in order to offer the right credit terms to our customers to enhance competitiveness yet manage the risk. We have not recorded bad debt since inception.

Foreign Currency Risk. The functional currency of our company is the Hong Kong Dollar (HKD). In the future, we expect Renminbi (RMB) also to be a functional currency. Substantially all of our operations are conducted in the PRC. Our sales and purchases are conducted within the PRC in HKD and in the future will include RMB. Conversion of RMB into foreign currencies is regulated by the People’s Bank of China through a unified floating exchange rate system. Although the PRC government has stated its intention to support the value of the RMB, there can be no assurance that such exchange rate will not again become volatile or that the RMB will not devalue significantly against the U.S. Dollar. Exchange rate fluctuations may adversely affect the value, in U.S. Dollar terms, of our net assets and income derived from its operations in the PRC. In addition, the RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions.

Country Risk. The substantial portion of our business, assets and operations are located and conducted in Hong Kong and China. While these economies have experienced significant growth in the past twenty years, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy of Hong Kong and China, but may also have a negative effect on us. For example, our operating results and financial condition may be adversely affected by government control over capital investments or changes in tax regulations applicable to us. If there are any changes in any policies by the Chinese government and our business is negatively affected as a result, then our financial results, including our ability to generate revenues and profits, will also be negatively affected.

DESCRIPTION OF BUSINESS

Overview

With respect to this discussion, the terms “we” and “our” refer to Asia Time Corporation, its 100%-owned subsidiary Times Manufacture & E-Commerce Corporation Limited, a British Virgin Islands corporation, (“Times Manufacture”) and its subsidiaries, Times Manufacturing & E-Commerce Corporation Ltd., TME Enterprise Ltd., Citibond Design Ltd. and Megamooch Online Ltd., each of which is a British Virgin Islands corporation, and the Hong Kong corporate subsidiaries Billion Win International Enterprise Ltd., Goldcome Industrial Ltd., Citibond Industrial Ltd., and Megamooch International Ltd. Times Manufacture was founded in March 2002 and is based in Hong Kong.

Our Company

We are a distributor of watch movements components used in the manufacture and assembly of watches to a wide variety of timepiece manufacturers. Our core customer base consists primarily of wholesalers, and medium-to-large sized watch manufacturers that produce watches primarily for consumer sale. To a lesser extent, we design watches for manufacturers and exporters of watches and manufacture and distribute complete watches primarily to internet marketers.

We have distribution centers and strategically located sales offices throughout Hong Kong and the People’s Republic of China (“China” or “PRC”). We distribute more than 350 products from over 30 vendors, including such market leaders as Citizen Group, Seiko Corporation and Ronda AG, to a base of over 300 customers primarily through our direct sales force. As a part and included in our sale of watch movements, we provide a variety of value-added services, including automated inventory management services, integration, design and development, management, and support services.

Our Industry

A typical watch manufacturing process begins with the watch being designed, either from scratch or based on a chosen watch movement according to the required features. For example, if a watch manufacturer wants to design a three-hand chronograph with split-second, three dials and date, they will source the watch movements that meet these requirements and design the watch according to the specifications of this movement. Next in the process is the sourcing, purchasing or manufacture of the required components, including the watch case, watch movement, strap and crown. The last steps in the process are the assembly of the watch components, followed by testing and quality control.

Except for the largest watch manufactures, such as Citizen, Seiko, and Swatch, which produce and use their own watch movements, most watch manufacturers source and purchase the movements in the market.

In the watch manufacturing process, we provide watch movements directly to the manufacturers or through movement wholesalers, assisting the manufacturers to source the movement by providing technical information, advise, and pricing. We also assist provide our customers with watch design and technical assistance.

There are two categories of watch movements, quartz and mechanical. The main parts of an analog quartz watch movement are the battery; the oscillator, a piece of quartz that vibrates in response to the electric current; the integrated circuit, which divides the oscillations into seconds; the stepping motor, which drives the gear train; and the gear train itself, which makes the watch’s hands move. A digital watch movement has the same timing components as an analog quartz movement but has no stepping motor or gear train.

The main parts of a mechanical watch movement are the winding mechanism; the mainspring, which is the source of the watch’s power; the gear train, which transmits power from the mainspring to the escapement and drives the watch’s minutes and seconds hands; the escapement, which distributes power to the oscillator (i.e., the balance) and controls how fast the mainspring unwinds; the balance itself, which measures out time by vibrating at a steady rate; and the motion works, which moves the watch’s hour hand.

Most mechanical and quartz analog watch movements are made by one of three companies: Japan’s Citizen and Seiko, or Switzerland’s ETA, which is owned by the Swatch Group watch conglomerate. There are several smaller watch movement companies: Ronda, ISA, and others. Digital watch movements are made by various companies, most of them in China. Most watch manufacturers buy the movements, case them and sell them under their own brand names.

Watch movement distributors relieve movement manufacturers of a portion of the costs and personnel needed to warehouse, sell and deliver their products. Distributors market movement manufacturers’ products to a broader range of customers than such manufacturers could economically serve with their direct sales forces. Today, movement distributors have become an integral part of a watch manufacturer’s purchasing and inventory processes. Generally, companies engaged in the distribution of watch movement components, including us, are required to maintain a relatively significant investment in inventories and accounts receivable to be responsive to the needs of customers. To meet these requirements, we, as well as other companies in our industry, typically depend on internally generated funds as well as external sources of financing.

Products

We currently offer over 350 items. Our products primarily consist of watch movements and, to a lesser extent, complete watches.

Watch Movements

We primarily distribute quartz watch movements that were produced primarily in Switzerland and Japan. All quartz watch movements distributed by our company are multi-function and have three hands. The watch movements have high adaptability so that a range of watches, from inexpensive to luxury, may be made from the same watch movement. To a lesser extent, we also offer mechanical movements manufactured by Citizen and Tsinlien Sea Gull Co. Ltd. For the six months ended June 30, 2008 and the year ended December 31, 2007, we acquired most of our watch movement products from the following two manufacturers: Citizen Miyota Co., Ltd., which is a member company in the Citizen Group, supplied 53% and 63%, respectively, and Seiko Corporation supplied 34% and 27%, respectively. The next highest supplier was Best High Investments Ltd. which supplied us with less than 4% for the six months ended June 30, 2008, and Hip Shun Industrial (HK) Ltd., 4%, for the year ended December 31, 2007 respectively, of our watch movements.

Complete Watches

To a lesser extent we also distribute complete analog-quartz and automatic watches with pricing between $20.00 to $50.00. Manufacturing for these watches is currently outsourced to third party factories in China. Our top three brand names include NxTime, SIDIO and Marcellus. The watches are primarily designed by U.S. designers and range from fashion watches to classic designs. Watches can either be made-to-order or design-to-order.

Strategy

Our goal is to be a leading watch movement and timepiece distributor in Hong Kong and China through the following strategies.

Offer wide-ranging product spectrum to customers. Management estimates that it can increase revenues by broadening our product spectrum and offering more brands of quartz movement to customers. Apart from quartz movement, we intend to offer mechanical movements. By broadening our product spectrum, we hope to increase our market share through sales to manufacturers of high-end watches utilizing sophisticated mechanical movements. We plan to source other brands of quartz and mechanical movement in order to broaden our product spectrum. The number of brands and products that we plan to introduce will depend on the terms and conditions offered by our suppliers.

Manufacture branded proprietary watch movements. To further diversify our product offering and reduce our reliance on third party watch movement manufacturers, we eventually hope to manufacture our own brands of quartz movements and high end mechanical movements in-house. We estimate that our company can replace a portion of our current third-party watch movement sales with our own brand movements, watch movements manufactured in-house would be higher margin offerings than distributed products of third-party suppliers. In addition, in-house manufacturing will allow product offerings at more competitive price points which we believe will enhance our competitive position. To manufacture our own brands of quartz and mechanical movements in-house, would need to acquire watch movement facilities in China and invest in new equipments and research and development. We expect that up to $5.5 million will be required to obtain the equipment and facilities to manufacture branded proprietary watch movements. During the three months ended June 30, 2008, we identified two potential acquisition targets. One of the targets is a full-range manufacturer of plastic and metal watch parts and the other is a supplier of analog watches. If we are to acquire the former, we believe it will contribute to our strategy of producing low-end quartz movements in-house. If we are to acquire the latter, we believe it will result in an increased production of mechanical watches. There is currently no definitive agreement in place for either potential target and there is no assurance that we will be able to complete such acquisitions.

Developing closer relationships with product brands owners and distributors. We believe it is important for our company to develop closer relationships with product brand owners and its distributors, which we believe would lead to more competitive pricing and stable supply of products. We also have plans to develop closer relationships with our existing brands and distributors by expanding our sales force. We commenced expansion of our sales force in the fourth quarter of 2007 and expect to continue in 2008.

Expand the distribution of complete watches. Currently, the distribution of complete watches represents approximately 11% of our revenues. As part of our expansion plan, we intend to expand our sales and marketing efforts in China. We believe that a heightened focus in this area can lead to an increase in market share and enhance our earning capacity. It is expected that these watches will be marketed through a lower to middle pricing strategy, with sales price range from US$100-$200. We plan to appoint watch distributors in larger China cities in the next two years to expand the distribution of our complete watches.

Value-Added Services

As a part of and included in our sale of watch movements, we provide a number of value-added services which are intended to attract new customers and to maintain and increase sales to existing customers. These value-added services include:

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Automated inventory management services. We manage our customers’ inventory reordering, stocking and administration functions. We believe these services reduce paperwork, inventory, cycle time and the overall cost of doing business for our customers. The automated inventory management services are provided through our computer system through which we can manage our customer’s inventory reordering, stocking and administration functions. We believe this helps us to provide better service to our customers by understanding their stock level, purchase behavior and allows us to be more responsive to their demands and queries.

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Integration. Our sales specialists work directly with our customers to develop and deliver customized solutions and technical support to meet specific requirements for our customers’ applications. We are able to offer customers a one-stop source for their integration needs.

Sales and Marketing

Watch Movements

We believe we have developed valuable long-term customer relationships and an understanding of our customers’ requirements. Our sales personnel are trained to identify our customers’ requirements and to actively market our entire product line to satisfy those needs. We serve a broad range of wholesalers, medium to small watch manufacturers and volume users in China and Hong Kong. We have established inventory management programs to address the specific distribution requirements of our customers.

As a distributor for leading watch movement manufacturers, we are able to offer technical support as well as a variety of supply chain management programs. Technical support and supply chain management services enhance our ability to attract new customers. Many of our services revolve around our use of software automation, computer-to-computer transactions through Internet-based solutions, technically competent product managers and business development managers.

Sales are made throughout China and Hong Kong from the sales departments maintained at our distribution facilities located in Hong Kong and from strategically located sales offices. Sales are made primarily through personal visits by our employees and telephone sales personnel who answer inquiries and receive and process orders from customers. Sales are also made through general advertising, referrals and marketing support from component manufacturers.

Complete Watches

Currently, the main distribution channels of our watches are US direct marketers, online retailers and China department stores. As part of our expansion plan, we intend to increase our focus on China’s complete watch market along with exportation to overseas markets.

With our foothold in Southern China, we intend further develop Eastern China and Northern China regions so as to cover the entire China market in complete watches.

We intend continue to outsource the production of complete watches to third parties. As part of our integrated efforts, we intend to supply these manufacturers with watch movements.

We are also exploring opportunities to establish a retail network in China through teaming up with fashion, apparel or accessories chain stores to market our completed watches in China.

Suppliers

Manufacturers of watch movements are increasingly relying on the marketing, customer service, technical support and other resources of distributors who market and sell their product lines to customers not normally served by the manufacturer, and to supplement the manufacturer’s direct sales efforts for other accounts often by providing value-added services not offered by the manufacturer. Manufacturers seek distributors who have strong relationships with desirable customers, have the infrastructure to handle large volumes of products and can assist customers in the design and use of the manufacturers’ products. Currently, we have stable supplies from many manufacturers, including Miyota, Seiko, Ronda and Suissebaches. We continuously seek to identify potential new suppliers. During the six months ended June 30, 2008 and the year ended December 31, 2007, products purchased from our ten largest suppliers accounted for 97% and 92%, respectively, of our total net purchases.

Operations

Inventory management is critical to a distributor’s business. We constantly focus on a high number of resales or “turns” of existing inventory to reduce our exposure to product obsolescence and changing customer demand.

Our central computer system facilitates the control of purchasing and inventory, accounts payable, shipping and receiving, and invoicing and collection information for our distribution business. Our distribution software system includes financial systems, customer order entry, purchase order entry to manufacturers, warehousing and inventory control. Each of our sales departments and offices is electronically linked to our central computer systems, which provide fully integrated on-line, real-time data with respect to our inventory levels. We track inventory turns by vendor and by product, and our inventory management system provides immediate information to assist in making purchasing decisions and decisions as to which inventory to exchange with suppliers under stock rotation programs. In some cases, customers use computers that interface directly with our computers to identify available inventory and to rapidly process orders. Our computer system also tracks inventory turns by customer. We also monitor supplier stock rotation programs, inventory price protection, rejected material and other factors related to inventory quality and quantity. This system enables us to more effectively manage our inventory and to respond quickly to customer requirements for timely and reliable delivery of components.

Competition

The watch movement distribution industry is highly competitive, primarily with respect to price, product availability, knowledge of product and quality of service. We believe that the breadth of our customer base, services and product lines, our level of technical expertise and the overall quality of our services are particularly important to our competitive position. We compete with large distributors such as National Electronics Holding Ltd., as well as mid-size distributors, such as PTS Resources Ltd., many of whom distribute the same or competitive products as we do.

Our major competitors in complete watches include designer brands from overseas, China and Hong Kong such as Guess, Calvin Klein and Dolce & Gabanna.

Backlog

As is typical of watch movement distributors, we have a backlog of customer orders. At June 30, 2008, we had a backlog of approximately $2.4 million as compared to a backlog of approximately $1.8 million at June 30, 2007. At December 31, 2007, we had a backlog of approximately $3.5 million as compared to a backlog of approximately $1.4 million at December 31, 2006. We believe that a substantial portion of our backlog represents orders due to be filled within the next 90 days. In recent years, the trend in our industry has been toward outsourcing, with more customers entering into just-in-time contracts with distributors, instead of placing orders with long lead times. As a result, the correlation between backlog and future sales is changing. In addition, we have increased our use of transactions where we purchase inventory based on electronically transmitted forecasts from our customers that may not become an order until the date of shipment and, therefore, may not be reflected in our backlog. Our backlog is subject to delivery rescheduling and cancellations by the customer, sometimes without penalty or notice. For the foregoing reasons our backlog is not necessarily indicative of our future sales for any particular period.

Employees

At June 30, 2008, we had a total of 41 full-time employees. There are no collective bargaining contracts covering any of our employees. We believe our relationship with our employees is satisfactory.

Properties

In addition to our executive offices located at Room 1601-1604, 16/F., CRE Centre 889 Cheung Sha Wan Road, Kowloon, Hong Kong, we have offices at the following locations:

Unit B, 17/F, Tower 2,
Maritime Bay,
No. 18 Pui Shing Road,
Tseung Kwan O, Sai Kung,
NT

Car Park No. 77 on the Basement,
Maritime Bay

Flat F, 8/F Hoi Tsui Mansion,
Tower 16 Rivera Gardens,
Nos. 2-12 Yi Lok Street,
Tsuen Wan,
NT

Car Park No. 46, 2/F Podium of
Podium D of Riviera Gardens

Flat G, 59/F,
Tower 6 Banyan Garden,
No. 863 Lai Chi Kok Road
Kowloon

Car Park No. 270
2/F of Banyan Garden

Each of the above properties is owned by our subsidiary Billion Win International Enterprise Ltd.

Legal Proceedings

We are not a party to any material legal proceedings.

MANAGEMENT

Executive Officers, Directors and Key Employees

The following individuals constitute our board of directors and executive management as of the date of this prospectus:

Name	Age	Position
Kwong Kai Shun	45	Chief Executive Officer and Chairman of the Board
King Wai Lin	41	Chief Financial Officer
Michael Mak	62	Director and Corporate Secretary
Siu Po Lee	39	Director
Dr. Ching Wah Leung	50	Director
Wu Hok Lun	51	Director

Kwong Kai Shun has been the Chairman of the Board and Chief Executive Officer of our company since 2002. Mr. Kwong also served as the Chief Financial Officer from 2002 to April 2008. Mr. Kwong was educated in Hong Kong, receiving a Post-Secondary Diploma in 1983. He started his career with Wah Kwong Hon Trading Ltd. In 1983; when he left four years later, he was sales manager for the optical and eyewear company. He held management positions with Zeiss Optical Co. and Wing Hing Optical Co. Ltd., which were eyewear and lenses trading companies, for the next four years. Zeiss was a public company listed in Germany. In 1991, he founded and served as Managing Director for Song Lam Industrial Ltd., which was engaged in the watch movement trading business, where he developed his network of contacts and connections throughout China and Southeast Asia. He joined Stanford International Holdings in 1999 and was part of management of BonusAmerica and resigned in 2005.

King Wai Lin has served as our Chief Financial Officer since April 2008. Mr. Lin is a Certified Public Accountant in Hong Kong and prior to his appointment as an executive officer of our company, he served as a sole proprietor of accounting services. From 2003 to 2006, Mr. Lin served as a Senior Manager of Hong Kong Great Wall Certified Public Accountant Limited, where he was responsible for tax compliance and planning, insurance company audits, U.S. initial public offerings (“IPOs”) and due diligence for mergers and acquisitions in China. Prior to that, he served as a Manager at Moores Rowland form 2001 to 2003 where he was in charge of audit advisory for companies listed on the Hong Kong stock exchange, including Hong Kong IPOs. Mr. Lin also served in senior financial roles at Deloitte Touche Tohmatsu from 1997 to 2001, and private accounting firms Kwan Wong Tan & Fong CPA from 1992 to 1997 and Li Tan Chen CPA from 1989 to 1992. Mr. Lin received a Certificate of Accountancy in 1991 from the Kwai Chung Vocational Institute. Mr. Lin is a practicing member of the Hong Kong Institute of Certified Public Accountants, a member of the Chartered Association of Certified Accountants and a member of the Hong Kong Taxation Association.

Michael Mak has been Director of our company since 2005 and has served as corporate secretary since 2007. Mr. Mak currently serves as President, CEO and a Director of Asia Global Holdings Corp. (formerly BonusAmerica Worldwide Corp.) (OTCBB: AAGH), an E-Commerce and direct marketing firm providing online shopping. An independent entrepreneur, Mr. Mak founded Stanford International Holding Corporation in 1999 and Asia Global Holdings in 2002. He ran eCommerce, a direct marketing firm, from 1999 to present. Mr. Mak started his business career after high school at Berlin & Company (Hong Kong), a financial company, in 1963 as a foreign exchange dealer. He was promoted to Manager five years later, and made Associate Partner in 1972. He managed the organization until 1985 when he immigrated to the USA. He subsequently founded and managed the following corporations: Triwell International Corporation, 1985 to 2005, an importer and wholesaler of general merchandise; Unitex Trading Corporation, 1987 to present, a designer and manufacturer of brand-name leather goods and watches, wholesaling to department stores and specialties stores throughout North America; and Dingbats Inc., 1995 to present, a designer and importer of timepieces and licensed watches to discount stores.

Dr. Ching Wah Leung (Tony) has served as a director of our company since January 2008. Since May 2006, Mr. Leung has been the General Manager of Techtronics Industries Ltd. From 2002 to 2006, Dr. Leung was an Adjunct Professor at the Graduate School of Engineering at the University of Bridgeport in Connecticut. Additionally, from June 2000 to April 2006, Dr. Leung was the Program Manager for Johnson Electric (USA) Corp. (OTCBB:JELCY), a provider of motion subsystems and motion components for automotive and industrial applications. From 1999 to 2000, Dr. Leung served as the Senior Factory Manager for Johnson Electric (China) Ltd. Dr. Leung received a Ph.D. in Manufacturing Strategy from the University of Wales, Swansea in the United Kingdom in 1997 and an MBA from the University of Macau in 1986. Additionally, Dr. Leung has a diploma in Electronics Engineering form the Hong Kong Polytechnic University and a diploma in Computer Programming and Internet Application from the Institute for Computer Studies in Canada.

Siu Po Lee (Simon) has served as a director of our company since January 2008. Since September 2006, Mr. Lee has served as a lecturer in the Department of Accountancy and Law at Hong Kong Baptist University, serving as the Assistant Director of the Centre for Corporate Governance and Financial Policy since June 2007. From September 1999 to August 2006, Mr. Lee served as an instructor at the School of Accountancy at the Chinese University of Hong Kong. Since January 2007, Mr. Lee has served as a director of Infosmart Group, Inc. (OTCBB: IFSG), a developer of recordable digital versatile disc media. Mr. Lee received an M.S. in Computer Science from the Open University of Hong Kong in 2002, an MBA from the Chinese University of Hong Kong in 1992, and a B.S. in Physics from the Chinese University of Hong Kong in 1990.

Wu Hok Lun (Benson) has served as a director of our company since January 2008. Since May 2005, Mr. Wu has served as a director of Woo Ping Investments, Ltd. (HK), a real estate management firm. Since July 2004, Mr. Wu has also served as a director of Hainan New Meyer Industry Ltd., China, a manufacturer of motor vehicle lubricants. Additionally, Mr. Wu has been a director of Hong Kong Kentford Ltd., HK, a company involved in the trading of motor lubricant, since March 2003; a director of Meyer Technology International Ltd., HK, since July 1997; a director of Meyer International Ltd., HK, a pharmaceutical exporter since February 1995; a director of Nidoway Investment Ltd., HK, a pharmaceutical wholesaler and exporter since August 1992; and a director of Meyer Pharmaceuticals Ltd., HK, a pharmaceutical manufacturer since January 1990. Mr. Wu received a B.S. in 1982 from the School of Pharmacy at Brighton Polytechnic in the United Kingdom (now known as the University of Brighton). Mr. Wu is a registered Pharmacist in Hong Kong and the United Kingdom.

Family Relationships

None.

Board Composition

Subject to certain exceptions, under the listing standards of the NYSE Alternext US (formerly known as American Stock Exchange) (“Alternext”), a listed company’s board of directors must consist of a majority of independent directors. Although we are eligible for an exemption from this requirement because we are considered a “controlled company” pursuant to Section 801(a) of the Alternext Company Guide as one of our shareholders owns more than 50% of our voting power, we have a majority of independent directors. Our Board of Directors has determined that three of the five members of our Board of Directors are independent under the listing standards of Alternext, as follows: Siu Po Lee, Dr. Ching Wah Leung, and Wu Hok Lun.

Audit Committee

We established our audit committee in January 2008. The audit committee consists of Siu Po Lee, Dr. Ching Wah Leung, and Wu Hok Lun, each of whom is an independent director. Siu Po Lee is an “audit committee financial expert” as defined under Item 407(d) of Regulation S-K. The purpose of the audit committee is to represent and assist our board of directors in its general oversight of our accounting and financial reporting processes, audits of the financial statements and internal control and audit functions. The audit committee’s responsibilities include:

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The appointment, replacement, compensation, and oversight of work of the independent auditor, including resolution of disagreements between management and the independent auditor regarding financial reporting, for the purpose of preparing or issuing an audit report or performing other audit, review or attest services.

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Reviewing and discussing with management and the independent auditor various topics and events that may have significant financial impact on our company or that are the subject of discussions between management and the independent auditors.

Our Board of Directors does not maintain a separate nominating or compensation committee. Functions and duties customarily performed by such committees are performed by a majority of our independent directors in compliance with the requirements for listing on Alternext. Such responsibilities include:

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The design, review, recommendation and approval of compensation arrangements for our directors, executive officers and key employees, and for the administration of any equity incentive plans, including the approval of grants under any such plans to our employees, consultants and directors.

•	The review and determination of compensation of our executive officers, including our Chief Executive Officer.

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The selection of director nominees, the approval of director nominations to be presented for shareholder approval at our annual general meeting and filling of any vacancies on our board of directors, the consideration of any nominations of director candidates validly made by shareholders, and the review and consideration of developments in corporate governance practices.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Prior to the Share Exchange on January 23, 2007, we were a “blank check” shell company that was formed to investigate and acquire a target company or business seeking the perceived advantages of being a publicly held corporation. The officers and directors of our company prior to the Share Exchange are no longer employed by or affiliated with our company. Richard Rappaport and Anthony Pintsopolous, our President and Chief Financial Officer, respectively, during 2006 prior to Share Exchange, received no compensation or other perquisites for serving in such capacity.

Our Chief Executive Officer and Chairman of the Board, Kwong Kai Shun, determined the compensation for our current executive officers that was earned and paid in fiscal 2007, during which Mr. Kwong was our only executive officer. On January 1, 2007, Kwong Kai Shun began receiving compensation under a plan pursuant to which he received a monthly base salary of $20,000 and actual housing and insurance expenses, which we expected to be approximately $3,000 and $1,000 per month, respectively. For the year ended December 31, 2007, Mr. Kwong earned $240,000 in base salary and $12,691 for housing expenses. Mr. Kwong also received an annual bonus equivalent to three months salary, equal to $60,000. The annual bonus was subject to a minimum company achievement of $2,000,000 annual profit before tax. The bonus for 2007 was paid after the 2007 fiscal year performance was determined and evaluated. The bonus of Kwong Kai Shun is solely (100%) based on the achievement of annual profit before tax as we believe this performance indicator is best to reflect his overall responsibility and contribution to the company for the relevant period. In addition, we intend to adopt an equity incentive plan in 2008, subject to shareholder approval, after which we intend to grant 200,000 stock options to Mr. Kwong. The specific terms of the options will be determined by the independent members of the Board of Directors of our company.

In addition, we recorded a charge of $2,433,650 in 2007 for a performance-based compensatory stock arrangement with Mr. Kwong. In connection with our January 2007 Private Placement, Mr. Kwong entered into an agreement (the “Escrow Agreement”) with the investors pursuant to which he agreed to place 2,326,000 shares of his common stock in escrow for possible distribution to the investors (the “Escrow Shares”). Pursuant to the Escrow Agreement, if our net income for 2006 or 2007, subject to specified adjustments, as set forth in our filings with the SEC was less than $6.3 million or $7.7 million, respectively, a portion, if not all, of the Escrow Shares were to be transferred to the investors based upon our actual net income, if any, for such fiscal years. We have accounted for the Escrow Shares as the equivalent of a performance-based compensatory stock plan between Mr. Kwong and us. Accordingly, during the year ended December 31, 2007, we recorded $2,433,650 as a charge to operations to recognize the grant date fair value of stock-based compensation in conjunction with the Escrow Agreement.

In comparison to 2007, Mr. Kwong was paid a salary of $61,538 and automobile, housing and medical personal benefits allowance in the amount of $12,312 for the year ended December 31, 2006. Mr. Kwong did not receive a cash bonus in 2006. The increase in compensation during 2007 as compared to 2006 was primarily due to the increased level of responsibilities that were assumed by the executive in becoming a publicly-listed company. The compensation for Mr. Kwong was set and approved by the Board of Directors.

Compensation for our executive officers is determined with the goal of attracting and retaining high quality executive officers and encouraging them to work as effectively as possible on our behalf. Key areas of corporate performance taken into account in setting compensation policies and decisions are growth of sales, cost control, profitability, and innovation. The key factors may vary depending on which area of business a particular executive officer’s work is focused on. Compensation is designed to reward executive officers for successfully meeting their individual functional objectives and for their contributions to our overall development. For these reasons, the elements of compensation of our executive officers are salary, housing and bonus. The salary and housing components of compensation are paid and rewarded to cover an appropriate level of living expenses for the executive officers and the bonus is paid to reward the executive officer for individual and company achievement. With respect to the amount of a bonus, we determine company achievement based on performance factors and results of operations such as revenues generated, cost of revenues, net income, and whether we obtain significant contracts. We determine achievement level of an executive based on performance factors such as contribution to the achievement of the company.

The level and components of the compensation packages for our executive officers are primarily determined based upon previous compensation, comparisons with the compensation packages of certain public companies in the United States and Hong Kong. We review and evaluate the compensation packages of specialty timepiece manufacturers, distributors and retailers, in addition to other Chinese specialty companies engaged in the manufacture and distribution of consumer products.

As a result of these criteria, we have reviewed the following companies:

•
Hong Kong/Chinese timepiece and jewelry companies:  National Electronics Holdings Ltd. (SEHK:213), Hang Fung Gold Technology Limited (SSEHK:870), and Peace Mark Holdings Ltd. (SEHK:304), LJ International, Inc. (NasdaqNM: JADE), and Man Sang Holdings, Inc. (Alternext: MHJ).

•
Hong Kong/Chinese companies listed in the United States:  China Architectural Engineering, Inc. (NasdaqGS: CAEI), Wonder Auto Technology, Inc. (NasdaqNM:WATG — manufacturer of automotive electrical parts in China), SORL Auto Parts, Inc. (NasdaqNM:SORL — manufacturer and distributor of commercial vehicle air brake valves and related components in China and internationally), and Orsus Xelent Technologies, Inc. (Alternext: ORS — designer for retail and wholesale distribution of cellular phones).

Our Board of Directors focuses its evaluation and analysis on companies of similar market size and stage of growth, while taking into account our relative performance and our own strategic goals. We believe that the companies that we evaluate are comparable to us and provided valuable guidance to us in setting the appropriate levels and form of compensation for our executive officers.

We believe that the salary paid to our executive officer during 2007, 2006, and 2005 are indicative of the objectives of our compensation program and reflect the fair value of the services provided to our company. We set an executive’s base salary with the objective of attracting and retaining highly qualified individuals for the relevant position and rewarding individual performance. When setting and adjusting individual executive salary levels, we consider the relevant established salary range, the named executive officer’s responsibilities, experience, potential, individual performance and contribution. We also consider other factors such as our overall corporate budget for annual merit increases, unique skills, demand in the labor market and succession planning.

Currently, we have no specific plans to provide raises. Although no specific plans have yet been discussed, we may adopt such a plan to provide raises to our executive officers in the future. Adopting higher compensation in the future may be based on the increased amount of responsibilities to be assumed by each of the executive officers after we became a publicly listed company. We may also expand the scope of our compensation, such as the possibility of granting options to executive officers and tying compensation to predetermined performance goals.  In September 2008, our stockholders approved our 2008 Equity Incentive Plan, which has 2,500,000 shares of common stock reserved for future issuance (“2008 EIP”). We believe that long-term performance is aided by the use of stock-based awards, which we believe create an ownership culture among our named executive officers and significant employees that fosters beneficial, long-term performance by our company. There are currently no options or other securities outstanding under the 2008 EIP. We expect to make fully vested, unrestricted stock grants to five of our long-term employees in an aggregate amount of 500,000 shares after we receive approval for additional listing of the shares reserved for issuance under the 2008 EIP from Alternext and after we file a Form S-8 with, and it is declared effective by, the Securities and Exchange Commission, which we expect to occur within the next 30 days.
We believe the 2008 EIP will provide our employees, including our named executive officers, as well as our directors and consultants, with incentives to help align their interests with the interests of stockholders. We believe that the use of stock-based awards promotes our overall executive compensation objectives and expects that stock options will become a significant source of compensation for our executives. We do not have a general equity grant policy with respect to the size and terms of option grants, but the independent members of our Board will evaluate our achievements for the fiscal year based on performance factors and results of operations such as revenues generated, cost of revenues, and net income. We do not currently have established quantitative targets.

Our board of directors does not currently have a compensation committee. We anticipate that our board of directors will establish a compensation committee in fiscal 2008 that will be comprised of non-employee members of our board of directors. Our current expectation is that the compensation committee of our board of directors will perform, at least annually, a strategic review of the compensation program for our executive officers to determine whether it provides adequate incentives and motivation to our executive officers and whether it adequately compensates our executive officers relative to comparable officers in other companies with which we compete for executives. Those companies may or may not be public companies or companies located in Hong Kong or China or even, in all cases, companies in a similar business. The companies that we review may include the comparable companies listed above, in addition other companies of a size, scope and magnitude similar to us at the time we conduct our annual review, which may include companies not currently listed or reporting. We believe that the companies that we evaluate are comparable to us and can provide valuable guidance to us in determining whether the levels and forms of compensation for our executive officers are adequate. For 2008, until such time as a formal compensation program and committee is established, the independent members of our board of directors will determine the bonus levels for 2008 after the completion of the fiscal year. After the compensation committee is formed, it will make such determinations.

Summary Compensation Tables

The following table sets forth information concerning the compensation for the three fiscal years ended December 31, 2007, 2006, and 2005 of the principal executive officer, principal financial officer, in addition to our three most highly compensated officers whose annual compensation exceeded $100,000, and up to two additional individuals for whom disclosure would have been required but for the fact that the individual was not serving as an executive officer of the registrant at the end of the last fiscal year.

Name and Position	Year	Salary ($)	Bonus ($)		Option Awards ($)	Stock Awards ($)		All Other Compensation ($)(1)	Total ($)
Kwong Kai Shun(5)	2007	240,000	$60,000	(2)	—	$2,433,650	(3)	$12,691	$2,746,341
Chief Executive Officer and	2006	61,538	—		—	—		12,312	73,850
Chairman of the Board	2005	62,000	—		—	—		13,500	75,500

Richard Rappaport(4) Former Chief Executive Officer and	2007	—	—		—	—		—	—
Former Director	2006	—	—		—	—		—	—
	2005	—	—		—	—		—	—

Anthony Pintsopoulos(4)	2007	—	—		—	—		—	—
Former Chief Financial Officer and	2006	—	—		—	—		—	—
Former Director	2005	—	—		—	—		—	—

(1)	This relates to automobile, housing and medical personal benefits.

(2)
Mr. Kwong received an annual bonus equivalent to three months salary, equal to $60,000, after we obtained a minimum company achievement of $2,000,000 annual profit before tax for the year ended December 31, 2007.

(3)
In connection with our January 2007 Private Placement, Mr. Kwong entered into an agreement (the “ Escrow Agreement”) with the investors pursuant to which he agreed to place 2,326,000 shares of his common stock in escrow for possible distribution to the investors (the “Escrow Shares”). Pursuant to the Escrow Agreement, if our net income for 2006 or 2007, subject to specified adjustments, as set forth in our filings with the SEC is less than $6.3 million or $7.7 million, respectively, a portion, if not all, of the Escrow Shares will be transferred to the investors based upon our actual net income, if any, for such fiscal years. We have accounted for the Escrow Shares as the equivalent of a performance-based compensatory stock plan between Mr. Kwong and us. Accordingly, during the year ended December 31, 2007, we recorded $2,433,650 as a charge to operations to recognize the grant date fair value of stock-based compensation in conjunction with the Escrow Agreement.

(4)	Messrs. Rappaport and Pintsopoulos resigned from all positions with the Company upon the close of the Share Exchange on January 23, 2007.

(5)	Mr. Kwong resigned as our Chief Financial Officer in April 2008.

Grants of Plan-Based Awards in 2007

There were no option grants in 2007. See description of the Escrow Agreement by and between us and Mr. Kwong under “Certain Relationships and Related Transactions, and Director Independent —Agreement of Kwong Kai Shun,” below.

Outstanding Equity Awards at 2007 Fiscal Year-End

There were no option exercises or options outstanding in 2007. See description of the Escrow Agreement by and between us and Mr. Kwong under “Certain Relationships and Related Transactions, and Director Independent —Agreement of Kwong Kai Shun,” below.

Option Exercises and Stock Vested in Fiscal 2007

There were no option exercises or stock vested in 2007. See description of the Escrow Agreement by and between us and Mr. Kwong under “Certain Relationships and Related Transactions, and Director Independent —Agreement of Kwong Kai Shun,” below.

Employment Agreement

On April 21, 2008, we entered into an employment agreement with King Wai Lin (the “Employment Agreement”) in connection with Mr. Lin’s employment as our Chief Financial Officer. The Employment Agreement is effective as of April 21, 2008 and continues in effect until terminated by us or Mr. Lin as provided in the Employment Agreement. Mr. Lin will receive a monthly base salary of HK$80,000, or approximately USD $10,264. Further, after a two-month probation period, Mr. Lin will be eligible for a discretionary annual bonus and to receive paid vacation and other benefits made available to our other employees, such as paid holidays and paid sick leave. During the two-month probation period, we may terminated the Employment Agreement with not less than one month’s written notice or payment of one months’ base salary in lieu thereof or by Mr. Lin with not less than one month’s written notice. After the probation period, we may terminate the Employment Agreement with not less than four month’s written notice or payment of four months’ base salary in lieu thereof or by Mr. Lin with not less than four month’s written notice. Upon termination of the Employment Agreement, Mr. Lin may not work for any of our suppliers or clients for a period of 12 months after his termination.

In addition, Mr. Lin executed a Confidentiality Employment Agreement effective as of April 21, 2008. Pursuant to the Confidentiality Employment Agreement, Mr. Lin may not, without prior approval, engage in the conduct of any business or have any financial interest in any other business which (i) competes or may compete with our business; (ii) could jeopardize our reputation; or (iii) interfere with Mr. Lin’s performance of his duties to us. Additionally, Mr. Lin may not, for a period of twelve months after the termination of his employment with us, engage in or be interested in, any business which is in direct competition with our business, subject to certain exceptions. Additionally, Mr. Lin may not for a period 12 months after the termination of his employment with us, within Hong Kong, or in any other country where we have transacted business, solicit or entice away our employees, customers or clients or employ or use the services of any of our employees or consultants.

Director Compensation

For the year ended December 31, 2007, our directors received compensation for his or her service as a director, as set forth in the table below.

Name(2)	Fees Earned or Paid in Cash ($)		Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Kwong Kai Shun	—		—	—	—	—	—	—
Michael Mak	210,000	(1)	—	—	—	—	—	210,000

(1)
In January 1, 2007, Michael Mak began receiving compensation under a plan pursuant to which he receives monthly compensation with respect to salary, housing and insurance in the amounts of $15,000, $3,000 and $1,000, respectively. Mr. Mak did not claim any housing or insurance allowance for 2007. Mr. Mak will also receive an annual bonus equivalent to two months salary subject to a minimum company achievement of $2,000,000 annual profit before tax, which is the same company performance standard to which our CEO’s annual bonus is subject. The compensation for Mr. Mak was set and approved by the Board of Directors.

(2)
Siu Po Lee, Dr. Ching Wah Leung, and Wu Hok Lun were appointed to the Board of Directors in January 2008. The directors will be paid $10,000 annually for their services as a member of the Board of Directors.

Equity Compensation Plan Information

The following table sets forth certain information as of June 30, 2008 with respect to securities authorized for issuance as equity compensation.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by shareholders	—	$—	—
Equity compensation plans not approved by shareholders (1)	—	—	—
Total	—	$—	—

(1) In February 2008, we issued 200,000 shares of common stock to an investor relations firm. See description of the Escrow Agreement by and between us and Mr. Kwong under “Certain Relationships and Related Transactions, and Director Independent —Agreement of Kwong Kai Shun,” below. On September 27, 2008, our stockholders approved Asia Time Corporation 2008 Equity Incentive Plan, which has 2,500,000 shares of common stock authorized to be issued under the equity plan. No shares have been granted under the plan as of the date of this prospectus.

In September 2008, we adopted our 2008 Equity Incentive Plan (“2008 EIP”). Our employees, officers and directors (including employees, officers and directors of our affiliates) are eligible to participate in the 2008 EIP. Administration of the 2008 EIP is carried out by our Board of Directors or any committee of the Board of Directors to which the Board of Directors has delegated all or a portion of responsibility for the implementation, interpretation or administration of the equity incentive plan. The administrator of the 2008 EIP will select the participants who are granted stock options or stock awards and, consistent with the terms of the equity incentive plan, will establish the terms of each stock option or stock award. The maximum period in which a stock option may be exercised will be fixed by the administrator, but in no event longer than ten years.

The 2008 EIP authorizes the issuance of options to purchase shares of common stock under the Option Grant Program and the grant of stock awards under the Stock Issuance Program. Although the administrator determines the exercise prices of options granted under the 2008 EIP, the exercise price per share may not be less than 100% of the “fair market value,” as defined in the equity incentive plan, on the date of grant. Options that are granted under the equity incentive plan vest and terminate over various periods at the discretion of the Board of Directors or any committee authorized by the Board of Directors, but subject to the terms of the plan. Under the Stock Issuance Program, shares of our common stock may be issued through direct and immediate issuance without any intervening options grants.

The 2008 EIP will terminate upon the earliest of (i) the expiration of the ten year period measured from the date we adopt the plan, (ii) the date on which all shares available under the plan have been issued as vested shares, or (iii) the termination of all outstanding options in connection with a change in our ownership or control. Nevertheless, options granted under the 2008 EIP may extend beyond the date of termination.

The maximum number of securities that may be granted under the 2008 EIP is 2,500,000 shares of common stock. In addition, the aggregate number of shares of common stock that may be issued pursuant to the 2008 EIP during any twelve month period may not exceed 10% of the average number of issued and outstanding shares during such twelve month period. As of the date of this prospectus, we had 26,570,677 shares of common stock outstanding. There are currently no options or other securities outstanding under the 2008 EIP. We expect to make fully vested, unrestricted stock grants to five of our long-term employees in an aggregate amount of 500,000 shares after we receive approval for additional listing of the shares reserved for issuance under the 2008 EIP from Alternext and after we file a Form S-8 with, and it is declared effective by, the Securities and Exchange Commission, which we expect to occur within the next 30 days.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Times Manufacture & E-Commerce Corporation Limited

Times Manufacture & E-Commerce Corporation Limited (“Times Manufacture”) is our wholly-owned subsidiary, which has interlocking executive and director positions with us.

January 2007 Share Exchange

On January 23, 2007, we completed the Share Exchange with Times Manufacture and Kwong Kai Shun, the former sole shareholder of Times Manufacture. At the close of the Share Exchange, Times Manufacture became our wholly-owned subsidiary and 100% of the issued and outstanding securities of Times Manufacture were exchanged for our securities. An aggregate of 19,454,420 shares of our common stock were issued to this shareholder. Further to the Share Exchange, Times Manufacture paid an aggregate of $350,000 to the shareholders of SRKP 9, Inc. As of the close of the Share Exchange and as of January 1, 2008, Mr. Kwong owned approximately 84.0% of our issued and outstanding stock. Moreover, concurrent with the closing of the Share Exchange, our board appointed Kwong Kai Shun as Chairman of the Board, Chief Executive Officer and Chief Financial Officer, as well as Michael Mak as a director. Kwong Kai Shun is Chief Executive Officer and director of Times Manufacture and has since resigned as our Chief Financial Officer.

WestPark Capital, Inc.

On January 23, 2007, concurrently with the close of the Share Exchange, we conducted an initial closing of a private placement transaction pursuant to which we sold an aggregate of 1,749,028 shares of Series A Convertible Preferred Stock at $1.29 per share. On February 9, 2007, we conducted a second and final closing of the private placement pursuant to which we sold 501,320 shares of Series A Convertible Preferred Stock at $1.29 per share. Accordingly, a total of 2,250,348 shares of Series A Convertible Preferred Stock were sold in the private placement for an aggregate of $2,902,946 (the “Private Placement”). WestPark Capital, Inc. (“WestPark”) acted as the placement agent for the Private Placement. Of the gross proceeds, $50,000 is represented by a subscription receivable from one investor. For its services as placement agent, WestPark received an aggregate fee of approximately $261,265, which consisted of a commission equal to 9.0% of the gross proceeds from the financing. WestPark is acting as the managing underwriter for our public offering that we intend to conduct. Upon the closing of the offering, we agreed to sell to WestPark Capital, Inc. warrants to purchase up to a number of shares of our common stock that will be determined. The warrants will be exercisable on their date of issuance at a per share exercise price equal to 120% of the public offering price, subject to standard anti-dilution adjustments for stock splits and similar transactions, and will expire five years. The holders of shares of common stock acquired upon exercise of the warrants have the right to include such shares in any future registration statements filed by us and to demand one registration for the shares. In addition, we have agreed to indemnify the underwriters against some liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that the underwriters may be required to make in respect thereof. We will pay WestPark a non-accountable expense allowance to be determined.

Some of the controlling shareholders, control persons of WestPark were also, prior to the completion of the Share Exchange, shareholders and/or control persons of our company, including Richard Rappaport, who is the Chief Executive Officer of WestPark and was the President and a significant shareholder of our company prior to the Share Exchange, Anthony C. Pintsopoulos, who is the Chief Financial Officer of WestPark and an officer, director and significant shareholder of our company prior to the Share Exchange and Kevin DePrimio and Jason Stern, each employees of WestPark and shareholders of our company prior to the Share Exchange. Each of Messrs. Rappaport and Pintsopoulos resigned from all of their executive and director positions with our company upon the closing of the Share Exchange. Affiliates of WestPark who own shares of our common stock have agreed to a lock-up whereby they shall not sell an aggregate of 1,528,933 shares of common stock held by them until that date which is nine months from the day that our common stock begins to be traded on either the New York Stock Exchange, Alternext, NASDAQ Global Market, NASDAQ Capital Market, the OTC Bulletin Board or the Pink Sheets.

We believe that the WestPark Capital arrangements are at fair market value and are on terms comparable to those that would have been reached in arm’s-length negotiations had the parties been unaffiliated at the time of the negotiations.

Agreement of Kwong Kai Shun

In connection with the Private Placement, Kwong Kai Shun, our Chairman of the Board, Chief Executive Officer and Chief Financial Officer, entered into an agreement with the investors in the Private Placement. Mr. Kwong agreed to place 2,326,000 shares of his common stock in escrow for possible distribution to the investors (the “Escrow Shares”). According to the agreement, if our annual net income for 2006 or 2007 (subject to specified adjustment) as set forth in its filings with the Securities and Exchange Commission is less than $6.3 million or $7.7 million, respectively, a portion, if not all, of the Escrow Shares will be transferred to the investors based upon our actual net income for such fiscal years. According to the agreement, the number of shares Mr. Kwong would distribute to shareholders would be determined by a formula based on the number of common stock held by the investors multiplied by the shortfall in a valuation agreed upon by the parties. We met our net income threshold of $6.3 million for 2006 and $7.7 million for 2007, and the investors did not receive shares from Mr. Kwong. If we did not meet any of these thresholds, the number of shares that would have been distributed would have been determined by the following formula.

A = N × S

A	means the number of additional shares of common stock to be transferred by Mr. Kwong to the investors.

N	means the number of stock held by the investors.

S	means the shortfall in agreed valuation per share of Common Stock calculated as follows: $1.29 - ((actual amount of net income for 2007 × 4) / 25,482,210).

For illustration purposes, if our net income for fiscal 2007 was $7.0 million, as opposed to $7.7 million, then Mr. Kwong would be required to transfer approximately 430,254 shares of common stock to the investors under the agreement. In no circumstances will the shares distributed by Mr. Kwong exceed 2,326,000 shares. Each shareholder would have received a pro rata amount of shares based on the number of the shares that they held at the time of any distribution per the agreement.

We have accounted for the Escrow Shares as the equivalent of a performance-based compensatory stock plan between Mr. Kwong and us. Accordingly, during the year ended December 31, 2007, we recorded a charge to operations of $2,433,650 to recognize the grant date fair value of stock-based compensation in conjunction with the Escrow Shares.

In addition, Mr. Kwong has agreed to purchase all shares of Series A Preferred Stock then held by such investors at a per-share purchase price of $1.29 if our common stock shall fail to be listed or quoted for trading on the Alternext, the Nasdaq Capital Market, the Nasdaq Global Market or the New York Stock Exchange on or before an agreed upon date. The date for listing was originally set by the parties at June 30, 2007 and was subsequently extended to March 31, 2008. Mr. Kwong and the investors also executed an amendment to the agreement to revise the agreement to provide that our 2007 net income will be determined in accordance with US GAAP except that following will be added back to our US GAAP net income for purposes of calculating our 2007 net income under the agreement: (i) any and all non-cash charges and expenses related to the Bonds and Bond Warrants that we issued in November 2007, and (ii) any and all charges and expenses related to our Private Placement of the Series A Convertible Preferred Stock in January 2007 and the reverse takeover that occurred in January 2007.

We believe that arrangement with Kwong Kai Shun is at fair market value and are on terms comparable to those that would have been reached in arm’s-length negotiations had the parties been unaffiliated at the time of the negotiations.

Director Independence

Subject to certain exceptions, under the listing standards of the NYSE Alternext US (formerly known as American Stock Exchange) (“Alternext”), a listed company’s board of directors must consist of a majority of independent directors. Although we are eligible for an exemption from this requirement because we are considered a “controlled company” pursuant to Section 801(a) of the Alternext Company Guide as one of our shareholders owns more than 50% of our voting power, we have a majority of independent directors. Our Board of Directors has determined that three of the five members of our Board of Directors are independent under the listing standards of Alternext, as follows: Siu Po Lee, Dr. Ching Wah Leung, and Wu Hok Lun.

Policy for Approval of Related Party Transactions

Our policy is to have our Audit Committee review and pre-approve any related party transactions and other matters pertaining to the integrity of management, including potential conflicts of interest, or adherence to standards of business conduct as required by our policies.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS
AND LIMITATION OF LIABILITY

Under Section 145 of the General Corporation Law of the State of Delaware, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of no monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our bylaws provide for the indemnification of our directors to the fullest extent permitted by the Delaware General Corporation Law. Our bylaws further provide that our Board of Directors has discretion to indemnify our officers and other employees. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under the bylaws or otherwise. We are not, however, required to advance any expenses in connection with any proceeding if a determination is reasonably and promptly made by our Board of Directors by a majority vote of a quorum of disinterested Board members that (i) the party seeking an advance acted in bad faith or deliberately breached his or her duty to us or our stockholders and (ii) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the applicable sections of our bylaws.

We have been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by the us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We may enter into indemnification agreements with each of our directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. We have not entered into any indemnification agreements with our directors or officers, but may choose to do so in the future. Such indemnification agreements may require us, among other things, to:

•	indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors;

•	advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions; or

•	obtain directors’ and officers’ insurance.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

BENEFICIAL OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or become exercisable within 60 days of September 1, 2008 are deemed outstanding even if they have not actually been exercised. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

As of November 1, 2008, we had 26,570,677 issued and outstanding shares of common stock and no options to purchase shares of common stock. We also have outstanding (i) variable rate convertible Bonds that are convertible into 2,285,714 shares of our common stock issuable upon the conversion of the Bonds, subject to adjustment, based on an initial conversion price equal to $3.50 per share, the price at which shares were sold in our initial public offering on Alternext, (ii) 600,000 shares of our common stock issuable upon the exercise of outstanding Bond Warrants, subject to adjustment, (iii) an additional 83,800 shares of our common stock issuable upon exercise of outstanding warrants, and (iv) 2,500,000 shares of common stock reserved for future issuance under our 2008 Amended and Restated Equity Incentive Plan.

The following table sets forth, as of November 1, 2008, certain information with respect to beneficial ownership of our common stock by:

•	Each person known to be the beneficial owner of 5% or more of the outstanding common stock of our company;

•	Each executive officer;

•	Each director; and

•	All of the executive officers and directors as a group.

Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder’s name, subject to community property laws, where applicable. Unless otherwise indicated, the address of each stockholder listed in the table is c/o Asia Time Corporation, Room 1601-1604, 16/F., CRE Centre, 889 Cheung Sha Wan Road, Kowloon, Hong Kong.

Name and Address of Beneficial Owner	Title	Shares Beneficially Owned	Percent of Class Beneficially Owned
Officers and directors
Kwong Kai Shun	Chairman of the Board and Chief Executive Officer	17,377,810	65.4%
King Wai Lin	Chief Financial Officer	—	—
Michael Mak	Director and Corporate Secretary	—	—
Siu Po Lee	Director	—	—
Dr. Ching Wah Leung	Director	—	—
Wu Hok Lun	Director	—	—
Officers and Directors as a Group (6 persons)		17,377,810	65.4%
5% of more shareholders
Kam Yuen Suite 2911 Shell Tower Times Square 1 Matheson Street Causeway Bay, Hong Kong		1,550,388(1)	5.8%
Debbie Schwartzberg 1900 Avenue Of The Stars Suite 301 Los Angeles, CA 90067		1,332,795	5.0%
Richard Rappaport 1900 Avenue Of The Stars Suite 301 Los Angeles, CA 90067		1,332,795	5.0%

(1)
Represents 775,194 shares of common stock held by Success Day International Limited and 775,194 shares of common stock held by Sino Sky Enterprise Limited. Mr. Kam Yuen may be deemed to be the beneficial owner of the shares as the majority shareholder of each of Success Day International Limited and Sino Sky Enterprise Limited. Mr. Kam Yuen disclaims beneficial ownership of the shares except to the extent of his pecuniary interest.

SELLING SECURITY HOLDERS

General

On November 13, 2007, we completed a financing transaction with ABN AMRO pursuant to which we issued the Bonds and the Bond Warrants. Each Bond is convertible at the option of the holder at any time after February 12, 2009 into shares of our common stock at an initial conversion price equal to $3.50 per share, the price at which shares were sold in our initial public offering of common stock on NYSE Alternext US (formerly known as American Stock Exchange) (“Alternext”). The conversion price is subject to adjustment in certain events, including our issuance of additional shares of common stock or rights to purchase common stock at a per share or per share exercise or conversion price, respectively, at less than the applicable per share conversion price of the Bonds. In addition, if for the period of 20 consecutive trading days immediately prior to November 13, 2009 or September 29, 2012, the conversion price for the Bonds is higher than the average closing price for the shares, then the conversion price will be reset to such average closing price; provided that, the conversion price will not be reset lower than 70% of the then existing conversion price. We agreed to register the Bonds, the Bond Warrants and the shares of common stock underlying the Bonds and the Bond Warrants. A total of 2,285,714 shares of common stock may be acquired upon conversion of the Bonds and 600,000 may be acquired upon exercise of the Bond Warrants, each subject to adjustment.

The total dollar value of the securities underlying the Bonds that we are registering for resale is $8.0 million, which is based on 2,285,714 shares of our common stock issuable upon conversion of the Bonds that we have registered for resale and a market price per share of $3.50. At the time that the Bonds were sold, on November 13, 2007, there was no public trading market for our securities, and the $3.50 market price per share was the mid-point of the proposed offering at the time of the sale of the Bonds and the per share price at which we sold our common stock in our initial public offering that we conducted in connection with our initial listing on the Alternext in February 2008.

We intend to make, and believe that we have a reasonable basis to believe that we will have the financial ability to make, all payments on the Bonds.

Prior to the issuance of the Bonds and Bond Warrants on November 13, 2007, the number of our common shares outstanding that were held by persons other than the selling security holders, affiliates of the Company, and affiliates of the selling security holders was 4,402,209 shares. The number of shares registered for resale on behalf of the selling security holders or affiliates of the selling security holders in the current transaction is 3,085,714 shares. Based on information obtained from the selling security holders, the selling security holders do not have an existing short position in our common stock.

On January 16, 2008, we entered into a consulting agreement with Public Equity Group Inc. Pursuant to the agreement, Public Equity Group will provide us with business consulting and investor relation services, oversee of all of our investor public relation and related service providers, and monitor our investor relation meetings with brokerage firms and brokers to develop support for our stock and research coverage, in addition to strategic advice and other customary investor relation services. The agreement has a term of one year, unless terminated earlier with 60-days prior written notice. As consideration for entering in the agreement and compensation for Public Equity Group’s services under the agreement, we agreed to issue 200,000 shares of our common stock to Public Equity Group Inc.

The selling security holders may from time to time offer for resale and sell (i) the Bonds, (ii) the Bond Warrants, and (iii) up to 3,085,714 shares of common stock, which includes 2,285,714 shares that may be acquired upon conversion of the Bonds and 600,000 shares that may be acquired upon exercise of the Bond Warrants, subject to adjustment.

When we refer to the “selling security holders” in this prospectus, we mean those persons listed in the table below or in any prospectus supplement, as well as the pledgees, donees, assignees, transferees, successors and others who later hold any of the selling security holders’ interests. The selling security holders may resell the securities covered by this prospectus as provided under the section entitled “Plan of Distribution” and in any applicable prospectus supplement.

Payments and Potential Payments Required in Connection with the Issuance of the Securities Being Registered

The following table discloses the dollar amount of each payment (including the value of any payments to be made in common stock) that we have made or may be required to make to any selling security holder, any affiliate of a selling security holder, or any person with whom any selling security holder has a contractual relationship in connection with the Bonds and Bond Warrants (including any interest payments, liquidated damages, payments made to “finders” or “placement agents,” and any other payments or potential payments).

Type of Payment Event	Dollar Amount of Payment, if Payment is Required	Description
Commission to ABN AMRO	$240,000	The Bonds were subscribed at a price equal to 97% of their principal amount of $8,000,000, which is the issue price of 100% less a 3% commission, or $240,000, to the Subscriber.

Warrants	$2,099,940
On the date that the Bonds were issued, we issued ABN AMRO 600,000 warrants, which are exercisable from February 12, 2009 until November 6, 2010. The warrants are exercisable at $0.0001 per share. Based on the $3.50 per share market price, the Warrants have a value of $2,099,940.

Standard Interest	Up to approximately $1,440,000	The Bonds bear interest from November 13, 2007 at the rate of 6% per annum for the first year after November 13, 2007 and 3% per annum thereafter, of the principal amount of the Bonds.

Mandatory Redemption at Maturity	Up to approximately $4,069,600	We are required to redeem any outstanding Bonds at 150.87% of their principal amount on November 13, 2012. This may result in us having to pay up to an additional $4,069,600 to the Bondholders.

Redemption at the Bondholder’s Option – Breach of Registration Obligations	Up to approximately $362,400
If we breach certain of our obligations to register the Bonds, Bond Warrants and underlying shares as promptly as possible, and in no event later than February 12, 2009, pursuant to the registration rights agreement dated November 13, 2007 entered into by and between the Subscriber and us, then holders of the Bonds can require us to redeem the Bonds at 104.53% of the principal amount of the Bonds at any time after November 13, 2008. This may result in us having to pay up to an additional $362,400 to the Bondholders.

Redemption at the Bondholder’s Option	Up to approximately $2,120,800
In addition, at any time after November 13, 2010, holders of the Bonds can require us to redeem the Bonds at 126.51% of the principal amount. This may result in us having to pay up to an additional $2,120,800 to the Bondholders.

Redemption for Tax Reasons	Between approximately $362,400 and $4,069,600
At any time, we may, having given not less than 30 nor more than 60 days’ notice to the Bondholders, redeem all, but not some only, of the Bonds at a redemption price equal to the early redemption amount on the redemption date if (i) we have or will become obliged to pay additional amounts for any present or future taxes, duties, assessments or governmental charges, as a result of a change in, or amendment to, the laws of the Unites States, the PRC or England, and (ii) the obligation to pay additional amounts cannot be avoided provided that we do not give notice of redemption earlier than 90 days prior to the earliest date on which we would be obliged to pay such additional amounts were a payment in respect of the Bonds then due.

Redemption for Delisting or a Change in Control	Between approximately $362,400 and $4,069,600
If our common stock ceases to be listed on Alternext or if the trading of our common stock is suspended for 20 or more consecutive trading days temporarily or otherwise on Alternext or there is a change of control of our company as defined in the Trust Deed, each Bondholder will have the right to require us, within 60 days following the date on which the Bondholder has been given notice of delisting or a change of control, to redeem all or some of that holder’s Bonds.

Redemption at Our Option	Up to approximately $4,800,000
At any time prior to November 13, 2012, we may, having given not less than 30 nor more than 60 days’ notice to the Bondholders, and The Bank of New York, London Branch (the “Trustee”) and The Bank of New York, London Branch (the “Principal Agent,”) which notice will be irrevocable, redeem all and not some only of the Bonds at a redemption price equal to the early redemption amount on the redemption date if more than ninety percent in principal amount of the Bonds has already been converted, redeemed or purchased and cancelled. The early redemption amount of a Bond, for each US$1,000 principal amount of the Bonds, is determined so that it represents for the Bondholder a gross yield of twelve percent per annum, calculated on a semi-annual basis. This may result in us having to pay up to an additional $4,800,000 to the Bondholders.

Type of Payment Event	Dollar Amount of Payment, if Payment is Required	Description
Expenses Related to the Bonds and Warrants	At least $106,000
We agreed to pay all costs and expenses, to the extent reasonably and properly incurred, related to:

(i)   all costs and expenses in connection with the preparation of the Bonds, the Warrants, and all other documents relating to the issue of the Bonds or the Warrants;
(ii)  the initial delivery and distribution (including transportation and packaging but not insurance (other than to the place of distribution)) of the Bonds or the Warrants;
(iii)  the listing of the Shares on the Alternext or any Alternative Stock Exchange;
(iv)  the fees and expenses of ABN AMRO’s legal counsel and any other professional advisers in connection with the issue of the Bonds or the Warrants, including, but not limited to, all traveling, telecommunications, accommodation, and postage expenses; and
(v)   the Trustee and the agents appointed under the Trust Deed and the Agency Agreement in connection with the performance of their duties under such agreements, including the legal fees and expenses of Trustee's counsel.

To date, we have expended approximately $82,000 in trustee related fees and for legal fees. In addition, we will incur at least $6,000 for each of the next four years for the annual trustee fees. We are obligated to pay such fees and costs, as described above, as they are reasonably and properly incurred. There is no maximum cap on such fees that we are required to pay.

Subject to the potential events and related payments described above, the total possible payments to the Bondholders and Bond Warrantholders and any of their affiliates in the first year following the sale of the Bonds is approximately $2,819,940, which accounts for the 3% commission to ABN AMRO ($240,000), first year’s interest at 6% ($480,000), and the market value of the Warrants ($2,099,940).

For information regarding net proceeds of the Company and potential profits for the Bondholder, see below at “Comparison of Company Expenses and Net Proceeds and Potential Investor Profit.”

Potential Profits on Conversion of Bonds and Exercise of Warrants

If for the period of 20 consecutive trading days immediately prior to November 13, 2009 or September 29, 2012, the conversion price for the Bonds is higher than the average closing price for the shares, then the conversion price will be reset to such average closing price; provided that, the conversion price will not be reset lower than 70% of the then existing conversion price. The table below shows the potential profit that ABN AMRO could realize if the conversion price is reset to 70% of the conversion price, based on the current conversion price of $3.50 per share.

Selling Security Holder	Market Price per share of Common Stock on Closing Date	Conversion Price of Bonds, if adjusted to 70% of Conversion Price	Total Shares underlying the Bonds, (based on reduced conversion price)	Combined Market Price of Shares underlying the Bonds	Combined Conversion Price of Shares underlying Bonds	Total Possible Discount to Market Price
ABN AMRO Bank N.V.	$3.50	$2.45	3,265,306	$11,428,571	$8,000,000	$3,428,571

On the date that the Bonds were issued, we issued ABN AMRO 600,000 warrants, the Warrants, which are exercisable from February 12, 2009 until November 6, 2010 at an exercise price of $0.0001 per share. Based on the $3.50 per share market price on the date the Warrants were issued, ABN AMRO would realize a profit of $2,099,940 upon the exercise of the Warrants.

Comparison of Company Proceeds and Potential Investor Profit

The table below illustrates the net proceeds received by us and the potential profit that the investor in the Bonds and Warrants may realize.

Costs, Expenses and Net Proceeds of the Company

	Costs and expenses paid or to be paid by the Company		Total amount of possible payments by the Company	Net proceeds (loss) from sale of the Bonds under each redemption scenario	Amount of possible payments compared to net proceeds (as a percentage)	Amount of possible payments compared to net proceeds (as a percentage) averaged over five-year term of the bonds
Gross Proceeds from the Bonds	$8,000,000
Less fees and expenses	(106,000)	(1)
Less payment of 3% commission	(240,000)	(2)
Less value of the Warrants	(2,099,940)	(3)
Less standard interest	(1,440,000)	(4)
Proceeds after fees, expenses, commission and standard interest	$4,114,060

Payments from the Company to the Bondholder under Each Possible Redemption Scenario:
Mandatory Redemption at Maturity - redemption of the Bonds at 150.87%	(4,069,600)	(5)	(7,955,540)	$ 44,460	17,894%	3,579%
Redemption at the Bondholder’s Option for Breach of Registration Obligations - redemption of the Bonds at 104.53%	(362,400)	(6)	(4,248,340)	$ 3,751,660	113%	23%
Redemption at the Bondholder’s Option - redemption of the Bonds at 126.51%	(2,120,800)	(7)	(6,006,740)	$ 1,993,260	301%	60%
Redemption for Tax Reasons - redemption of the Bonds at redemption rate up to 150.87%	(4,069,600)	(8)	(7,955,540)	$ 44,460	17,894%	3,579%
Redemption for Delisting or a Change in Control - redemption of the Bonds at redemption rate up to 150.87%	(4,069,600)	(9)	(7,955,540)	$ 44,460	17,894%	3,579%
Redemption at Our Option - redemption of the Bonds at yield of twelve percent per annum	(4,800,000)	(10)	(8,685,940)	$ (685,940)	(1,266)%	(253%	)

(1)
To date, we have expended approximately $82,000 in trustee related fees and for legal fees. In addition, we will incur at least $6,000 for each of the next four years for the annual trustee fees. In addition, this amount excludes an additional indeterminate amount for fees and expenses required to be paid by us for the benefit of the investor in connection with the Bonds and the Warrants, including ABN AMRO’s legal counsel and other professional adviser fees and expenses, listing of the shares on the Alternext, and fees incurred for the Trustee and the agents appointed under the Trust Deed and the Agency Agreement in connection with the performance of their duties under such agreements, including the legal fees and expenses of Trustee's counsel. We are obligated to pay such fees and costs, as described above, as they are reasonably and properly incurred. There is no maximum cap on such fees that we are required to pay.

(2)	The Bonds were subscribed at a price equal to 97% of their principal amount of $8,000,000, which is the issue price of 100% less a 3% commission, or $240,000, to the Subscriber.

(3)
On the date that the Bonds were issued, we issued ABN AMRO 600,000 warrants, which are exercisable from February 12, 2009 until November 6, 2010. The warrants are exercisable at $0.0001 per share. Based on the $3.50 per share market price, the Warrants have a value of $2,099,940.

(4)
The Bonds bear interest from November 13, 2007 at the rate of 6% per annum for the first year after November 13, 2007 and 3% per annum thereafter, of the principal amount of the Bonds. Interest is payable semi-annually in arrears on May 13 and November 13 of each year.

(5)
We are required to redeem any outstanding Bonds at 150.87% of their principal amount on November 13, 2012. After payment of this full redemption amount, assuming none of the Bonds had been previously redeemed, we would have net proceeds of $2,144,400.

(6)
If we breach certain of our obligations to register the Bonds, Bond Warrants and underlying shares as promptly as possible, and in no event later than February 12, 2009, pursuant to the registration rights agreement dated November 13, 2007 entered into by and between the Subscriber and us, then holders of the Bonds can require us to redeem the Bonds at 104.53% of the principal amount of the Bonds at any time after November 13, 2008. This may result in us having to pay up to an additional $362,400 to the Bondholders. After payment of the full potential redemption amount, assuming none of the Bonds had been previously redeemed, we would have net proceeds of $5,851,600.

(7)
At any time after November 13, 2010, holders of the Bonds can require us to redeem the Bonds at 126.51% of the principal amount. This may result in us having to pay up to $2,120,800 to the Bondholders in addition to the principal amount of the Bonds. After payment of the full potential redemption amount, assuming none of the Bonds had been previously redeemed, we would have net proceeds of $4,093,200.

(8)
At any time, we may, having given not less than 30 nor more than 60 days’ notice to the Bondholders, redeem all, but not some only, of the Bonds at a redemption price equal to the early redemption amount on the redemption date if (i) we have or will become obliged to pay additional amounts for any present or future taxes, duties, assessments or governmental charges, as a result of a change in, or amendment to, the laws of the Unites States, the PRC or England, and (ii) the obligation to pay additional amounts cannot be avoided provided that we do not give notice of redemption earlier than 90 days prior to the earliest date on which we would be obliged to pay such additional amounts were a payment in respect of the Bonds then due. The cost for redemption for tax reasons would range between approximately $362,400 and $4,069,600, depending on the date of the redemption and related early redemption rate. After payment of the full potential redemption amount, assuming none of the Bonds had been previously redeemed, we would have net proceeds of $2,144,400.

(9)
If our common stock ceases to be listed on Alternext or if the trading of our common stock is suspended for 20 or more consecutive trading days temporarily or otherwise on Alternext or there is a change of control of our company as defined in the Trust Deed, each Bondholder will have the right to require us, within 60 days following the date on which the Bondholder has been given notice of delisting or a change of control, to redeem all or some of that holder’s Bonds. The cost for redemption for delisting or change in control reasons would range between approximately $362,400 and $4,069,600, depending on the date of the redemption and related early redemption rate. After payment of the full potential redemption amount, assuming none of the Bonds had been previously redeemed, we would have net proceeds of $2,144,400.

(10)
At any time prior to November 13, 2012, we may, having given not less than 30 nor more than 60 days’ notice to the Bondholders, and The Bank of New York, London Branch (the “Trustee”) and The Bank of New York, London Branch (the “Principal Agent,”) which notice will be irrevocable, redeem all and not some only of the Bonds at a redemption price equal to the early redemption amount on the redemption date if more than ninety percent in principal amount of the Bonds has already been converted, redeemed or purchased and cancelled. The early redemption amount of a Bond, for each US$1,000 principal amount of the Bonds, is determined so that it represents for the Bondholder a gross yield of twelve percent per annum, calculated on a semi-annual basis. This may result in us having to pay up to approximately $4,800,000 to the Bondholders in addition to the principal amount of the Bonds. After payment of the full potential redemption amount, assuming none of the Bonds had been previously redeemed, we would have net proceeds of $1,414,000.

Potential Profits of the Bondholder

	Amounts received or to be received by the Bondholder (not including principal)	Potential profit to Bondholder under each redemption scenario (not including principal)
Fees and expenses paid for benefit of Bondholder	$106,000
Payment of 3% commission	240,000
Value of the Warrants	2,099,940
Standard interest	1,440,000
Total benefit of fees, expenses, commission and standard interest for benefit of Bondholder	$3,885,940

Payments from the Company to the Bondholder under Each Possible Redemption Scenario:
Mandatory Redemption at Maturity - redemption of the Bonds at 150.87%	4,069,600	$7,955,540
Redemption at the Bondholder’s Option for Breach of Registration Obligations - redemption of the Bonds at 104.53%	362,400	$4,248,340
Redemption at the Bondholder’s Option - redemption of the Bonds at 126.51%	2,120,800	$6,006,740
Redemption for Tax Reasons - redemption of the Bonds at redemption rate up to 150.87%	4,069,600	$7,955,540
Redemption for Delisting or a Change in Control - redemption of the Bonds at redemption rate up to 150.87%	4,069,600	$7,955,540
Redemption at Our Option - redemption of the Bonds at yield of twelve percent per annum	4,800,000	$8,685,940

In addition to the potential net proceeds to the Company and potential profits to the Bondholder for each redemption scenario as set forth in the tables above, the Company may incur additional expenses, and therefore reduced profits, if any, and the Bondholder may receive additional profits if the conversion price is reduced pursuant to the terms of the Bonds. According to the Trust Deed, if for the period of 20 consecutive trading days immediately prior to November 13, 2009 or September 29, 2012, the conversion price for the Bonds is higher than the average closing price for the shares, then the conversion price will be reset to such average closing price; provided that, the conversion price will not be reset lower than 70% of the then existing conversion price. Based on the market value of our securities on the date of issuance of the Bonds, ABN AMRO could realize an additional profit of $3,428,571 as a result of the conversion discount, and the Company would incur an additional expense in this amount.

Selling Security Holders Table

The following table sets forth information as of the date of this prospectus, with respect to the selling security holders and the principal amounts of bonds beneficially owned by each selling security holder that may be offered under this prospectus. Information concerning the selling security holders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary. In addition, the conversion rate and, therefore, the number of shares of common stock issuable upon conversion of the bonds, is subject to adjustment under certain circumstances.

On the date of this prospectus, 26,570,677 shares of our commons stock were outstanding. This number of shares of our common stock outstanding excludes (i) 83,800 shares of our common stock issuable upon exercise of outstanding warrants, (ii) 2,285,714 shares of our common stock issuable upon the conversion of the Bonds, subject to adjustment, (iii) 600,000 shares of our common stock issuable upon the exercise of the Bond Warrants, subject to adjustment, and (iv) 2,500,000 shares of common stock reserved for future issuance under our 2008 Amended and Restated Equity Incentive Plan.

Name of Selling Security Holder	Beneficial Ownership of Shares of Common Stock Prior to the Offering	Shares of Common Stock Being Offered		Principal Amount of Bonds Beneficially Owned Prior to the Offering	Bonds Being Offered	Number of Bond Warrants Being Offered
ABN AMRO Bank N.V.	—	2,885,714	(1)	$8,000,000	$8,000,000	600,000
Public Equity Group(2)	200,000	200,000		-	-	-

(1)
Consists of (i) 2,285,714 shares of common stock may be acquired upon conversion of the Bonds, which are not convertible until February 12, 2009, and (ii) 600,000 shares of common stock that may be acquired upon exercise of the Bond Warrants which become exercisable on February 12, 2009. For purposes of calculating the number of shares of common stock owned by ABN AMRO as of the date of this prospectus, we have calculated the number of shares issuable upon conversion of the Bonds based on an initial conversion price equal to $3.50 per share, the price at which shares were sold in our initial public offering on Alternext. Based on information provided to us by ABN AMRO, ABN AMRO is an affiliate of a broker-dealer and it acquired these securities in the ordinary course of business and, at the time of the acquisition of these securities, it had no agreements or understandings, directly or indirectly, with any person to distribute these securities. Graeme Booth and Alex Gardner have voting and investment control over the securities owned by this entity.

(2)
Brad Stewart has voting and investment control over the shares owned by this entity. On January 16, 2008, we entered into a consulting agreement with Public Equity Group Inc. Pursuant to the agreement, Public Equity Group will provide us with business consulting and investor relation services, oversee of all of our investor public relation and related service providers, and monitor our investor relation meetings with brokerage firms and brokers to develop support for our stock and research coverage, in addition to strategic advice and other customary investor relation services. The agreement has a term of one year, unless terminated earlier with 60-days prior written notice. As consideration for entering into the agreement and compensation for Public Equity Group’s services under the agreement, we issued 200,000 shares of our common stock to Public Equity Group Inc.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 100,000,000 shares of common stock, $0.0001 par value per share. Each outstanding share of common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by their holders at meetings of the stockholders.

Holders of our common stock:

(i)	have equal ratable rights to dividends from funds legally available therefore, if declared by our Board of Directors;

(ii)	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon our liquidation, dissolution or winding up;

(iii)	do not have preemptive, subscription or conversion rights or redemption or sinking fund provisions; and

(iv)	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of our stockholders.

The holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than fifty percent (50%) of outstanding shares voting for the election of directors can elect all of our directors if they so choose and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

As of November 1, 2008, our principal shareholder owns approximately 65.4% of the outstanding shares of our common stock. Accordingly, this stockholder is in a position to control all of our affairs.

Preferred Stock

We may issue up to 10,000,000 shares of our preferred stock, par value $.0001 per share, from time to time in one or more series. Our Board of Directors, without further approval of our stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series. Issuances of shares of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of our common stock and prior series of preferred stock then outstanding.

On January 23, 2007, concurrently with the close of the Share Exchange, we conducted an initial closing of a private placement transaction pursuant to which we sold an aggregate of 1,749,028 shares of Series A Convertible Preferred Stock at $1.29 per share. On February 9, 2007, we conducted a second and final closing of the private placement pursuant to which we sold 501,320 shares of Series A Convertible Preferred Stock at $1.29 per share. Accordingly, a total of 2,250,348 shares of Series A Convertible Preferred Stock were sold in the private placement for an aggregate gross proceeds of $2,902,946. As of September 1, 2008, all of the Series A Convertible Preferred Stock have been converted to common stock. Each share of the Series A Convertible Preferred Stock was converted into shares of common stock at a conversion price equal to the purchase price of such shares.

Warrants

In connection with the Bond offering completed in November 2007, we issued three-year warrants (the “Bond Warrants”) to purchase 600,000 shares of our common stock subject to the terms of a warrant instrument entered into by and between us and ABN AMRO and a warrant agency agreement entered into by and among us, The Bank of New York and The Bank of New York, London Branch, both dated November 13, 2007. We agreed to register the Bond Warrants and the shares of common stock underlying the Bond Warrants. The Bond Warrants are exercisable at $0.0001 per share from February 12, 2009 until November 6, 2010. The Bond Warrants and the shares of common stock underlying the Bond Warrants are covered by this prospectus. In addition, we issued to the underwriter of our initial public offering, which closed in February 2008, warrants to purchase up to 83,800 shares of our common stock. The warrants are exercisable at $4.20 per share and will expire if unexercised after five years from the date of issuance.

Convertible Bonds

On November 13, 2007, we issued the Bonds. Each Bond is convertible at the option of the holder at any time on and after February 12, 2009 up to November 6, 2012, into shares of our common stock at an initial conversion price of $3.50, the price per share at which shares were sold in our initial public offering of our common stock on Alternext. The conversion price is subject to adjustment in certain events, including our issuance of additional shares of common stock or rights to purchase common stock at a per share or per share exercise or conversion price, respectively, at less than the applicable per share conversion price of the Bonds. If for the period of 20 consecutive trading days immediately prior to November 13, 2009 or September 29, 2012, the conversion price for the Bonds is higher than the average closing price for the shares, then the conversion price will be reset to such average closing price; provided that, the conversion price will not be reset lower than 70% of the then existing conversion price. In addition, the conversion price will only be adjusted pursuant to the Trust Deed to an amount not less than $0.25 per share (as adjusted for stock splits, stock dividends, spin-offs, rights offerings, recapitalizations and similar events) except in certain circumstances.

Market Price of Our Common Stock

Our common stock is currently listed for trading on Alternext under the ticker symbol “TYM.” The price of our common stock will likely fluctuate in the future. The stock market in general has experienced extreme stock price fluctuations in the past few years. In some cases, these fluctuations have been unrelated to the operating performance of the affected companies. Many companies have experienced dramatic volatility in the market prices of their common stock. We believe that a number of factors, both within and outside our control, could cause the price of our common stock to fluctuate, perhaps substantially. Factors such as the following could have a significant adverse impact on the market price of our common stock:

•	Our ability to obtain additional financing and, if available, the terms and conditions of the financing;

•	Our financial position and results of operations;

•	Concern as to, or other evidence of, the reliability and efficiency of our proposed products and services or our competitors’ products and services;

•	Announcements of innovations or new products or services by us or our competitors;

•	U.S. federal and state governmental regulatory actions and the impact of such requirements on our business;

•	The development of litigation against us;

•	Period-to-period fluctuations in our operating results;

•	Changes in estimates of our performance by any securities analysts;

•	The issuance of new equity securities pursuant to a future offering or acquisition;

•	Changes in interest rates;

•	Competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	Investor perceptions of our company; and

•	General economic and other national conditions.

Delaware Anti-Takeover Law and Charter Bylaws Provisions

We are subject to Section 203 of the Delaware General Corporation Law. This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

•	prior to such date, the Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual meeting or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation, or an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of a corporation at any time within three years prior to the time of determination of interested stockholder status; and any entity or person affiliated with or controlling or controlled by such entity or person.

Our certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control of our company, including changes a stockholder might consider favorable. In particular, our certificate of incorporation and bylaws, as applicable, among other things, will:

•	provide our board of directors with the ability to alter our bylaws without stockholder approval;

•	provide for an advance notice procedure with regard to the nomination of candidates for election as directors and with regard to business to be brought before a meeting of stockholders;

•	provide that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum.

Such provisions may have the effect of discouraging a third-party from acquiring our company, even if doing so would be beneficial to our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of our company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

Transfer Agent

The transfer agent and registrar for our common stock is Corporate Stock Transfer.

Listing

Our shares of common stock are currently listed for trading on the Alternext under the ticker symbol “TYM.”

DESCRIPTION OF THE BONDS

On November 13, 2007, we completed a financing transaction with ABN AMRO issuing the Bonds. The Bonds were issued pursuant to, and are subject to the terms and conditions of, a trust deed, between us and The Bank of New York, London Branch, dated November 13, 2007 (the “Trust Deed”) and are represented by the global certificate in the form as set forth in the Trust Deed. The Bonds are also subject to a paying and conversion agency agreement dated November 13, 2007 between us, The Bank of New York, and The Bank of New York, London Branch (the “Agency Agreement”). The Bank of New York, London Branch (“Principal Agent”) will act as the principal agent under the Trust Deed and The Bank of New York will act as the registrar.

We are summarizing the material provisions of the Bonds and the Trust Deed. You should refer to the specific terms of the Trust Deed, and the terms and conditions of the Bonds contained therein, for a complete statement of the terms of the Bonds. When we use capitalized terms that we do not define here, those terms have the meanings given in the Trust Deed. Unless otherwise indicated, when we use references to Sections or defined terms, we mean Sections or defined terms in the Trust Deed. The following summary is qualified by reference to the applicable provisions of the Trust Deed, which we filed as an exhibit to the registration statement of which this prospectus is a part which is incorporated by reference herein.

General

The Bonds were subscribed at a price equal to 97% of their principal amount, which is the issue price of 100% less a 3% commission to ABN AMRO. The terms and conditions of the Bonds, as set forth in the Trust Deed include, among other thing, the following terms:

•	Interest Rate. The Bonds bear interest from November 13, 2007 at the rate of 6% per annum for the first year after November 13, 2007 and 3% per annum thereafter, of the principal amount of the Bonds.

•
Conversion. Each Bond is convertible at the option of the holder at any time after February 12, 2009 up to November 6, 2012, into shares of our common stock at an initial conversion price of $3.50, the price per share at which shares were sold in our initial public offering of common stock on NYSE Alternext US (formerly known as American Stock Exchange) (“Alternext”). The conversion price is subject to adjustment in certain events, including our issuance of additional shares of common stock or rights to purchase common stock at a per share or per share exercise or conversion price, respectively, at less than the applicable per share conversion price of the Bonds. In addition, if for the period of 20 consecutive trading days immediately prior to November 13, 2009 or September 29, 2012, the conversion price for the Bonds is higher than the average closing price for the shares, then the conversion price will be reset to such average closing price; provided that, the conversion price will not be reset lower than 70% of the then existing conversion price. In addition, the Trust Deed provides that the conversion price of the Bonds cannot be adjusted to lower than $0.25 per share of common stock (as adjusted for stock splits, stock dividends, spin-offs, rights offerings, recapitalizations and similar events) except in certain circumstances.

•
Mandatory Redemptions. If either (i) our common stock (including the shares of common stock issuable upon conversion of the Bonds and exercise of the Bond Warrants) are not listed on Alternext on or before August 13, 2008 or (ii) we breach certain of our obligations to register the Bonds, Bond Warrants and underlying shares as promptly as possible, and in no event later than February 12, 2009, pursuant to the registration rights agreement dated November 13, 2007 entered into by and between the Subscriber and us, then holders of the Bonds can require us to redeem the Bonds at 104.53% of the principal amount at any time after November 13, 2008. In addition, at any time after November 13, 2010, holders of the Bonds can require us to redeem the Bonds at 126.51% of the principal amount. We are required to redeem any outstanding Bonds at 150.87% of its principal amount on November 13, 2012.

Ranking

The Bonds constitute direct, unsubordinated, unconditional and, unsecured obligations of us and will at all times rank pari passu and without any preference or priority among themselves and our payment obligations under the Bonds will rank at least equally with all of our other present and future unsecured and unsubordinated obligations (other than any obligations preferred by mandatory provisions of applicable law). If we create any secure obligation in any debentures, loan stock, bonds, notes, bearer participation certificates, depository receipts, certificates of deposit or other similar securities for the purpose of raising money which are listed, or are issued with the intention that they will be listed, in any securities market, we must also secure the Bonds in substantially identical terms.

Title and Transfer

Title to the Bonds passes only by transfer and registration in the register of Bondholders. The holder of any Bond will (except as otherwise required by law) be treated as its absolute owner for all purposes (whether or not it is overdue and regardless of any notice of ownership, trust or any interest in it or any writing on, or the theft or loss of, the Bond certificate issued in respect of it) and no person will be liable for so treating the holder. Bondholder and (in relation to a Bond) holder mean the person in whose name a Bond is registered.

A Bond may be transferred by delivery of the certificate issued in respect of that Bond, with the form of transfer on the back duly completed and signed by the holder or his attorney duly authorized in writing, to the specified office of the registrar or any of the agents appointed under the Trust Deed. No transfer of a Bond will be valid unless and until entered on the register of Bondholders. All transfers of Bonds and entries on the register of Bondholders will be made subject to the detailed regulations concerning transfer of Bonds scheduled to the Agency Agreement. The regulations may be changed by us, but only with the prior written approval of the trustee and the registrar as identified in the Trust Deed. A copy of the current regulations will be mailed (free of charge) by the registrar to any Bondholder upon request.

Conversion

Conversion Period

Bondholders have the right to convert their Bonds into shares of our common stock at any time during the conversion period, which is described below. Any Bond may be converted, at the option of the holder, at any time on and after February 12, 2009 up to the close of business (at the place where the certificate evidencing such Bond is deposited for conversion) on November 6, 2012, provided that, however, if such Bond has been called for redemption before November 13, 2012, then such Bond may be converted up to the close of business on a date no later than seven business days prior to the date fixed for redemption.

The number of shares of our common stock to be issued upon conversion of a Bond will be determined by dividing the principal amount of the Bond to be converted by the conversion price in effect at the conversion date, both as defined in the Trust Deed, and as discussed below. Conversion of a Bond may only be exercised in respect of one or more Bonds. If more than one Bond held by the same holder is converted at any one time by the same holder, the number of shares of our commons stock to be issued upon such conversion will be calculated on the basis of the aggregate principal amount of Bonds to be converted.

Fractions of shares of our common stock will not be issued on conversion and no cash adjustments will be made for such conversions. Notwithstanding the foregoing, in the event of a consolidation or re-classification of the shares of our common stock by operation of law or otherwise occurring after November 13, 2007 which reduces the number of shares of common stock outstanding, we will upon conversion of Bonds pay in cash (in US dollars by means of a US dollar check drawn on a bank in New York) a sum equal to such portion of the principal amount of the Bond or Bonds evidenced by the certificate deposited in connection with the exercise of conversion rights, for any fraction of a share of common stock not issued as a result of such consolidation or re-classification aforesaid if such sum exceeds $10.00.

Conversion Price

The price at which shares of our common stock will be issued upon conversion will initially be $3.50 per share, the price per share at which shares were sold in our initial public offering on Alternext.

Adjustments to Conversion Price

The conversion price of the Bonds is subject to adjustment upon the occurrence of certain events, including:

•	The alteration of the nominal value of shares of our common stock as a result of consolidation, subdivision or reclassification;

•
If we issue any shares of our common stock credited as fully paid to our shareholders by capitalization of profits or reserves including, shares paid up out of distributable profits or reserves and/or share premium account issued and which would not have constituted a capital distribution;

•
A capital distribution to our shareholders. The adjustment to the conversion price upon a capital distribution will become effective on the date of the capital distribution is actually made and when the capital distribution is by means of a cash dividend, it will be fully taken into account in the fair market value of the portion of the capital distribution attributable to one share;

•
If we issue shares of our common stock to all or substantially all of our shareholders at less than the current market price per share on the last trading day preceding the date of the announcement or issue of the grant; and

•
If we issue shares of our common stock at less than the conversion price in effect at the time of such issuance, the conversion price will be reduced concurrently with the issuance to a price equal to the consideration per share for which such shares were issued.

In addition, if for the period of 20 consecutive trading days immediately prior to November 13, 2009 or September 29, 2012, the conversion price for the Bonds is higher than the average closing price for the shares, then the conversion price will be reset to such average closing price; provided that, the conversion price will not be reset lower than 70% of the then existing conversion price. In addition, the Trust Deed provides that the conversion price of the Bonds cannot be adjusted to lower than $0.25 per share of common stock (as adjusted for stock splits, stock dividends, spin-offs, rights offerings, recapitalizations and similar events) except in certain circumstances.

Redemption

Unless previously redeemed, converted or purchased and cancelled, we are required to redeem any outstanding Bonds at 150.87% of its principal amount on November 13, 2012 (the “Maturity Date”).

Redemption at Our Option

At any time prior to the Maturity Date, we may, having given not less than 30 nor more than 60 days’ notice to the Bondholders, the Trustee and the Principal Agent, which notice will be irrevocable, redeem all and not some only of the Bonds at a redemption price equal to the early redemption amount on the redemption date if more than ninety percent in principal amount of the Bonds has already been converted, redeemed or purchased and cancelled. The early redemption amount of a Bond, for each $1,000 principal amount of the Bonds, is determined so that it represents for the Bondholder a gross yield of twelve percent per annum, calculated on a semi-annual basis.

Redemption for Taxation Reasons

At any time, we may, having given not less than 30 nor more than 60 days’ notice to the Bondholders, redeem all, but not some only, of the Bonds at a redemption price equal to the early redemption amount on the redemption date if (i) we have or will become obliged to pay additional amounts for any present or future taxes, duties, assessments or governmental charges, as a result of a change in, or amendment to, the laws of the Unites States, the PRC or England, and (ii) the obligation to pay additional amounts cannot be avoided provided that we do not give notice of redemption earlier than 90 days prior to the earliest date on which we would be obliged to pay such additional amounts were a payment in respect of the Bonds then due.

Redemption at the Option of the Bondholder:

In the event that either (i) our shares are not listed on Alternext (including shares issuable upon conversion of the Bonds and exercise of the Bond Warrants) on or before August 13, 2008 or (ii) we breach certain of our obligations to register the Bonds, Bond Warrants and underlying shares as promptly as possible, and in no event later than February 12, 2009, pursuant to the registration rights agreement dated November 13, 2007 entered into by and between the Subscriber and us, the holder of each Bond will have the right, at such holder’s option, to require us to redeem all or some of the Bonds held by that holder, at any time on or after the first anniversary of November 13, 2007, at 104.53% of our principal amount of the Bonds. At any time on or after the third anniversary of November 13, 2007, the holder of each Bond will have the right, at such holder’s option, to require us to redeem all or some of the Bonds held by that holder at 126.51% of our principal amount of the Bonds. To exercise either such optional redemption right, the holder of the relevant Bond must complete, sign and deliver at the specified office or any paying agent, as identified in the Agency Agreement, a duly completed and signed notice of redemption, in the then current form obtainable from the specified office of any paying agent together with the certificate evidencing the Bonds to be redeemed not earlier than 60 days and not later than 30 days prior to the date chosen by the Bondholder for redemption, which must be a business day.

Redemption for Delisting or a Change in Control

If there is a change of control of the Company, as defined in the Trust Deed, or if our common stock ceases to be listed or admitted to trading on Alternext or if trading in respect of our common stock is suspended temporarily or otherwise on Alternext for twenty (20) or more consecutive trading days, each Bondholder will have the right to require us to redeem all or some of that holder’s Bonds. We shall provide notice to the Bondholders within fourteen (14) days after we become aware of the occurrence of a delisting or change of control specifying the procedures for the exercise of the Bondholders’ rights to redemption. A Bondholder may exercise its right to redemption by completing, signing and depositing, at its own expense at the office of a paying agent, a notice of redemption together with the certificate evidencing the Bonds to be redeemed within sixty (60) days following the latter of the occurrence of a delisting or change of control or the date on which notice of the delisting or change of control is provided to the Bondholder by us. Once a Bondholder provides such notice of redemption, it is irrevocable and we must redeem the Bonds on the fourteenth (14th) day following such sixty (60) day period.

Purchase and Cancellation

We may at any time and from time to time purchase Bonds at any price in the open market or otherwise. All Bonds which are redeemed, converted or purchased by us, will be cancelled. Certificates in respect of all Bonds cancelled will be forwarded to or to the order of the registrar and such Bonds may not be reissued or resold.

Defaults and Remedies

The Trustee, in its sole discretion may, and if so requested in writing by the holders of not less than 25% in principal amount of the Bonds then outstanding or if so directed by an extraordinary resolution, give notice to us that the Bonds are immediately due and repayable at an early redemption amount if:

•	a default is made in the payment of any principal or early redemption amount due in respect of the Bonds;

•	any failure by us to deliver the shares of our common stock as and when the shares are required to be delivered following conversion of Bonds and such failure continues for seven days;

•
we do not perform or comply with one or more of our other obligations in the Bonds or the Trust Deed which default is incapable of remedy or, if in the opinion of the trustee capable of remedy, is not in the opinion of the trustee remedied within 21 days after written notice by the trustee of such default is delivered to us;

•
(a) we or any of our subsidiaries are or could be deemed by law to be insolvent or bankrupt or unable to pay our debts, (b) we or any of our subsidiaries stop, suspend or threaten to stop or suspend payment of all or a material part of our debts, (c) we or any of our subsidiaries propose or make any agreement to defer, reschedule or readjust all of our debts, (d) we or any of our subsidiaries propose or make a general assignment or an arrangement with or for the benefit of our creditors for any of such debts, (e) a moratorium is agreed or declared in respect of or affecting all or any part of the debts of us or any of our subsidiaries, or (f) an administrator or liquidator or the whole or any material part of the assets of us or any of our subsidiaries is appointed;

•
any of present or future indebtedness of us or any of our subsidiaries becomes, or becomes capable of being declared, due and payable prior to its stated maturity by reason of any actual or potential default, event of default or the like, or (b) any such indebtedness is not paid when due or, as the case may be, within any applicable grace period, or (c) we or any of our subsidiaries fail to pay when due any amount payable under any present or future guarantee for, or indemnity in respect of, any moneys borrowed or raised, provided that the aggregate amount of the relevant indebtedness, guarantees and indemnities in respect of which one or more of the events mentioned above in (a), (b), or (c) equals or exceeds $5,000,000;

•	a distress, attachment, execution, seizure before judgment or other legal process is levied, enforced or sued out on or against any of the property or assets of us or any of our subsidiaries;

•
an order is made or an effective resolution passed for the winding-up or dissolution, judicial management or administration of us or any of our subsidiaries (except for a members’ voluntary solvent winding-up), or we or any of our subsidiaries cease or threaten to cease to carry on all or substantially all of our business or operations and except for the purpose of and followed by a reconstruction, amalgamation, reorganization, merger or consolidation (a) on terms approved by an extraordinary resolution, or (b) in the case of any subsidiary, whereby the undertaking and assets of such subsidiary are transferred to or otherwise vested in us or any of our subsidiaries;

•
a lien holder or other holder of an encumbrance takes possession or an administrative or other receiver, manager, or administrator is appointed of the whole or any material part of the property or assets of us or any of our subsidiaries and is not discharged within 30 days;

•
any step is taken by any person with a view to the seizure, compulsory acquisition, expropriation or nationalization of all or a material part of the assets of us or any of our subsidiaries; or (b) we or any of our subsidiaries are prevented from exercising normal control over all or any substantial part of our property or assets;

•
any action or condition (including obtaining any necessary consent, approval, authorization, exemption, filing, license, order, recording or registration) at any time required to be taken or fulfilled in order (a) to enable us to lawfully enter into, exercise our rights and perform and comply with our obligations under the Bonds and the Trust Deed, (b) to ensure that those obligations are legally binding and enforceable and (c) to make the Bonds and the Trust Deed admissible in evidence in the courts of the United States or the PRC is not taken, fulfilled or done;

•	it is or will become unlawful for us to perform or comply with our obligations under any of the Bonds or the Trust Deed;

•	the conversion price is affected by any limitation to an adjustment to the conversion set forth in the relevant sections of the Trust Deed; or

•	any event occurs which under the laws of any relevant jurisdiction has an analogous effect to any of the events referred to in any of the foregoing paragraphs.

Modification and Waiver

The Trust Deed permits the Trustee, without the consent of the Bondholders, to agree to (i) a modification to, or waiver of any breach of, the Bonds, the Agency Agreement or the Trust Deed, if in the opinion of the Trustee it is not materially prejudicial to the interests of the Bondholders or (ii) any modification to the Bonds or the Trust Deed, which, in the Trustee’s opinion, is of a formal, minor, or technical nature or to correct a manifest or proven error to comply with the mandatory provisions of law.

Governing Law

The Trust Deed and the Bonds are governed by English law.

Termination of the Trust Deed

The Trust Deed will terminate when none of the Bonds remains outstanding.

DESCRIPTION OF THE BOND WARRANTS

On November 13, 2007, we completed a financing transaction with ABN AMRO issuing 600,000 warrants to purchase an aggregate of 600,000 shares of our common stock expiring 2010, subject to adjustment (the “Bond Warrants”). The warrant instrument between us and ABN AMRO is dated November 13, 2007 (the “Warrant Instrument”). The Bond Warrants are subject to the terms of a warrant agency agreement by and among us, The Bank of New York (the “Registrar”) and The Bank of New York, London Branch (the “Agent”), dated November 13, 2007 (the “Warrant Agency Agreement”). The following is a summary of the material provisions of the Bond Warrants.

General

The Bond Warrants are in registered form and represented by a global certificate. Pursuant to the terms and conditions of the Warrant Instrument and the Warrant Agency Agreement, the Bond Warrants are exercisable from February 12, 2009 until November 6, 2010. On November 13, 2007 we also entered into a registration rights agreement with ABN AMRO pursuant to which we agreed to include the Bonds, the Bond Warrants, and the shares of common stock underlying the Bonds and Bond Warrants in a registration statement, of which this prospectus is a part.

Shares of our common stock issuable upon the exercise of the Bond Warrants will:

•	rank pari passu in all respects from the effective date of issue with the shares of our common stock then in issue;

•	be entitled to all dividends and distributions paid on any date or by reference to any date on or after the exercise date;

•	otherwise have the rights and privileges of shareholder as prescribed in our Certificate of Incorporation.

No fraction of a Warrant Share will be issued on the exercise of a Bond Warrant but, if more than one Bond Warrant is exercised at the same time by the same holder, then, for the purpose of determining the number of the Warrant Shares to be issued upon exercise and whether any fraction of a Warrant Share arises, the number of shares arising on the exercise of each Bond Warrant will be aggregated.

Exercise

Shares of our common stock can be issued upon the exercise of the Bond Warrants at an exercise price of $0.0001 per Bond Warrant, subject to adjustment, any time from February 12, 2009 until November 6, 2010.

Adjustments

The number of shares of common stock issuable upon the exercise of the Bond Warrants and the subscription price are subject to adjustment for any stock split or subdivision, reclassification, or reorganization of the common stock.

Transfer

We will ensure that a register is kept at the specified office of the Registrar as identified in the Warrant Instrument. Bond Warrants may, subject to the terms of the Warrant Instrument and the Warrant Agency Agreement, be transferred in whole or in part in an authorized denomination by submitting the relevant Bond Warrant certificate at the specified office of the Registrar or Agent as indicated in the Warrant Instrument.

Winding up

We will notify and invite as soon as reasonably practicable all Bond Warrant holders to attend any of our general shareholders’ meeting having on our agenda the possible voluntary winding up or dissolution of our company. In the event of our winding up or dissolution, each holder of a Bond Warrant will be deemed to have exercised all his or her Bond Warrants and will be treated as a holder of Warrant Shares equal to the maximum number of shares issuable under his or her Bond Warrants. Each Bond Warrant holder will receive out of the proceeds of our share capital resulting from winding up or dissolution, in addition to any liquidation surplus to which the holder is entitled to as the holder of those Warrant shares. Subject to compliance with these conditions, the Bond Warrants will lapse upon our liquidation.

Reservation of Shares

While the Bond Warrants are outstanding, we will keep available for issue, and free from pre-emptive rights, out of our authorized but unissued share capital the number of shares of common stock that are issuable upon the exercise of all outstanding Bond Warrants. We will also ensure that our directors have all necessary authorizations to allot such common shares at any time.

MATERIAL UNITED STATES FEDERAL INCOME TAX
CONSEQUENCES FOR HOLDERS OF BONDS AND BOND WARRANTS

The following discussion of the material United States federal income tax matters addressed herein is the opinion of K&L Gates LLP.

The following is a summary of certain material U.S. federal income tax consequences relating to the purchase, ownership and disposition of the Bonds, the Bond Warrants and common stock underlying the Bonds and the Bond Warrants, but is not a complete analysis of all the potential tax consequences relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code”, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service, which we refer to as “IRS”, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary is limited to holders who purchase Bonds or Bond Warrants for cash and who hold the Bonds, the Bond Warrants and the common stock underlying the Bonds and the Bond Warrants as capital assets. This summary also does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction. In addition, this summary does not address tax consequences applicable to a holder’s particular circumstances or to holders that may be subject to special tax rules, including, without limitation:

•	partnerships or other pass-through entities or investors in such entities;

•	banks, insurance companies or other financial institutions;

•	persons subject to the U.S. federal estate, gift or alternative minimum tax arising from the purchase, ownership or disposition of the notes;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	certain former citizens or long-term residents of the United States;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons who hold the Bonds, Bond Warrants or the common stock underlying the Bonds and the Bond Warrants in connection with a straddle, hedging, conversion or other risk reduction transaction; or

•	persons deemed to sell the Bonds, Bond Warrants or the common stock underlying the Bonds and the Bond Warrantsunder the constructive sale provisions of the Code.

If a holder is an entity treated as a partnership for U.S. federal income tax purposes, the tax treatment of each partner of such partnership will depend upon the status of the partner and the activities of the partnership. A holder that is a partnership, and partners in such partnerships, should consult their own tax advisors regarding the tax consequences of the purchase, ownership and disposition of the Bonds, the Bond Warrants and common stock.

INVESTORS CONSIDERING THE PURCHASE OF THE BONDS OR THE BOND WARRANTS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Consequences to U.S. Holders

The following is a summary of certain material U.S. federal income tax consequences that will apply to you if you are a U.S. holder of the Bonds, the Bond Warrants or our common stock. Certain consequences to “non-U.S. holders” of the Bonds, the Bond Warrants or common stock are described under “—Consequences to Non-U.S. Holders” below. As used herein, the term “U.S. holder” means a beneficial owner of a Bond, a Bond Warrant or common stock who or that is:

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust if (1) the administration of the trust is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Payments of Interest

Qualified stated interest on the Bonds will be taxable to you as ordinary income at the time it is accrued or received in accordance with your method of accounting for U.S. federal income tax purposes.

Original Issue Discount

In accordance with Sections 1271 through 1275 of the Code and the Treasury regulations thereunder, the Bonds will bear “original issue discount” if its “stated redemption price at maturity” exceeds its “issue price” by more than a de minimis amount. For U.S. federal income tax purposes, the Bonds and the Bond Warrants were treated as an investment unit upon initial issuance. The “issue price” of the investment unit is the first price at which we sold a substantial portion of the investment units, disregarding sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. The issue price of a Bond is determined by allocating the issue price of an investment unit between the Bond and the Bond Warrant based on their relative fair market values. Our allocation of the issue price is binding on a U.S. holder of the Bonds and the Bond Warrants, unless the holder explicitly discloses on a statement attached to its federal income tax return for the year in which it acquires the Bonds or the Bond Warrants that it has made a different determination. Our allocation is not binding on the IRS, however, and the IRS may challenge such allocation. If the IRS successfully asserts that the issue price of a Bond is less than the amount allocated by us, a greater amount of original issue discount will accrue on the Bonds.

The stated redemption price at maturity of a Bond includes all amounts payable other than “qualified stated interest” (i.e., payments that are unconditionally required to be paid at least annually at the lowest single fixed rate over the term of the Bonds). Because the Bonds were issued as part of an investment unit and we are required to redeem any outstanding Bonds at 150.87% of their principal amount on November 13, 2012, the stated redemption price at maturity of a Bond exceeds its issue price, as determined above, and the Bonds were issued with original issue discount.

Each U.S. holder of a Bond must include original issue discount in income as ordinary interest income for U.S. federal income tax purposes as it accrues in advance of the receipt of cash payments attributable to such income, regardless of such holder’s regular method of tax accounting. As a result, a U.S. holder will be required to include original issue discount in income prior to the receipt of cash with respect thereto. The original issue discount will accrue daily in accordance with a constant yield method based on a compounding of interest. The original issue discount allocable to any accrual period will be equal to the product of the adjusted issue price of the Bonds as of the beginning of such period and the yield to maturity of the Bonds. The adjusted issue price of the Bonds as of the beginning of any accrual period will equal its issue price, increased by the amount of original issue discount previously included in the gross income of the applicable U.S. holder, and decreased by the amount of any payment made on the Bonds other than payments of qualified stated interest. If you purchase a Bond for an amount that is greater than its adjusted issue price but equal to or less its stated redemption price at maturity, you will be considered to have purchased that Bond at an "acquisition premium" equal to the amount of such excess, and the amount of original issue discount that you must include as ordinary interest income for any taxable year will be reduced by the portion of the acquisition premium properly allocable to that year.

Market Discount

If you purchase a Bond for an amount that is less than its revised issue price (which is generally equal to its adjusted issue price, determined as described above), the amount of the difference will be treated as market discount for U.S. federal income tax purposes, unless this difference is less than a specified de minimis amount.

You will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of a Bond as ordinary income to the extent of the market discount accrued on the Bond at the time of the payment or disposition unless you previously have included in income this market discount pursuant to an election to include market discount in income as it accrues, or pursuant to a constant yield election. If the Bond is disposed of in certain non-taxable transactions (not including its conversion into common stock), accrued market discount will be included as ordinary income to you as if you had sold the Bond in a taxable transaction at its then fair market value. In addition, you may be required to defer, until the maturity of the Bond or its earlier disposition (including certain nontaxable transactions, but not including its conversion into common stock), the deduction of all or a portion of the interest expense on any indebtedness incurred or maintained to purchase or carry such Bond.

Upon conversion of a Bond acquired at a market discount, any market discount not previously included in income (including as a result of the conversion) will carryover to the common stock received. Any such market discount that is carried over to common stock received upon conversion will be taxable as ordinary income upon the sale or other disposition of the common stock.

Amortizable Premium

If your tax basis in a Bond, immediately after the purchase, is greater than the stated redemption price at maturity of the Bond, you will be considered to have purchased the Bond with amortizable Bond premium. Amortizable Bond premium with respect to any Bond will be equal in amount to the excess, if any, of the tax basis (reduced as set forth in the following sentence) over the stated redemption price at maturity of the Bond. For this purpose only, a holder’s tax basis in a Bond is reduced by an amount equal to the value of the option to convert the Bond into common stock; the value of this conversion option may be determined under any reasonable method. You may elect to amortize any such Bond premium, using a constant yield method, over the remaining term of the Bond. You may use the amortizable Bond premium allocable to an accrual period to offset qualified stated interest required to be included in your income with respect to the Bond in that accrual period. If you elect to amortize Bond premium, you must reduce your tax basis in the Bond by the amount of the premium amortized in any year. An election to amortize Bond premium applies to all taxable debt obligations then owned and thereafter acquired by you and may be revoked only with the consent of the IRS.

Constructive Dividends

Holders of convertible debt instruments such as the Bonds may, in certain circumstances, be deemed to have received distributions of stock if the conversion price of such instruments is adjusted. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the Bonds will not be deemed to result in a constructive distribution of stock. However, certain of the possible adjustments provided in the Bonds may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, you will be deemed to have received constructive distributions includible in your income in the manner described under “—Dividends” below even though you have not received any cash or property as a result of such adjustments. In certain circumstances, the failure to provide for such an adjustment may also result in a constructive distribution to you.

Sale, Exchange, Redemption, Repurchase or Other Taxable Disposition of the Bonds

Except as set forth below under “—Conversion of the Bonds,” upon the sale, exchange, redemption, repurchase or other taxable disposition of a Bond, you will recognize gain or loss to the extent of the difference between (1) the sum of the cash and the fair market value of any property received on such disposition (except to the extent attributable to the payment of accrued and unpaid interest on the Bond, which will be taxed as ordinary income to the extent that you have not previously recognized this income), and (2) your adjusted tax basis in the Bond. Your adjusted tax basis in a Bond will equal the portion of the purchase price allocated to the Bond (as discussed above under “Original Issue Discount”), increased by market discount and original issue discount that you have previously included in income with respect to the Bond and decreased by the amount of payments of principal and any premium that you have taken into account with respect to the Bond. Except as set forth above under “—Market Discount,” any such gain or loss you recognize upon such taxable disposition of a Bond will be capital gain or loss. In the case of a non-corporate U.S. holder, such capital gain will be subject to tax at a reduced rate if, at the time of such disposition, the Bond had been held for more than one year. The deductibility of capital losses is subject to limitations.

Conversion of the Bonds

You will not recognize any income, gain or loss upon conversion of a Bond into common stock, except with respect to cash received in lieu of a fractional share of common stock. Your tax basis in the common stock received on conversion of a Bond will be the same as your adjusted tax basis in the Bond at the time of the conversion, reduced by any basis allocable to a fractional share, and the holding period for the common stock received on conversion will include the holding period of the Bond converted.

To the extent, however, that any common stock received upon conversion is considered attributable to accrued interest not previously included in income, the receipt of the common stock will be taxable as ordinary income. Your tax basis in the shares of common stock considered attributable to accrued interest will equal the amount of such accrued interest included in income, and the holding period for such common stock will begin on the day following the date of conversion.

Cash received in lieu of a fractional share of common stock upon conversion should be treated as a payment in exchange for the fractional share of common stock. Accordingly, the receipt of cash in lieu of a fractional share of common stock should result in capital gain or loss, which is equal to the difference between the cash received for the fractional share and your adjusted tax basis in the fractional share. This gain or loss should be capital gain or loss and should be taxable as described below under “—Sale, Exchange, Redemption, or Other Taxable Disposition of Common Stock.”

Dividends

If you convert your Bond into our common stock, distributions, if any, made on our common stock will be included in your income as ordinary dividend income to the extent of our current or accumulated earnings and profits. With respect to non-corporate U.S. holders for taxable years beginning after December 31, 2002 and before January 1, 2011 such dividends are taxed at a preferential maximum rate of 15% provided certain holding period requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of your adjusted tax basis in the common stock and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporate U.S. holder may be eligible for a dividends received deduction, subject to applicable limitations.

Sale, Exchange, Redemption or Other Taxable Disposition of Common Stock

If you convert your Bonds into our common stock, then upon the sale, exchange, redemption or other taxable disposition of our common stock, you will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) your adjusted tax basis in the common stock. Your tax basis and holding period in common stock received upon conversion of a Bond are determined as discussed above under “—Conversion of the Bonds.” Except as set forth above under “—Market Discount,” any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if your holding period in the common stock is more than one year at the time of the taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. holders will be subject to a reduced rate of U.S. federal income tax. The deductibility of capital losses is subject to limitations.

Exercise of the Bond Warrants

A U.S. holder will not recognize gain or loss upon exercise of a Bond Warrant (except with respect to any cash received in lieu of a fractional share, which will be taxed in a manner similar to that described above under “Conversion of the Bonds”). A U.S. holder will have a tax basis in the common stock received upon the exercise of a Bond Warrant equal to the sum of its tax basis in the Bond Warrant and the aggregate cash exercise price paid in respect of such exercise, less any amount attributable to any fractional shares. The holding period of common stock received upon the exercise of a Bond Warrant will commence on the day after the Bond Warrant is exercised.

Expiration and Disposition of the Bond Warrants

If a Bond Warrant expires without being exercised, a U.S. holder will recognize a capital loss in an amount equal to its tax basis in the Bond Warrant. Upon the sale, exchange, or redemption of a Bond Warrant, a U.S. holder will recognize gain or loss equal to the difference between the amount realized on such sale, exchange, or redemption and the U.S. holder’s tax basis in such Bond Warrant. Such gain or loss will be long-term capital gain or loss if, at the time of such sale, exchange, or redemption, the Bond Warrant has been held for more than one year. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS, other than with respect to corporations and other exempt holders, with respect to interest on the Bonds, dividends paid on the common stock and proceeds received from a disposition of the Bonds or shares of common stock. Unless you are an exempt recipient such as a corporation, you may be subject to backup withholding tax (currently at a rate of 28%) with respect to interest paid on the Bonds, dividends paid on the common stock or with respect to proceeds received from a disposition of the Bonds or shares of common stock. You will be subject to backup withholding if you are not otherwise exempt and you:

•	fail to furnish your taxpayer identification number, or “TIN”, which for an individual, is ordinarily his or her social security number;

•	furnish an incorrect TIN;

•	are notified by the IRS that you have failed to properly report payments of interest or dividends; or

•	fail to certify, under penalties of perjury, that you have furnished a correct TIN and that the IRS has not notified you that you are subject to backup withholding.

Backup withholding is not an additional tax but, rather, is a method of tax collection. You will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability and may be entitled to a refund provided that the required information is furnished to the IRS in a timely manner.

Consequences to Non-U.S. Holders

The following is a summary of certain material U.S. federal income tax consequences that will apply to you if you are a non-U.S. holder of the Bonds, the Bond Warrants or our common stock. For purposes of this discussion, a “non-U.S. holder” means a beneficial owner of Bonds, the Bond Warrants or common stock that is a nonresident alien individual or a corporation, trust or estate that is not a U.S holder.

“Non-U.S. holder” does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition of the Bonds, the Bond Warrants or common stock and is not otherwise a resident of the United States for U.S. federal income tax purposes. Such an individual is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences on the sale, exchange or other disposition of the Bonds, the Bond Warrants or common stock.

Payments of Interest

Interest paid (or accrued under the original issue discount rules) on a Bond to you will qualify for the “portfolio interest exemption” and will not be subject to U.S. federal income tax or withholding tax, provided that such interest income is not effectively connected with your conduct of a U.S. trade or business and provided that you:

•	do not actually or by attribution own 10% or more of the combined voting power of all classes of our stock entitled to vote;

•	are not a controlled foreign corporation for U.S. federal income tax purposes that is related to us actually or by attribution through stock ownership;

•	are not a bank that acquired the Bonds in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; and

•
either (a) provide a Form W-8BEN (or a suitable substitute form) signed under penalties of perjury that includes your name and address and certifies as to non-United States status in compliance with applicable law and regulations, or (b) are a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and provides a statement to us or our agent under penalties of perjury in which it certifies that such a Form W-8 (or a suitable substitute form) has been received by it from you or a qualifying intermediary and furnishes us or our agent with a copy.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% U.S. federal withholding tax.

If interest on a Bond is effectively connected with a trade or business conducted by you, you will not be subject to withholding if you comply with applicable IRS certification requirements (i.e., by delivering a properly executed IRS Form W-8ECI) and will be subject to U.S. federal income tax on a net income basis at regular graduated rates in the same manner as if you were a U.S. holder. If you are eligible for the benefits of an income tax treaty between the U.S. and your country of residence, any interest income that is effectively connected with a U.S. trade or business will be subject to U.S. federal income tax in the manner specified by the treaty and will only be subject to such tax if such income is attributable to a permanent establishment (or a fixed base in the case of an individual) maintained by you in the U.S. and you claim the benefit of the treaty by properly submitting an IRS form W-8BEN. If you are a corporation, effectively connected income also may be subject to the additional branch profits tax, which is imposed on a foreign corporation on the deemed repatriation from the United States of effectively connected earnings and profits at a 30% rate (or such lower rate as may be prescribed by an applicable tax treaty).

Dividends and Constructive Dividends

If distributions are made with respect to our common stock (including any deemed distributions resulting from certain adjustments, or failures to make certain adjustments, to the conversion price of the Bonds, see “—Consequences to U.S. Holders—Constructive Dividends” above), such distributions will be treated as dividends to the extent of our current and accumulated earnings and profits as determined under the Code. Any portion of a distribution that exceeds our current and accumulated earnings and profits will first be applied in reduction of your tax basis in the common stock, and to the extent such portion exceeds your tax basis, the excess will be treated as gain from the disposition of the common stock, the tax treatment of which is discussed below under “—Sale, Exchange, Conversion, Redemption, Repurchase or Other Taxable Disposition of the Bonds or Common Stock.”

Dividends paid to a non-U.S. holder will be subject to the U.S. federal withholding tax at a 30% rate, subject to the following two exceptions.

•
Dividends effectively connected with a trade or business of a non-U.S. holder and, if a tax treaty applies, attributable to a U.S. permanent establishment maintained by the non-U.S. holder within the United States, will not be subject to withholding if the non-U.S. holder complies with applicable IRS certification requirements and will be subject to U.S. federal income tax on a net income basis. In the case of a non-U.S. holder that is a corporation, such effectively connected income also may be subject to the branch profits tax, which is imposed on a foreign corporation on the deemed repatriation from the United States of effectively connected earnings and profits at a 30% rate (or such lower rate as may be prescribed by an applicable tax treaty).

•
The withholding tax might not apply, or might apply at a reduced rate, under the terms of an applicable tax treaty. Under Treasury regulations, to obtain a reduced rate of withholding under a tax treaty, a non-U.S. holder will be required to satisfy applicable certification and other requirements.

Because a constructive dividend deemed received by a non-U.S. holder would not give rise to any cash from which any applicable withholding tax could be satisfied, we may set-off any such withholding tax against cash payments of interest payable on the Bonds.

Conversion of the Bonds or Exercise of the Bond Warrants

A non−U.S. holder will not be subject to U.S. federal income tax on the conversion of Bonds or exercise of Bond Warrants into common stock. However, if the non−U.S. holder receives any cash in lieu of a fractional share of common stock, the rules described below under “Sale, Exchange, Redemption, Repurchase or Other Taxable Disposition of the Bonds or Common Stock” will apply.

Sale, Exchange, Redemption, Repurchase or Other Taxable Disposition of the Bonds, the Bond Warrants or Common Stock

Any gain realized by you on the sale, exchange, redemption, repurchase or other taxable disposition of the Bonds, the Bond Warrants or our common stock will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States or

•
we are or have been a “United States real property holding corporation,” or a “USRPHC,” for U.S. federal income tax purposes and, provided that our common stock is “regularly traded on an established securities market,” you held directly or indirectly at any time during the five-year period ending on the date of disposition or such shorter period more than five percent of our common stock.

We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future.

If you are engaged in a trade or business in the United States, and if gain realized on a sale, exchange redemption, repurchase or other taxable disposition of Bonds, the Bond Warrants or common stock is effectively connected with the conduct of this trade or business, you will be taxed in the same manner as a U.S. holder (see “—Consequences to U.S. Holders—Sale, Exchange, Redemption, Repurchase or Other Taxable Disposition of Bonds” above). These holders are urged to consult their own tax advisors with respect to other tax consequences of the ownership and disposition of Bonds or common stock including the possible imposition of branch profits tax at a rate of 30% (or lower treaty rate).

Information Reporting and Backup Withholding

Information Reporting

The payment of interest and dividends to a non-U.S. holder is not subject to information reporting on IRS Form 1099 if applicable certification requirements (for example, by delivering a properly executed IRS Form W-8BEN) are satisfied. The payment of proceeds from the sale or other disposition of the Bonds, the Bond Warrants or common stock by a broker to a non-U.S. holder is not subject to information reporting if:

•
the beneficial owner of the Bonds or common stock certifies the owner’s non-U.S. status under penalties of perjury (i.e., by providing a properly executed IRS Form W-8BEN), or otherwise establishes an exemption; or

•	the sale or other disposition of the Bonds or common stock is effected outside the United States by a foreign office, unless the broker is:

•	a U.S. person;

•	a foreign person that derives 50% or more of its gross income for certain periods;

•	a controlled foreign corporation for U.S. federal income tax purposes; or

•	a foreign partnership more than 50% of the capital or profits of which is owned by one or more U.S. persons or which engages in a U.S. trade or business.

In addition to the foregoing, we must report annually to the IRS and to each non-U.S. holder on IRS Form 1042-S the entire amount of interest or dividends paid to you. This information may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty or other agreement.

Backup Withholding

Backup withholding (currently at a rate of 28%) is required only on payments that are subject to the information reporting requirements, discussed above, and only if other requirements are satisfied. Even if the payment of proceeds from the sale or other disposition of Bonds or common stock is subject to the information reporting requirements, the payment of proceeds from a sale or other disposition outside the United States will not be subject to backup withholding unless the payor has actual knowledge that the payee is a U.S. person. Backup withholding does not apply when any other provision of the Code requires withholding. For example, if interest payments are subject to the withholding tax described above under “—Consequences to Non-U.S. Holders—Payments of Interest” backup withholding will not also be imposed. Thus, backup withholding may be required on payments subject to information reporting, but not otherwise subject to withholding.

Backup withholding is not an additional tax. Any amount withheld from a payment to a non-U.S. holder under these rules will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished timely to the IRS.

SHARES ELIGIBLE FOR FUTURE SALE

As of November 1, 2008, we had 26,570,677 shares of common stock outstanding. All of the shares registered in this offering will be freely tradable without restriction or further registration under the Securities Act. If shares are purchased by our “affiliates” as that term is defined in Rule 144 under the Securities Act, their sales of shares would be governed by the limitations and restrictions that are described below.

Rule 144

In general, under Rule 144 a person, or persons whose shares are aggregated, who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale and who has beneficially owned shares of our common stock for at least six months, including the holding period of any prior owner, except if the prior owner was one of our affiliates, would be entitled to sell all of their shares, provided the availability of current public information about our company.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about our company. Any substantial sale of common stock pursuant to any resale registration statement or Rule 144 may have an adverse effect on the market price of our Common Stock by creating an excessive supply.

Lock-Up Agreements

The investors in the Private Placement, in which we sold 2,250,348 shares of Series A Convertible Preferred Stock, entered into a lock-up agreement pursuant to which they agreed not to sell their shares, or the common stock that underlie their shares, until our common stock begins to be listed or quoted on the New York Stock Exchange, Alternext, NASDAQ Global Market, NASDAQ Capital Market or the OTC Bulletin Board, after which their shares will automatically be released from the lock up every 30 days on a pro rata basis over a nine month period beginning on the date that is 30 days after listing or quotation of the shares. Our securities were listed on February 12, 2008. We have the option to release the investors from the lock-up agreements.

We filed a registration statement covering the common stock sold in the private placement. Subject to the lock up agreement, the shares became freely tradable upon effectiveness of the registration statement in February 2008. In addition, affiliates of WestPark who own shares of our common stock have agreed to a lock-up with us whereby they agreed not sell an aggregate of 1,528,933 shares of common stock held by them until that date which is nine months from the day that our common stock begins to be traded on either the New York Stock Exchange, American Stock Exchange, NASDAQ Global Market, NASDAQ Capital Market, the OTC Bulletin Board or the Pink Sheets.

Upon closing of our initial public offering, we also agreed with WestPark Capital, Inc. that we will not, without the prior written consent of WestPark Capital, directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer, or otherwise dispose of or enter into any transaction which may result in the disposition of any shares of our common stock or securities convertible into, exchangeable or exercisable for any shares of our common stock (excluding the exercise of certain warrants and/or options currently outstanding and exercisable) for a period of 12 months after February 12, 2008. In addition, each of our executive officers and directors, have agreed with WestPark Capital not to directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer (excluding intra-family transfers, transfers to a trust for estate planning purposes or to beneficiaries of officers, directors and shareholders upon their death), or otherwise dispose of or enter into any transaction which may result in the disposition of any shares of our common stock or securities convertible into, exchangeable or exercisable for any shares of our common stock, without the prior written consent of WestPark Capital, for a period of 12 months after February 12, 2008.

We have been advised by WestPark Capital that it has no present intention and there are no agreements or understandings, explicit or tacit, relating to the early release of any locked-up shares. WestPark Capital may, however, consent to an early release from the lock-up period if, in its opinion, the market for the common stock would not be adversely impacted by sales. The release of any lock up would be considered on a case-by-case basis. Factors that WestPark Capital may consider in deciding whether to release shares from the lock up restriction include the length of time before the lock-up expires, the number of shares involved, the reason for the requested release, market conditions, the trading price of our securities, historical trading volumes of our securities and whether the person seeking the release is an officer, director or affiliate of us.

Registration

In February 2008, we completed a public offering and sale of 963,700 shares of common stock, all of which are currently freely tradeable. In addition, pursuant to the terms of the Share Exchange, we filed a registration statement with the Securities and Exchange Commission to register a total of 2,250,348 shares of common stock underlying shares of our Series A Convertible Preferred Stock issued in a Private Placement that was conducted in conjunction with the Share Exchange in January 2007. The registration statement was declared effective by the Securities and Exchange Commission in February 2008. The investors in the Private Placement agreed not to sell their shares until our common stock was listed on the Alternext, after which their shares are automatically released from the lock up on a monthly basis pro rata over a nine month period beginning with the date that is 30 days from the date of listing on the Alternext. We also registered 1,703,017 shares of common stock held by certain of our shareholders immediately prior to the Share Exchange.

In addition, we entered into a registration rights agreement with ABN AMRO pursuant to which we agreed to register the Bonds, the Bond Warrants, and the shares of common stock underlying the Bonds and the Bond Warrants. A total of 2,285,714 shares may be issued upon conversion of the Bonds, subject to adjustment, and 600,000 shares may be issued upon exercise of the Bond Warrants, subject to adjustment. The Bonds may not be converted until February 12, 2009 and the Bond Warrants may not be exercised until February 12, 2009. We are registering the Bonds, the Bond Warrants and the shares that may be issued upon conversion of the Bonds and upon exercise of the Bond Warrants under this prospectus. For additional information of registration obligations, see above under “Prospectus Summary - Recent Events - November 2007 Issuance of Bonds and Bond Warrants.” In addition to the foregoing securities, we are registering for resale under this prospectus an additional 200,000 shares of our common stock held by another selling security holder.

In September 2008, we adopted our 2008 Equity Incentive Plan (“2008 EIP”). Our employees, officers and directors (including employees, officers and directors of our affiliates) are eligible to participate in the 2008 EIP. The maximum number of securities that may be granted under the 2008 EIP is 2,500,000 shares of common stock. In addition, the aggregate number of shares of common stock that may be issued pursuant to the 2008 EIP during any twelve month period may not exceed 10% of the average number of issued and outstanding shares during such twelve month period. As of the date of this prospectus, we had 26,570,677 shares of common stock outstanding. There are currently no options or other securities outstanding under the 2008 EIP. We expect to make fully vested, unrestricted stock grants to five of our long-term employees in an aggregate amount of 500,000 shares after we receive approval for additional listing of the shares reserved for issuance under the 2008 EIP from Alternext and after we file a Form S-8 with, and it is declared effective by, the Securities and Exchange Commission, which we expect to occur within the next 30 days.

PLAN OF DISTRIBUTION

We are registering (i) $8,000,000 in aggregate principal amount of Variable Rate Convertible Bonds due in 2012 (the “Bonds”), (ii) 600,000 Bond Warrants to purchase an aggregate of 600,000 shares of our common stock, (iii) 2,885,714 shares of our common stock issuable pursuant to conversion of the Bonds or exercise of the Bond Warrants; and (iv) 200,000 additional shares of common stock held by the selling security holders (the “Shares”). We will not receive any of the proceeds from the sale by the selling security holders of the Bonds, the Bond Warrants, the Shares, or shares of common stock issuable pursuant to conversion of the Bonds or exercise of the Bond Warrants. We will bear all fees and expenses incident to our obligation to register the Bonds, the Bond Warrants, the Shares and any shares of common stock issuable upon the conversion of the Bonds or exercise of the Bond Warrants, except that the selling security holders will pay all applicable underwriting discounts and selling commissions, if any.

The selling security holders may sell all or a portion of the Bonds, the Bond Warrants, the Shares or common stock underlying the Bonds and the Bond Warrants owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Bonds, the Bond Warrants, Shares or common stock underlying the Bonds and the Bond Warrants are sold through underwriters or broker-dealers, then the selling security holders will be responsible for underwriting discounts or commissions or agent’s commissions. The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices.

The securities may be sold by one or more of, or a combination of, the following:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•
block trades in which the broker-dealer will attempt to sell the Bonds, the Bond Warrants, Shares, or common stock underlying the Bonds and the Bond Warrants as agent but may position and resell a portion of the block as principal to facilitate the transaction;

• purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the date of this prospectus;

•	broker-dealers may agree with any selling security holder to sell a specified amount of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	a combination of any such methods of sale;

•	any other method permitted pursuant to applicable law.

The selling security holders may also sell the securities under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), under Registration S under the Securities Act, or pursuant to any other transaction exempt from registration requirements of the Securities Act or the Securities Exchange Act of 1934, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of the Bonds, the Bond Warrants, the Shares or common stock underlying the Bonds and the Bond Warrants, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts relating to its sales of securities to exceed what is customary in the types of transactions involved. The maximum commission or discount to be received by any NASD member or independent broker-dealer, however, will not be greater than eight (8) percent for the sale of any securities being registered hereunder pursuant to Rule 415 of the Securities Act.

In connection with the sale of our common stock or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. They may also sell the Bonds, the Bond Warrants, the Shares or common stock underlying the Bonds and the Bond Warrants short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling security holders and any broker-dealers or agents that are involved in selling the Bonds, the Bond Warrants, the common stock underlying the Bonds and the Bond Warrants or the Shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. ABN AMRO has informed us that it is an affiliate of a broker-dealer and it acquired these securities in the ordinary course of business and that at the time of the acquisition of these securities, it had no agreements or understandings, directly or indirectly, with any person to distribute these securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the Bonds, the Bond Warrants, the Shares or common stock underlying the Bonds and the Bond Warrants. We have agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because the selling security holders may be deemed to be “underwriters” within the meaning of the Securities Act, and such selling security holder so deemed may be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling security holders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the selling security holders.

The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Bonds, the Bond Warrants, the common stock underlying the Bonds and the Bond Warrants or the Shares by the selling security holders or any other person. We will make copies of this prospectus available to the selling security holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by K&L Gates LLP, Los Angeles, California. The legality of the Bonds and Bond Warrants offered by this prospectus will be passed upon for us by K&L Gates LLP, London, United Kingdom.

EXPERTS

Our consolidated financial statements as of December 31, 2007 and 2006 and for the years ended December 31, 2007, 2006, and 2005 appearing in this prospectus and the registration statement have been audited by Dominic K.F. Chan & Co., Certified Public Accountants, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the shares of common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We file periodic reports under the Securities Exchange Act of 1934, including annual, quarterly and special reports, and other information with the Securities and Exchange Commission. These periodic reports, and other information are available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.

ASIA TIME CORPORATION
(FORMERLY SRKP 9, INC.)

CONSOLIDATED FINANCIAL STATEMENTS

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

CONDENSED CONSOLIDATED BALANCE SHEETS
(Stated in US Dollars)

		As of
	Notes	June 30,	December 31,
		2008	2007
		(Unaudited)	(Audited)
		$	$
ASSETS
Current Assets :
Cash and cash equivalents		1,838,723	6,258,119
Restricted cash		7,955,331	8,248,879
Accounts receivable		20,922,873	14,341,989
Prepaid expenses and other receivables	7	14,547,132	7,704,999
Inventories, net	8	13,160,240	12,370,970

Total Current Assets		58,424,299	48,924,956
Deferred tax assets	6	29,895	29,929
Property and equipment, net	9	4,967,897	1,891,709
Leasehold lands	10	-	-
Held-to-maturity investments	11	299,885	300,231
Intangible assets	12	27,975	48,012
Restricted cash		256,180	256,476

TOTAL ASSETS		64,006,131	51,451,313

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Current Liabilities :
Accounts payable		695,098	1,310,809
Other payables and accrued liabilities	13	743,457	132,507
Income taxes payable		3,755,674	2,293,887
Bank borrowings	14	22,310,355	20,438,479

Total Current Liabilities		27,504,584	24,175,682

Convertible bond payables	15	4,779,824	345,461
Deferred tax liabilities	6	56,888	56,953

TOTAL LIABILITIES		32,341,296	24,578,096

COMMITMENTS AND CONTINGENCIES	18

(continued)

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

CONDENSED CONSOLIDATED BALANCE SHEETS (Continued)
(Stated in US Dollars)

		As of
	Notes	June 30, 2008 (Unaudited)	December 31, 2007 (Audited)
		$	$
STOCKHOLDERS’ EQUITY
Preferred stock	16
Par value: 2008 – US$0.0001 (2007 - US$0.0001)
Authorized: 2008 – 10,000,000 shares (2007 - 10,000,000 shares)
Issued and outstanding: 2008 – 43,056 issued (2007 - 2,250,348 issued)		4	225
Common stock	16
Par value: 2008 US$0.0001 (2007 – US$0.0001)
Authorized: 100,000,000 shares
Issued and outstanding: 2008 – 26,527,621 shares (2007 - 23,156,629 shares)		2,653	2,316
Additional paid-in capital		12,636,309	13,481,036
Accumulated other comprehensive income		(71,190)	(28,404)
Retained earnings		19,097,059	13,418,044

TOTAL STOCKHOLDERS’ EQUITY		31,664,835	26,873,217

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY		64,006,131	51,451,313

See notes to condensed consolidated financial statements

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Stated in US Dollars)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	$	$	$	$

Net sales	38,122,896	20,869,437	74,948,144	41,987,579
Cost of sales	(32,854,691)	(18,519,891)	(64,000,989)	(36,418,869)

Gross profit	5,268,205	2,349,546	10,947,155	5,568,710
Other operating income – Note 3	25,894	48,281	51,557	96,778
Depreciation	(307,338)	(63,433)	(614,911)	(128,864)
Administrative and other operating expenses, including stock-based compensation	(727,196)	(558,857)	(2,310,387)	(2,605,263)

Income from operations	4,259,565	1,775,537	8,073,414	2,931,361
Fees and costs related to reverse merger	-	-	-	(736,197)
Non-operating income - Note 4	63,896	48,452	110,748	78,381
Interest expenses - Note 5	(423,204)	(274,990)	(1,024,838)	(514,419)

Income before taxes	3,900,257	1,548,999	7,159,324	1,759,126
Income taxes - Note 6	(668,663)	(314,204)	(1,480,309)	(716,871)

Net income	3,231,594	1,234,795	5,679,015	1,042,255

Earnings per common share
- Basic	0.13	0.05	0.23	0.05
- Diluted	0.11	0.05	0.21	0.04

Weighted average common shares
- Basic	25,698,807	23,156,629	24,879,527	22,686,183
- Diluted	28,809,386	25,406,977	27,053,765	24,606,260

See notes to consolidated financial statements.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Stated in US Dollars)

	Six months ended June 30,
	2008	2007
	(Unaudited)	(Unaudited)
	$	$
Cash flows from operating activities
Net income	5,679,015	1,042,255
Adjustments to reconcile net income to net cash used in operating activities :
Amortization of bond discount and bond interest	219,765	-
Stock-based compensation	700,000	1,652,205
Amortization of intangible assets	20,007	61,907
Amortization of leasehold lands	-	11,522
Depreciation	614,910	128,864
Loss on disposal of plant and equipment	-	5,404
Income taxes	1,480,309	716,871

Changes in operating assets and liabilities :
(Increase) decrease in -
Accounts receivable	(6,605,738)	(6,317,232)
Prepaid expenses and other receivables	(6,859,648)	(3,929,492)
Inventories	(804,545)	2,231,701
Increase (decrease) in -
Accounts payable	(614,945)	748,048
Other payables and accrued liabilities	611,603	(138,176)
Income taxes payable	(14,025)	(111,908)

Net cash used in operating activities	(5,573,292)	(3,898,031)

Cash flows from investing activities
Acquisition of plant and equipment	(3,697,162)	(3,824)
Proceeds from disposal of plant and equipment	-	320

Net cash used in investing activities	(3,697,162)	(3,504)

Cash flows from financing activities
Proceeds from issuance of common stock	2,669,987	-
Proceeds from issuance of Series A convertible preferred stock	-	2,641,683
Proceeds from new short-term bank loans	-	2,815,939
Repayment of short-term bank loans	(1,233,535)	(2,247,211)
Net advances under other short-term bank borrowings	2,989,988	1,969,237
Increase in restricted cash	284,396	(1,440,370)
Advances (from) to related parties	-	(9,057)
Decrease (increase) in bank overdrafts	141,375	(66,923)

Net cash provided by financing activities	4,852,211	3,663,298

Net decrease in cash and cash equivalents	(4,418,243)	(238,237)
Effect of foreign currency translation on cash and cash equivalents	(1,153)	(3,674)
Cash and cash equivalents - beginning of period	6,258,119	316,621

Cash and cash equivalents - end of period	1,838,723	74,710

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
(Stated in US Dollars)

	Six months ended June 30,
	2008	2007
	(Unaudited)	(Unaudited)
	$	$

Supplemental disclosures of cash flow information :
Cash paid for :
Interest	1,024,838	514,419
Income taxes	14,025	111,908

See notes to consolidated financial statements.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

1.	Organization and nature of operations

Asia Time Corporation (the “Company”), formerly SRKP 9, Inc., was incorporated in the State of Delaware on January 3, 2006. Effective January 23, 2007, the Company changed its name from SRKP 9, Inc. to Asia Time Corporation.

Recapitalization

The Company entered into an Exchange Agreement dated December 15, 2006 (the “Exchange Agreement”) with Times Manufacture & E-Commerce Corporation Limited, a British Virgin Islands corporation (“Times Manufacture”), and Kwong Kai Shun, the sole shareholder of Times Manufacture (“Original Shareholder”). The closing of the Exchange Agreement occurred on January 23, 2007.

The Company effected a 1.371188519-for-one stock reverse split in the course of the share exchange process such that there were 3,702,209 shares of common stock outstanding immediately prior to the closing of the Exchange Agreement. These financial statements give retroactive effect to this share split.

At the closing of the Exchange Agreement, the Company acquired all of the capital shares of Times Manufacture from the Original Shareholder, in exchange for which the Company issued 19,454,420 shares of its Common Stock to the Original Shareholder. The 19,454,420 shares of common stock issued to the Original Shareholder in conjunction with this transaction have been presented as outstanding for all periods presented.

The Original Shareholder of Times Manufacture acquired 84% of the Company’s issued and outstanding common stock in conjunction with the completion of the Exchange Agreement. Therefore, although Times Manufacture became the Company’s wholly-owned subsidiary, the transaction was accounted for as a recapitalization in the form of a reverse merger of Times Manufacture, whereby Times Manufacture was deemed to be the accounting acquirer and was deemed to have retroactively adopted the capital structure of SRKP 9, Inc. Since the transaction was accounted for as a reverse merger, the accompanying consolidated financial statements reflect the historical consolidated financial statements of Times Manufacture for all periods presented, and do not include the historical financial statements of SRKP 9, Inc. All costs associated with the reverse merger transaction were expensed as incurred.

The Company agreed to register the 1,999,192 shares of common stock that were held by certain of the Company’s shareholders immediately prior to the closing of the Exchange Agreement. If the Company fails to register 1,999,192 shares due to failure on the part of the Company, additional shares of its common stock shall be issued to the respective shareholders in the amount of 0.0333% of their respective shares for each calendar day until the registration becomes effective. There is no maximum potential consideration to be transferred in connection with the registration of these shares. The Company agreed to file a registration statement no later than the tenth day after the end of the six month period that immediately follows the filing date of the initial registration statement (the "Required Filing Date"). The Company agreed to use reasonable best efforts to cause such registration statement to become effective within 120 days after the Required Filing Date or the actual filing date, whichever is earlier, or 150 days after the Required Filing Date or the actual filing date, whichever is earlier, if the registration statement is subject to a full review by the Securities and Exchange Commission (“SEC”). In addition, the Company agreed to use its reasonable best efforts to maintain the registration statement effective for a period of 24 months at the Company's expense.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

1.	Organization and nature of operations (Continued)

Restructuring

For the purpose of the reverse takeover transaction (“RTO”), the companies comprising the group underwent a restructuring in December 2005 (the “Restructuring”), and the Company acquired all of the outstanding and issued shares of common stock of its subsidiaries (including Times Manufacturing & E-Commerce Corporation Limited (“TMEHK”), Billion Win International Enterprise Limited (“BW”), Citibond Industrial Limited (“CI”), Goldcome Industrial Limited (“GI”) and Megamooch International Limited (“MI”)) from their then existing stockholders in consideration for the issuance of 20,000 shares with a designated value of $1.00 of the company’s voting common stock, representing 99.99% of the voting power in the company.

Before acquisition of TME HK group, TME HK acquired all of the outstanding and issued shares of common stock of its subsidiaries (including BW, CI, GI and MI) from their then existing stockholders in consideration for the issuance of 10,000 shares with a designated value of $1.00 of TME HK’s voting common stock.

Corporate Structure – Before Restructuring

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

1.	Organization and nature of operations (Continued)

Corporate Structure – After Restructuring

Description of business

The Company and its subsidiaries (together, the “Group”) are engaged in sales to distributors of completed watches and watch components.

Name of company	Place and date of incorporation	Issued and fully paid capital	Principal activities
Times Manufacture & E-Commerce Corporation Ltd	British Virgin Islands March 21, 2002	US$20,002 Ordinary	Investment holding
Times Manufacturing & E-Commerce Corporation Ltd (“TME HK”)	British Virgin Islands January 2, 2002	US$20,000 Ordinary	Investment holding
Billion Win International Enterprise Ltd (“BW”)	Hong Kong March 5, 2001	HK$5,000,000 Ordinary	Trading of watch components
Goldcome Industrial Ltd (“GI”)	Hong Kong March 2, 2001	HK$10,000 Ordinary	Trading of watch components
Citibond Industrial Ltd (“CI”)	Hong Kong February 28, 2003	HK$1,000 Ordinary	Trading of watch components
Megamooch International Ltd (“MI”)	Hong Kong April 2, 2001	HK$100 Ordinary	Trading of watches and watch components
TME Enterprise Ltd	British Virgin Islands November 28, 2003	US$2 Ordinary	Investment holding
Citibond Design Ltd	British Virgin Islands August 1, 2003	US$2 Ordinary	Inactive
Megamooch Online Ltd	British Virgin Islands June 6, 2003	US$2 Ordinary	Trading of watches

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2.	Summary of significant accounting policies

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”).

Principle of Consolidation

The consolidated financial statements include the accounts of Asia Time Corporation and its subsidiaries. All significant inter-company balances and transactions have been eliminated in consolidation.

Use of estimates

The preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management of the Group to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the recoverability of the carrying amount of property and equipment, intangible assets; the collectibility of accounts receivable; the realizability of deferred tax assets; the realizability of inventories; and amounts recorded for contingencies. These estimates are often based on complex judgments and assumptions that management believes to be reasonable but are inherently uncertain and unpredictable. Actual results may differ from those estimates.

Concentrations of credit risk

Financial instruments that potentially subject the Group to significant concentrations of credit risk consist principally of accounts receivable. The Group extends credit based on an evaluation of the customer’s financial condition, generally without requiring collateral or other security. In order to minimize the credit risk, the management of the Group has delegated a team responsibility for determination of credit limits, credit approvals and other monitoring procedures to ensure that follow-up action is taken to recover overdue debts. Further, the Group reviews the recoverable amount of each individual trade debt at each balance sheet date to ensure that adequate impairment losses are made for irrecoverable amounts. In this regard, the directors of the Group consider that the Group’s credit risk is significantly reduced.

Restricted cash

Certain cash balances are held as security for short-term bank borrowings and are classified as restricted cash in the Company’s balance sheets.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2.	Summary of significant accounting policies (Continued)

Accounts receivable

Accounts receivable are stated at original amount less an allowance made for doubtful receivables, if any, based on a review of all outstanding amounts at the year end. An allowance is also made when there is objective evidence that the Group will not be able to collect all amounts due according to the original terms of the receivables. Bad debts are written off when identified. The Group extends unsecured credit to customers in the normal course of business and believes all accounts receivable in excess of the allowances for doubtful receivables to be fully collectible. The Group does not accrue interest on trade accounts receivable.

The Group has a credit policy in place and the exposure to credit risk is monitored on an ongoing basis credit evaluations are preferred on all customers requiring credit over a certain amount.

During the reporting period, the Group did not experience any bad debts and, accordingly, did not make any allowance for doubtful debts.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined on a first-in, first-out basis and includes only purchase costs. There are no significant freight charges, inspection costs and warehousing costs incurred for any of the periods presented. In assessing the ultimate realization of inventories, management makes judgments as to future demand requirements compared to current or committed inventory levels. The Company has vendor arrangements on the purchase of watch movements providing for price reduction paid in the form of additional watch movements. The percentage of additional movements to be received by the Company from these vendors is estimated and inventory costs are reduced to reflect the effect of these additional movements on the actual cost of the items in inventory. During the reporting period, the Company did not make any allowance for slow-moving or defective inventories.

Leasehold lands

Leasehold lands, representing upfront payment for land use rights, are capitalized at their acquisition cost and amortized using the straight-line method over the lease terms.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2.	Summary of significant accounting policies (Continued)

Intangible assets

Intangible assets with limited useful lives are stated at cost less accumulated amortization and accumulated impairment losses.

Amortization of intangible assets is provided using the straight-line method over their estimated useful lives as follows:

Trademarks	20%
Websites	20%

Held-to-maturity investments

The Company’s policies for investments in debt and equity securities are as follows:

Non-derivative financial assets with fixed or determinable payments and fixed maturities that the company has the positive ability and intention to hold to maturity are classified as held-to-maturity securities. Held-to-maturity securities are initially recognized in the balance sheet at fair value plus transaction costs. Subsequently, they are stated in the balance sheet at amortized cost using the effective interest method less any identified impairment losses.

Investments are recognized / derecognized on the date the Company commits to  purchase / sell the investments or they expire.

Property and equipment

Property and equipment are stated at cost less accumulated depreciation.

Depreciation of property and equipment is provided using the straight-line method over their estimated useful lives as follows:-

Land and buildings	over the unexpired lease term
Furniture and fixtures	20 – 25%
Office equipment	25 – 33%
Machinery and equipment	25 – 33%
Moulds	33%
Motor vehicles	25 – 33%

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2.	Summary of significant accounting policies (Continued)

Property and equipment (Continued)

Property and equipment, and intangible assets subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated.

Revenue recognition

Sales of goods represent the invoiced value of goods, net of sales returns, trade discounts and allowances.

The Company recognizes revenue when the goods are delivered and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists, and the sales price is fixed or determinable. The Company provides pre and post sales service to its customers related to inventory management information in order to facilitate and manage sales to customers. By providing such services to keep track of customers’ inventory levels, the Company can manage and replenish inventory levels on a timely basis. The Company’s integration, design and development and management services provide customers with watch design assistance, components outsourcing or other project support, and are generally completed prior to a sale and do not continue post-delivery. There is no requirement that these services be provided for a sale to take place, nor is there any objective or reliable evidence of a separate fair value, or if no longer offered or ceased to be offered would a right of return be created for the goods sold. The Company believes these services are part of the sales process and are not a customer deliverable, and are therefore charged to selling expense or cost of sales, as appropriate.

Advertising and promotion expenses

Advertising and promotion expenses are charged to expense as incurred.

Advertising and promotion expenses amounted to $Nil during each of the three- and six-month periods ended June 30, 2008 and 2007.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2.	Summary of significant accounting policies (Continued)

Income taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Comprehensive income

Other comprehensive income refers to revenues, expenses, gains and losses that under U.S. GAAP are included in comprehensive income but are excluded from net income as these amounts are recorded as a component of stockholders’ equity. The Company’s other comprehensive income represented foreign currency translation adjustments.

Foreign currency translation

The functional currency of the Group is Hong Kong dollars (“HK$”). The Group maintains its financial statements in the functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchanges rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2.	Summary of significant accounting policies (Continued)

Foreign currency translation

For financial reporting purposes, the financial statements of the Group which are prepared using the functional currency have been translated into United States dollars. Assets and liabilities are translated at the exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and stockholders’ equity is translated at historical exchange rates. Any translation adjustments resulting are not included in determining net income but are included in foreign exchange adjustment to other comprehensive income.

	Six months ended June 30,
	2008	2007

Six months end HK$ : US$ exchange rate	7.8070	7.8130
Average quarterly HK$ : US$ exchange rate	7.7972	7.8117

Fair value of financial instruments

The carrying values of the Group’s financial instruments, including cash and cash equivalents, restricted cash, trade and other receivables, deposits, trade and other payables approximate their fair values due to the short-term maturity of such instruments. The carrying amounts of borrowings approximate their fair values because the applicable interest rates approximate current market rates.

Basic and diluted earnings per share

The Company computes earnings per share (“EPS’) in accordance with Statement of Financial Accounting Standards No. 128, “Earnings per Share” (“SFAS No. 128”), and SEC Staff Accounting Bulletin No. 98 (“SAB 98”). SFAS No. 128 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as the income or loss available to common shareholders divided by the weighted average common shares outstanding for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible securities, options, and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2.	Summary of significant accounting policies (Continued)

Basic and diluted earnings per share (Continued)

The calculation of diluted weighted average common shares outstanding for the three and six months ended June 30, 2008 and 2007 is based on the estimate fair value of the Company’s common stock during such periods applied to warrants and options using the treasury stock method to determine if they are dilutive. The Convertible Bond is included on an “as converted” basis when these shares are dilutive.

The following tables are a reconciliation of the weighted average shares used in the computation of basic and diluted earnings per share for the periods presented:

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
		$		$
Numerator for basic and diluted earnings per share:
Net income	3,231,594	1,234,795	5,679,015	1,042,255

Denominator:
Basic weighted average shares	25,698,807	23,156,629	24,879,527	22,686,183
Effect of dilutive securities	3,110,579	2,250,348	2,174,238	1,920,077

Diluted weighted average shares	28,809,386	25,406,977	27,053,765	24,606,260

Basic earnings per share:	0.13	0.05	0.23	0.05

Diluted earnings per share	0.11	0.05	0.21	0.04

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2.	Summary of significant accounting policies (Continued)

Interest rate risk

The Group is exposed to interest rate risk arising from short-term variable rate borrowings from time to time. The Group’s future interest expense will fluctuate in line with any change in borrowing rates. The Group does not have any derivative financial instruments for the six months ended June 30, 2008 and 2007 and believes its exposure to interest rate risk is not material.

Stock-Based Compensation

Effective January 1, 2006, the Company adopted SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”), a revision to SFAS No. 123, “Accounting for Stock-Based Compensation”. SFAS 123R requires that the Company measure the cost of employee services received in exchange for equity awards based on the grant date fair value of the awards, with the cost to be recognized as compensation expense in the Company’s financial statements over the vesting period of the awards. Accordingly, the Company recognizes compensation cost for equity-based compensation for all new or modified grants issued after December 31, 2005. The Company did not have equity awards outstanding at December 31, 2005.

The Company accounts for stock option and warrant grants issued and vesting to non-employees in accordance with EITF 96-18, “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”, and EITF 00-18, “Accounting Recognition for Certain Transactions involving Equity Instruments Granted to Other Than Employees”, whereas the value of the stock compensation is based upon the measurement date as determined at either (a) the date at which a performance commitment is reached or (b) at the date at which the necessary performance to earn the equity instruments is complete.

During the six months ended June 30, 2008 and 2007, the Company recorded $700,000 and $1,652,205, respectively, as a charge to operations to recognize the grant date fair value of stock-based compensation in conjunction with the Escrow Agreement described at Note 16.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2.	Summary of significant accounting policies (Continued)

Recently Issued Accounting Pronouncements

In February 2008, FASB issued FASB Staff Position (“FSP”) FAS 157-1 “Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements. That address Fair Value Measurement for Purposes of Lease Classification or Measurement under Statement 13,” and FSP FAS 157-2, “Effective Date of FASB Statement No. 157.” FSP FAS 157-1 amends the scope of SFAS No. 157 and other accounting standards that address fair value measurements for purpose of lease classification or measurement under Statement 13. The FSP is effective on initial adoption of Statement 157, FSP FAS 157-2 defers the effective date of SFAS No. 157 to fiscal years beginning after November 15, 2008 for all nonfinancial assets and nonfinancial liabilities, exception those that are recognized or disclosed at fair value in the financial statements on a recurring basis. The Company does not expect the adoption of FSP FAS 157-1 and FSP FAS 157-2 will have a material impact on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” and SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment to ARB No. 51”. SFAS No. 141(R) and SFAS No. 160 require most identifiable assets, liabilities, noncontrolling interests and goodwill acquired in business combination to be recorded at “full fair value” and require noncontrolling interests (previously referred to as minority interests) to be reported as a component of equity, which changes the accounting for transactions with noncontrolling interest holders. Both statements are effective for periods beginning on or after December 15, 2008, and earlier adoption is prohibited. SFAS No. 141(R) will be applied to business combinations occurring after the effective date. SFAS No. 160 will be applied prospectively to all noncontrolling interests, including any that arose before the effective date. The Company is currently evaluating the impact of adopting SFAS No. 160 on its consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities,” which requires enhanced disclosures about an entity’s derivative and hedging activities. This Statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Company does not expect the adoption of SFAS 161 will have a material impact on its results of operations and financial position.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS 162”). This statement identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in accordance with generally accepted accounting principles (“GAAP”). With the issuance of this statement, the FASB concluded that the GAAP hierarchy should be directed toward the entity and not its auditor, and reside in the accounting literature established by the FASB as opposed to the American Institute of Certified Public Accountants (“AICPA”) Statement on Auditing Standards No. 69, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” This statement is effective 60 days following the Securities and Exchange Commission’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” The Company does not expect the adoption of SFAS 162 will have a material impact on its results of operations and financial position.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

3.	Other operating income

	Three months ended		Six months ended
	June 30,	June 30,	June 30,	June 30,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	$	$	$	$

License fee of intangible assets	10,125	32,571	20,007	65,287
Rental income	15,769	15,710	31,550	31,491

	25,894	48,281	51,557	96,778

4.	Non-operating income

	Three months ended		Six months ended
	June 30,	June 30,	June 30,	June 30,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	$	$	$	$

Bank interest income	63,896	47,904	110,748	76,906
Net exchange gains	-	548	-	1,475

	63,896	48,452	110,748	78,381

5.	Interest expenses

	Three months ended		Six months ended
	June 30,	June 30,	June 30,	June 30,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	$	$	$	$

Interest on trade related bank loan	236,983	248,538	548,511	468,040
Interest and amortization on bonds	177,595	-	459,764	-
Interest on short-term bank loans	-	7,181	-	16,764
Interest on bank overdrafts	8,295	10,847	15,901	21,191
Interest on other loans	331	8,424	662	8,424

	423,204	274,990	1,024,838	514,419

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

6.	Income taxes

	Three months ended		Six months ended
	June 30,	June 30,	June 30,	June 30,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	$	$	$	$

Hong Kong profits tax
Current period	668,663	314,204	1,480,309	716,871
The Company’s subsidiaries operating in Hong Kong are subject to profits tax of 16.5% (2007:17.5%) on the estimated assessable profits during the periods.

The Company’s subsidiaries that are incorporation in the British Virgin Islands are not subject to income taxes under that jurisdiction.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

6.	Income taxes (Continued)

The major components of deferred tax recognized in the condensed consolidated balance sheets for the six months ended June 30, 2008 and the year ended December 31, 2007 respectively are as follows:

	As of
	June 30, 2008	December 31, 2007
	(Unaudited)	(Audited)
	$	$

Temporary difference on accelerated tax depreciation on plant and equipment	26,993	27,024

Deferred tax liabilities, net	26,993	27,024

Recognized in the balance sheet:
Net deferred tax assets	(29,895)	(29,929)
Net deferred tax liabilities	56,888	56,953

	26,993	27,024

Deferred tax assets of the Company relating to the tax effect of the change in valuation allowance of the Company has not been accounted for in the financial statements for the six months ended June 30, 2008 and the year ended December 31, 2007 as management determined that it was more likely than not that these tax losses would not be utilized in the foreseeable future. There was no other significant unprovided deferred taxation of the Company at the balance sheet dates.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

7.	Prepaid expenses and other receivables

	As of
	June 30, 2008	December 31, 2007
	(Unaudited)	(Audited)
	$	$

Rebate receivable	2,437,812	-
Interest receivable	-	24,696
Purchase deposits paid	4,530,899	7,553,332
Deposit for acquisition	7,442,039	-
Other deposits and prepayments	136,382	126,971

	14,547,132	7,704,999

The purchase deposits represented advanced payments to suppliers for merchandises of inventories.

8.	Inventories

	As of
	June 30, 2008	December 31, 2007
	(Unaudited)	(Audited)
	$	$

Merchandises, at cost – completed watches	2,587,691	2,148,638
Merchandises, at cost – watch movements	10,572,549	10,222,332

	13,160,240	12,370,970

No inventories were written off during the six months ended June 30, 2008 and for the year ended December 31, 2007, respectively.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

9.	Property and equipment

	As of
	June 30,	December 31,
	2008	2007
	(Unaudited)	(Audited)
	$	$
Cost
Land and buildings	1,186,674	1,188,043
Furniture and fixtures	508,980	488,901
Office equipment	228,078	146,752
Machinery and equipment	1,194,953	320,595
Moulds	3,489,305	774,558
Motor vehicles	74,389	74,475

	6,682,379	2,993,324

Accumulated depreciation
Land and buildings	82,918	68,525
Furniture and fixtures	379,358	331,751
Office equipment	133,345	128,165
Machinery and equipment	257,535	157,294
Moulds	817,048	379,548
Motor vehicles	44,278	36,332

	1,714,482	1,101,615

Net
Land and buildings	1,103,756	1,119,518
Furniture and fixtures	129,622	157,150
Office equipment	94,733	18,587
Machinery and equipment	937,418	163,301
Moulds	2,672,257	395,010
Motor vehicles	30,111	38,143

	4,967,897	1,891,709

Depreciation expenses included in administrative and other operating expenses for the six months ended June 30, 2008 and 2007 were 614,911 and $128,864, respectively.

As at June 30, 2008 and December 31, 2007, the carrying amount of land and buildings pledged as security for the Group’s banking facilities amounted to $1,103,756 and $1,119,518, respectively.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

10.	Leasehold lands

As of
	June 30, 2008	December 31, 2007
	(Unaudited)	(Audited)
	$	$

Cost	-	949,514
Accumulated amortization	-	-
Transfer to property and equipment	-	(949,514)

Net	-	-

Analyzed for reporting purposes as:
Current asset	-	-
Non-current asset	-	-

	-	-

Amortization expenses included in administrative and other operating expenses for the six months ended June 30, 2008 and for the year ended December 31, 2007 were $Nil and $Nil respectively.

As at June 30, 2008 and December 31, 2007, the carrying amount of leasehold lands pledged as security for the Group’s banking facilities amounted to $Nil and $Nil, respectively.

11.	Held-to-maturity investments

As of
	June 30, 2008	December 31, 2007
	(Unaudited)	(Audited)
	$	$

Hang Seng Capital Guarantee Investment Fund
- 30,000 units at $10 each, interest rate at 10.5% in 3.75 years
Cost	299,885	300,231

As at June 30, 2008 and December 31, 2007, the carrying amount of held-to-maturity investments pledged as security for the Group’s banking facilities amounted to $299,885 and $300,231, respectively.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

12.	Intangible assets

	As of
	June 30, 2008	December 31, 2007
	(Unaudited)	(Audited)
	$	$
Cost
Trademarks	199,821	200,051
Websites	-	-

	199,821	200,051
Accumulated amortization
Trademarks	171,846	152,039
Websites	-	-

	171,846	152,039
Net
Trademarks	27,975	48,012
Websites	-	-

	27,975	48,012

Amortization expenses included in administrative and other operating expenses for the six months ended June 30, 2008 and 2007 were $20,007 and $91,907, respectively.

Estimated aggregate future amortization expenses for the succeeding three years as of June 30, 2008 were as follows:

$

2008	27,975

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

13.	Other payables and accrued liabilities

	As of
	June 30, 2008	December 31, 2007
	(Unaudited)	(Audited)
	$	$

Accrued expenses	301,606	92,249
Deposit received	401,952	-
Sales deposits received	39,899	40,258

	743,457	132,507

14.	Bank borrowings

	As of
	June 30, 2008	December 31, 2007
	(Unaudited)	(Audited)
	$	$

Secured:
Bank overdrafts repayable on demand	669,039	528,451
Repayable within one year
Short term bank loans	988,745	2,223,290
Other trade related bank loans	20,652,571	17,686,738

	22,310,355	20,438,479

As of June 30, 2008, the Company’s banking facilities are composed of the following:

	Amount
Facilities granted	Granted	Utilized	Unused
	$	$	$

Bank overdrafts	694,860	669,039	25,821
Other short terms bank loans	988,745	988,745	-
Other trade related facilities	20,725,660	20,652,571	73,089

	22,409,265	22,310,355	98,910

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

14.	Bank borrowings (Continued)

As of June 30, 2008, the above short-term banking borrowings were secured by the following:

(a)	first fixed legal charge over leasehold land and buildings with carrying amounts of $1,103,756 (note 9 and 10);

(b)	charge over restricted cash of totally $8,211,511;

(c)	charge over held-to-maturity investments of $299,885 (note 11); and

(d)	personal guarantee executed by a director of the Company;

(e)	Other financial covenant:-

The bank borrowings require one of the Company’s subsidiaries to be secured by an Insurance Policy of $2,570,463 and a director as the insured party.

The bank borrowings require one of the Company’s subsidiaries to maintain a minimum net worth of $5,251,697.

The Company was in compliance with this requirement at June 30, 2008.

The interest rates of short-terms bank loans were at 6.25% to 8.00% per annum with various maturity rates.

The interest rates of other trade related bank loans were at Hong Kong Prime Rate minus 0.75% to 2% per annum.

15.	Convertible Bonds and Bond Warrants

On November 13, 2007, the Company completed a financing transaction with ABN AMRO Bank N.V. (the “Subscriber”) issuing (i) $8,000,000 Variable Rate Convertible Bonds due in 2012 (the “Bonds”) and (ii) warrants to purchase an aggregate of 600,000 shares of the Company’s common stock, subject to adjustments for stock splits or reorganizations as net forth in the warrant, that expire in 2010 (the “Warrants“).

The Bonds were subscribed at a price equal to 97% of their principal amount, which is the issue price of 100% less a 3% commission to the Subscriber. The Bonds were issued pursuant to, and are subject to the terms and conditions of, a trust deed dated November 13, 2007, as amended, between the Company and The Bank of New York, London Branch (the “Trust Deed“). The Bonds are also subject to a paying and conversion agency agreement dated November 13, 2007 between the Company, The Bank of New York, and The Bank of New York, London Branch. The terms and conditions of the Bonds, as set forth in the Trust Deed include, among other thing, the following terms:

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

15.	Convertible Bonds and Bond Warrants (Continued)

- Interest Rate. The Bonds bear cash interest from November 13, 2007 at the rate of 6% per annum for the first year after November 13, 2007 and 3% per annum thereafter, of the principal amount of the Bonds.

- Conversion. Each Bond is convertible at the option of the holder at any time on a date that is 365 days after the date that the Company’s securities are traded on the American Stock Exchange (“AMEX”) through March 28, 2012, into shares of the Company’s common stock at an initial conversion price equal to the price per share at which shares are sold in the Company’s proposed initial public offering of common stock on the American Stock Exchange (“AMEX”) with minimum gross proceeds of $2,000,000. If no initial public offering occurs prior to conversion, the conversion price per share will be $2.00, subject to adjustment in accordance with the terms and conditions of the Bonds. The conversion price was adjusted to $3.50 based on the Company’s initial public offering completed in February 2008. The conversion price is subject to adjustment in certain events, including the Company’s issuance of additional shares of common stock or rights to purchase common stock at a per share or per share exercise or conversion price, respectively, at less than the applicable per share conversion price of the Bonds. If for the period of 20 consecutive trading days immediately prior to April 12, 2009 or February 18, 2012, the conversion price for the Bonds is higher than the average closing price for the shares, then the conversion price will be reset to such average closing price; provided that, the conversion price will not be reset lower than 70% of the then existing conversion price. In addition, the Trust Deed provides that the conversion price of the Bonds cannot be adjusted to lower than $0.25 per share of common stock (as adjusted for stock splits, stock dividends, spin-offs, rights offerings, recapitalizations and similar events).

- Mandatory Redemptions. If either (i) the Company’s common stock (including the shares of common stock issuable upon conversion of the Bonds and exercise of the Warrants) are not listed on AMEX on or before August 13, 2008 or (ii) the Company breaches certain of its obligations to register the Bonds, Warrants and underlying shares pursuant to the registration rights agreement dated November 13, 2007 entered into by and between the Subscriber and the Company, then holders of the Bonds can require the Company to redeem the Bonds at 104.53% of the principal amount of the Bonds at any time after November 13, 2008. In addition, at any time after November 13, 2010, holders of the Bonds can require the Company to redeem the Bonds at 126.51% of the principal amount. The Company is required to redeem any outstanding Bonds at 150.87% of its principal amount on November 13, 2012.

On November 13, 2007, the Company entered into a warrant instrument with the Subscriber pursuant to which the Subscriber purchased the Warrants from the Company (the “Warrants Instrument”). The Warrants, which are represented by a global certificate, are also subject to a warrant agency agreement by and among the Company, The Bank of New York and The Bank of New York, London Branch dated November 13, 2007 (the “Warrant Agency Agreement”). Pursuant to the terms and conditions of the Warrant Instrument and the Warrant Agency Agreement, the Warrants are exercisable from February 12, 2009 until November 6, 2010. The Warrants are exercisable at a per share exercise price of $0.0001. The Company has agreed to list the Warrant on AMEX, or any alternative stock exchange by November 13, 2008.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

15.	Convertible Bonds and Bond Warrants (Continued)

On November 13, 2007 the Company also entered into a registration rights agreement with the Subscriber pursuant to which the Company agreed to include the Bonds, the Warrants, and the shares of common stock underlying the Bonds and Warrants in a pre-effective amendment to registration statement that the Company have on file with the SEC. Subsequently, the Company verbally agreed with the Subscriber not to include the Subscriber’s securities in this registration statement and to register them in a separate registration statement to be filed promptly after the effective date of this registration statement.

At November 13, 2007, the date of issuance, the Company determined the fair value of the Bonds to be $7,760,000. The warrants and the beneficial conversion feature were $1,652,701 and $6,107,299 respectively, which were determined under the Black-Scholes valuation method. They are included under stockholders’ equity as additional paid in capital-stock warrants and additional paid in capital-beneficial conversion feature respectively in accordance with guidance of APB 14 and EITF No. 98-5.Accordingly, the interest discount on the warrants and beneficial conversion feature were recorded, and are being amortized by the interest method of 5 years. The Beneficial Conversion Feature was calculated using a $2 conversion price. The conversion rate effective with the Company’s initial public offering in February 2008 increased to $3.50. This change in the conversion rate will result in a reduction of the Beneficial Conversion Feature by approximately $4 million dollars and will result in a reduction in additional paid in capital and increase the bonds payable. The overall result in a reduction in bond discounts.

As addressed in an earlier paragraph under Mandatory Redemptions, the Company will redeem each bond at 150.87% of its principal amount on November 13, 2012 (the maturity date). On the basis of this commitment, the Company has determined the total redemption premium to be $4,069,600, which is an addition to the original face value of the Bonds of $8,000,000. This redemption premium is to be amortized to interest expense over the term of the Bonds by the interest method. Interest expense on the accretion of redemption premium for the period from November 13, 2007 to June 30, 2008 amounted to $219,765 as disclosed in the following schedule of Convertible Bonds Payable.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

15.	Convertible Bonds and Bond Warrants (Continued)

Because of the fact that the $8,000,000 Variable Rate Convertible Bonds contain three separate securities and yet merged into one package, the bond security must identify its constituents and establish the individual value as determined by the Issuer as follows:

(1) Convertible Bonds	$8,000,000
(2) Bond Discount	$240,000
(3) Warrants	$1,652,701
(4) Beneficial Conversion Feature	$1,892,701

The above items (2), (3), and (4) are to be amortized to interest expense over the term of the Bonds by the effective interest method as disclosed in the table below.

The Convertible Bonds Payable, net consists of the following:-

$

For the six months ended June 30, 2008

Convertible Bonds Payable	8,000,000
Less: Interest discount - Warrants	(1,652,701)
Less: Interest discount - Beneficial conversion feature	(1,892,701)
Less: Bond discount	(240,000)
Accretion of interest discount - Warrant	44,374
Accretion of interest discount - Beneficial conversion feature	434,179
Amortization of bond discount to interest expense	6,444
6% Interest Payable	14,896
Accretion of redemption premium	65,333

Net	4,779,824

16.	Common stock and convertible preferred stock

The Company conducted a private placement (“Private Placement”) pursuant to subscription agreements (the “Subscription Agreement”) entered into by the Company and certain investors. Pursuant to the Private Placement, the Company sold an aggregate of 2,250,348 shares of Series A Convertible Preferred Stock (“Series A Preferred Stock”) at $1.29 per share for aggregate gross proceeds of $2,902,947.

At the initial closing of the Private Placement on January 23, 2007, the Company sold an aggregate of 1,749,028 shares of Series A Preferred Stock. At the second and final closing of the Private Placement on February 9, 2007, the Company sold an aggregate of 501,320 shares of Series A Preferred Stock.

The shares of the Company’s Series A Preferred Stock are convertible into shares of common stock at a conversion price equal to the share purchase price, subject to adjustments. Accordingly, each share of Series A Preferred Stock is initially convertible into one share of common stock.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

16.	Common stock and convertible preferred stock (Continued)

If the Company at any time prior to the first trading day on which the common stock is quoted on the American Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market or the New York Stock Exchange (each a “Trading Market”) sells or issues any shares of common stock in one or a series of transactions at an effective price less than such conversion price where the aggregate gross proceeds to the Company are at least $1,000,000, then the aforementioned conversion price shall be reduced to such effective price. Each share of Series A Convertible Preferred Stock shall automatically convert into shares of common stock if (i) the closing price of the common stock on the Trading Market for any 10 consecutive trading day period exceeds $3.00 per share, (ii) the shares of common stock underlying the Series A Convertible Preferred Stock are subject to an effective registration statement, and (iii) the daily trading volume of the common stock on a Trading Market exceeds 25,000 shares per day for 10 out of 20 prior trading days.

The Company agreed to file a registration statement covering the common stock underlying the Series A Convertible Preferred Stock sold in the Private Placement within 30 days of the closing of the Share Exchange pursuant to the Subscription Agreement with each investor. The Company agreed to a penalty provision with respect to its obligation to register the Series A Convertible Preferred Stock. If the Company fails to register the Series A Convertible Preferred Stock due to failure on the part of the Company, the Company will pay to the holders of Series A Convertible Preferred Stock a cash payment equal to 0.0333% of the purchase price of their respective shares for each business day of the failure. There is no maximum potential consideration to be transferred. The Company is required to file the registration statement no later than 30 days after the consummation of the Private Placement and agreed to use reasonable best efforts to cause such Registration Statement to become effective within 150 days after the closing of the Private Placement, or 180 days if the Registration Statement is subject to a full review by the SEC. The Company is also required to use its reasonable best effort to maintain the Registration Statement effective for a period of 24 months at the Company's expense.

The investors in the Private Placement also entered into a lock-up agreement pursuant to which they agreed not to sell their shares until the Company common stock begins to be listed or quoted on the New York Stock Exchange, American Stock Exchange, NASDAQ Global Market, NASDAQ Capital Market or the OTC Bulletin Board, after which their shares will automatically be released from the lock up every 30 days on a pro rata basis over a nine month period beginning on the date that is 30 days after listing or quotation of the shares.

In connection with the Private Placement, in January and February 2007, Kwong Kai Shun, the Company's Chairman of the Board, Chief Executive Officer and Chief Financial Officer, entered into an agreement (the “Escrow Agreement”) with the investors in the Private Placement pursuant to which Mr. Kwong agreed to place 2,326,000 shares of his common stock in escrow for possible distribution to the investors (the "Escrow Shares"). Pursuant to the Escrow Agreement, if the Company's net income for 2006 or 2007 (subject to specified adjustments) as set forth in its filings with the SEC is less than $6,300,000 or $7,700,000, respectively, a portion, if not all, of the Escrow Shares will be transferred to the investors based upon the Company's actual net income, if any, for such fiscal years.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

16.	Common stock and convertible preferred stock (Continued)

In addition, Mr. Kwong has agreed to purchase all of the shares of Series A Preferred Stock then held by such investors at a per share purchase price of $1.29 if the Company's common stock fails to be listed or quoted for trading on the American Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market or the New York Stock Exchange on or before June 30, 2007, which has been subsequently extended to March 31, 2008. The number of shares that Mr. Kwong will distribute to shareholders will be determined by the number of shares of common stock that have not been sold by the investors, multiplied by the shortfall in a valuation agreed upon by the parties. The agreed upon shortfall in valuation is calculated using the $1.29 purchase price per share of the common stock, the actual amount of net income for either 2006 or 2007 (subject to specified adjustments) and a price earnings ratio set at 5 for 2006 and 4 for 2007. In no circumstances will Mr. Kwong be required to distribute in excess of 2,326,000 shares. In the event that Mr. Kwong transfers any shares to investors, it is anticipated that the transfer will be effected under an exemption from registration pursuant to the Securities Act of 1933, as amended.

The Company has accounted for the Escrow Shares as the equivalent of a performance-based compensatory stock plan between the Company and Mr. Kwong. Accordingly, the Company determined the fair value of the stock-based compensation related to the Escrow Shares by employing a binomial tree model, which is commonly used to value performance-based equity compensation packages. The valuation model used a volatility factor of 57%, a risk-free interest rate of 5.7%, and weekly steps to incorporate various possible scenarios for net income and common stock price. The probability at each quarter-end represents the probability of achieving the annual 2006 and 2007 net income targets specified in the Escrow Agreement. This quarterly probability is a time-weighted average of the implicit probabilities of achieving each net income target. The probabilities are calculated using multi-period scenario analyses through a backward induction tree, which generated an aggregate fair value for the Escrow Shares of $2,433,650. The inputs to the valuation mode were based on actual quarterly net income and estimates made by the Company that the required annual net income would be equaled or exceeded.

As the performance conditions under this compensatory stock plan relate to the attainment of specific defined net income milestones for both 2006 and 2007, the Company has determined that the appropriate period over which to recognize the charge to operations for the aggregate fair value of this compensatory stock plan of $2,433,650 is the 11-month period from February 2007 through December 2007, which is the period of vesting (which is equivalent to the period of benefit), since this is the period in which the Escrow Shares are subject to the Escrow Agreement.

The Company met the 2006 and 2007 net income requirement of $6,300,000 and $7,700,000, respectively, and the Escrow Shares had fully returned to Mr. Kwong on April 1, 2008.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

16.	Common stock and convertible preferred stock (Continued)

If the Company pays a stock dividend on the shares of common stock, subdivide outstanding shares of common stock into a larger number of shares, combine, through a reverse stock split, outstanding shares of the common stock into a smaller number of shares or issues, in the event of a reclassification of shares of the common stock, any shares of capital stock, then the conversion price of the Series A Preferred Stock will be adjusted as follows: the conversion price will be multiplied by a fraction, of which (i) the numerator will be the number of shares of common stock outstanding immediately before one of the events described above and (ii) the denominator will be the number of shares of common stock outstanding immediately after such event.

Holder of the Series A Convertible Preferred Stock have the right to one vote per share of common stock issuable upon conversion of the shares underlying any shares of Preferred Stock outstanding as of the record date for purposes of determining which holders have the right to vote with respect to any matters brought to a vote before the Company’s holders of common stock.

In the event of any liquidation, dissolution, or winding up of the Company, the holders of the Series A Convertible Preferred Stock are entitled to receive in preference to the holders of common stock an amount per share of $1.29 plus any accrued but unpaid dividends. If the Company’s assets are insufficient to pay the above amounts in full, then all of the Company’s assets will be ratably distributed among the holders of the Series A Convertible Preferred Stock in accordance with the respective amounts that would be payable on such shares if all amounts payable were paid in full.

There are no additional specific dividend rights or redemption rights of holders of the Series A Convertible Preferred Stock.

If the Company redeems or acquired any shares of the Series A Convertible Preferred Stock are converted, those shares will resume the status of authorized but unissued shares of preferred stock and will no longer be designated as Series A Convertible Preferred Stock.

As long as any shares of Series A Convertible Preferred Stock are outstanding, the Company cannot alter or adversely change the powers, preference or rights given to the Series A Convertible Preferred Stock holders, without the affirmative vote of those holders.

On January 16, 2008, the Company entered into a consulting agreement with Public Equity Group Inc. Pursuant to the agreement, Public Equity Group will provide the Company with business consulting and investor relation services and other related services. The agreement has a term of one year, unless terminated earlier with 60-days prior written notice. As consideration for entering in the agreement and compensation for Public Equity Group’s services under the agreement, the Company issued 200,000 shares of its common stock to Public Equity Group Inc.

On February, 12, 2008, the Company’s common stock commenced trading on the American Stock Exchange.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

16.	Common stock and convertible preferred stock (Continued)

On February 15, 2008, the Company issued 963,700 shares of common stock upon the closing of an initial public offering. The Company’s sale of common stock, which was sold indirectly by the Company to the public at a price of $3.50 per share, resulted in net proceeds of $2,669,987. These proceeds were net of underwriting discounts and commissions, fees for legal and auditing services, and other offering costs.

17.	Pension plans

The Group participates in a defined contribution pension scheme under the Mandatory Provident Fund Schemes Ordinance “MPF Scheme” for all its eligible employees in Hong Kong.

The MPF Scheme is available to all employees aged 18 to 64 with at least 60 days of service in the employment in Hong Kong. Contributions are made by the Group’s subsidiary operating in Hong Kong at 5% of the participants’ relevant income with a ceiling of HK$20,000. The participants are entitled to 100% of the Group’s contributions together with accrued returns irrespective of their length of service with the Group, but the benefits are required by law to be preserved until the retirement age of 65. The only obligation of the Group with respect to MPF Scheme is to make the required contributions under the plan.

The assets of the schemes are controlled by trustees and held separately from those of the Group. Total pension cost during the six months ended June 30, 2008 and 2007 were $9,850 and $7,623, respectively.

18.	Commitments and contingencies

Operating leases commitments

The Group leases office premises under various non-cancelable operating lease agreements that expire at various dates through years 2008, with an option to renew the lease. All leases are on a fixed repayment basis. None of the leases includes contingent rentals. Minimum future commitments under these agreements payable as of June 30, 2008 are as follows:

$

2008	31,803

Rental expenses for the six months ended June 30, 2008 and 2007 were $44,312 and $50,302, respectively.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

19.	Segment Information

SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes standards for reporting information about operating segments in financial statements. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance.

For management purposes, the Group is currently organized into two major principal activities – trading of watch movements (components) and trading of completed watches. These principal activities are the basis on which the Group reports its primary segment information.

For the six months ended June 30, 2008

	Watch movements	Completed watches	Unallocated	Total
	$	$	$	$

Sales	63,855,678	11,092,466	-	74,948,144
Cost of sales	(56,446,692)	(7,554,297)	-	(64,000,989)

Gross profit	7,408,986	3,538,169	-	10,947,155

Operations expenses	(1,014,858)	(564,388)	(1,346,052)	(2,925,298)
Other operating income	31,550	20,007	-	51,557
Income from operations	6,425,678	2,993,788	(1,346,052)	8,073,414

Non-operating income	110,748	-	-	110,748
Interest expenses	(565,074)	-	(459,764)	(1,024,838)
Income before income taxes	5,971,352	2,993,788	(1,805,816)	7,159,324

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

19.	Segment Information (Continued)

For the three months ended June 30, 2008

	Watch movements	Completed watches	Unallocated	Total
	$	$	$	$

Sales	32,527,223	5,595,673	-	38,122,896
Cost of sales	(29,117,929)	(3,736,762)	-	(32,854,691)

Gross profit	3,409,294	1,858,911	-	5,268,205

Operations expenses	(499,980)	(277,834)	(256,720)	(1,034,534)
Other operating income	15,769	10,125	-	25,894
Income from operations	2,925,083	1,591,202	(256,720)	4,259,565

Non-operating income	63,896	-	-	63,896
Interest expenses	(245,609)	-	(177,595)	(423,204)
Income before income taxes	2,743,370	1,591,202	(434,315)	3,900,257

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

19.	Segment Information (Continued)

For the six months ended June 30, 2007

	Watch movements	Completed watches	Unallocated	Total
	$	$	$	$

Sales	38,234,542	3,753,037	-	41,987,579
Cost of sales	(34,409,026)	(2,009,843)	-	(36,418,869)

Gross profit	3,825,516	1,743,194	-	5,568,710

Operations expenses	(541,642)	(275,555)	(1,916,930)	(2,734,127)
Fee and cost related to reverse merger	-	-	(736,197)	(736,197)
Other operation income	31,491	65,287	-	96,778
Income from operations	3,315,365	1,532,926	(2,653,127)	2,195,164

Fees and costs related to reverse merger
Non-operating income	78,381	-	-	78,381
Interest expenses	(514,419)	-	-	(514,419)
Income before income taxes	2,879,327	1,532,926	(2,653,127)	1,759,126

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

19.	Segment Information (Continued)

For the three months ended June 30, 2007

	Watch movements	Completed watches	Unallocated	Total
	$	$	$	$

Sales	19,010,476	1,858,961	-	20,869,437
Cost of sales	(17,486,901)	(1,032,990)	-	(18,519,891)

Gross profit	1,523,575	825,971	-	2,349,546

Operations expenses	(270,626)	(163,358)	(188,306)	(622,290)
Fee and cost related to reverse merger	-	-	-	-
Other operation income	15,710	32,571	-	48,281
Income from operations	1,268,659	695,184	(188,306)	1,775,537

Fees and costs related to reverse merger
Non-operating income	48,452	-	-	48,452
Interest expenses	(274,990)	-	-	(274,990)
Income before income taxes	1,042,121	695,184	(188,306)	1,548,999

Total assets

	Watch movements	Completed watches	Unallocated	Total
	$	$	$	$

At June 30, 2008	52,479,099	11,513,527	13,505	64,006,131
At December 31, 2007	45,349,351	6,101,962	-	51,451,313

The Group’s operations are primarily in Hong Kong and China and the Group’s sales, gross profit and total assets attributable to other geographical areas are less than 10% of the Group’s corresponding consolidated totals for the six months ended June 30, 2008 and 2007 consequently, no segment information by geographical areas is presented.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Asia Time Corporation
(Formerly SRKP 9, Inc.)

We have audited the accompanying consolidated balance sheets of Asia Time Corporation (the “Company”) and its subsidiaries (collectively referred to as the “Group”) as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2007, 2006 and 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries as of December 31, 2007 and 2006, and the consolidated results of their operations and their cash flows for the years ended December 31, 2007, 2006 and 2005, in conformity with accounting principles generally accepted in the United States of America.

Dominic K.F. Chan & Co
Certified Public Accountants
Hong Kong
March 20, 2008

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

CONSOLIDATED BALANCE SHEETS
(Stated in US Dollars)

		At December 31,
	Notes	2007	2006
		$	$
ASSETS
Current Assets :
Cash and cash equivalents		6,258,119	316,621
Restricted cash		8,248,879	4,523,679
Accounts receivable		14,341,989	8,188,985
Prepaid expenses and other receivables	7	7,704,999	2,101,133
Tax prepayment		-	767
Inventories, net	8	12,370,970	6,246,185
Prepaid lease payments		-	22,958

Total Current Assets		48,924,956	21,400,328
Deferred tax assets	6	29,929	14,042
Property and equipment, net	9	1,891,709	890,258
Leasehold lands	10	-	895,322
Held-to-maturity investments	11	300,231	301,196
Intangible assets	12	48,012	337,836
Restricted cash		256,476	257,301

TOTAL ASSETS		51,451,313	24,096,283

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Current Liabilities :
Accounts payable		1,310,809	770,360
Other payables and accrued liabilities	13	132,507	190,358
Income taxes payable		2,293,887	1,387,571
Bank borrowings	15	20,438,479	13,205,167

Total Current Liabilities		24,175,682	15,553,456

Convertible bond payables	16	345,461	-
Deferred tax liabilities	6	56,953	31,711

TOTAL LIABILITIES		24,578,096	15,585,167

COMMITMENTS AND CONTINGENCIES	20

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

CONSOLIDATED BALANCE SHEETS (Cont’d)
(Stated in US Dollars)

		At December 31,
	Notes	2007	2006
		$	$
STOCKHOLDERS’ EQUITY
Preferred stock	17
Par value: US$0.0001
Authorized: 2007 - 10,000,000 shares
Issued and outstanding: 2007 - 2,250,348 issued (2006 - none)		225	-
Common stock	17
Par value: US$0.0001
Authorized: 100,000,000 shares
Issued and outstanding: 2007 - 23,156,629 shares (2006 - 19,454,420 shares)		2,316	1,946
Additional paid-in capital		13,481,036	654,298
Accumulated other comprehensive income		(28,404)	7,470
Retained earnings		13,418,044	7,847,402

TOTAL STOCKHOLDERS’ EQUITY		26,873,217	8,511,116

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY		51,451,313	24,096,283

See notes to consolidated financial statements

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

CONSOLIDATED STATEMENTS OF OPERATIONS
(Stated in US Dollars)

		Year ended December 31,
	Notes	2007	2006	2005
		$	$	$
Net sales		96,962,693	81,134,275	63,078,409
Cost of sales	21	(83,119,825)	(71,496,801)	(57,026,036)

Gross profit		13,842,868	9,637,474	6,052,373
Other operating income	3	617,913	424,016	938,573
Depreciation		(332,153)	(325,995)	(259,127)
Administrative and other operating expenses		(4,595,126)	(1,284,863)	(1,436,069)

Income from operations		9,533,502	8,450,632	5,295,750
Fees and costs related to reverse merger		(741,197)	-	-
Non-operating income	4	233,379	237,571	156,199
Interest expenses	5	(1,477,514)	(1,060,536)	(514,637)

Income before taxes		7,548,170	7,627,667	4,937,312
Income taxes	6	(1,977,528)	(1,307,728)	(911,687)

Net income		5,570,642	6,319,939	4,025,625

Earnings per share of common stock
- Basic		0.24	0.32	0.21
- Diluted		0.22	0.32	0.21

Weighted average shares of common stock
- Basic		22,923,339	19,454,420	19,454,420
- Diluted		25,388,026	19,454,420	19,454,420

See notes to consolidated financial statements.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
(Stated in US Dollars)

						Accumulated
					Additional	other
	Preferred stock		Common stock		paid-in	comprehensive	Retained
	Shares	Amount	Shares	Amount	capital	income	earnings	Total
		$		$	$	$	$	$
Balance, January 1, 2005	-	-	19,454,420	1,946	652,488	412	591,059	1,245,905
Issuance of shares (Note 1)	-	-	-	-	30,000	-	-	30,000
Restructuring (Note 1)	-	-	-	-	(28,190)	-	-	(28,190)
Comprehensive income
Net income	-	-	-	-	-	-	4,025,625	4,025,625
Foreign currency translation adjustments	-	-	-	-	-	13,137	-	13,137
Total comprehensive income	-	-	-	-	-	13,137	4,025,625	4,038,762
Dividends	-	-	-	-	-	-	(642,848)	(642,848)

Balance, December 31, 2005	-	-	19,454,420	1,946	654,298	13,549	3,973,836	4,643,629
Comprehensive income
Net income	-	-	-	-	-	-	6,319,939	6,319,939
Foreign currency translation adjustments	-	-	-	-	-	(6,079)	-	(6,079)
Total comprehensive income	-	-	-	-	-	(6,079)	6,319,939	6,313,860
Dividends	-	-	-	-	-	-	(2,446,373)	(2,446,373)

Balance, December 31, 2006	-	-	19,454,420	1,946	654,298	7,470	7,847,402	8,511,116
Originally issued on Jan. 3, 2006; deemed issued on Jan. 23, 2007 for reverse merger purposes	-	-	2,700,000	270	(270)	-	-	-
Issued in connection with 1.371188519 - for-1 retroactive stock split	-	-	1,002,209	100	(100)	-	-	-
Adjustment to SRKP 9 accounts to reflect reverse merger	-	-	-	-	(7,999)	-	-	(7,999)
Gross proceeds from shares sold in offering - initial closing	1,749,028	175	-	-	2,053,009	-	-	2,053,184
Gross proceeds from shares sold in offering - final closing	501,320	50	-	-	588,448	-	-	588,498
Stock based compensation	-	-	-	-	2,433,650	-	-	2,433,650
Stock warrants & conversion feature (Note 16)	-	-	-	-	7,760,000	-	-	7,760,000
Comprehensive income
Net income	-	-	-	-	-	-	5,570,642	5,570,642
Foreign currency translation adjustments	-	-	-	-	-	(35,874)	-	(35,874)
Total comprehensive income	-	-	-	-	-	(35,874)	5,570,642	5,542,238

Balance, December 31, 2007	2,250,348	225	23,156,629	2,316	13,481,036	(28,404)	13,418,044	26,873,217

See notes to consolidated financial statements.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Stated in US Dollars)

	Year ended December 31,
	2007	2006	2005
	$	$	$
Cash flows from operating activities
Net income	5,570,642	6,319,939	4,025,625
Adjustments to reconcile net income to net cash (used in) provided by operating activities :
Stock based compensation	2,433,650	-	-
Amortization of bond discount and bond interest	345,461	-	-
Amortization of intangible assets	123,977	154,436	154,438
Amortization of leasehold lands	-	23,247	7,968
Depreciation	332,153	325,995	259,127
Loss on disposal of plant and equipment	5,411	7,715	-
Gain on disposal of intangible assets	(425,256)	(210,594)	-
Income taxes	1,977,528	1,307,728	911,687

Changes in operating assets and liabilities :
Accounts receivable	(6,176,551)	(3,369,347)	(1,445,937)
Prepaid expenses and other receivables	(5,583,145)	(1,706,789)	334,759
Inventories	(6,142,119)	50,990	(2,421,140)
Accounts payable	542,798	(462,658)	(573,017)
Other payables and accrued liabilities	(57,206)	45,445	103,007
Income taxes payable	(1,056,985)	(701,921)	(199,079)
Unearned revenue	—	(1,593,280)	(1,603,082)

Net cash flows (used in) provided by operating activities	(8,109,642)	190,906	(445,644)

Cash flows from investing activities
Acquisition of leasehold lands	-	(618,025)	(330,884)
Acquisition of held-to-maturity investments	-	-	(301,007)
Acquisition of property and equipment	(426,815)	(544,678)	(243,504)
Proceeds from disposal of property and equipment	320	2,031	-
Proceeds from disposal of intangible assets	589,893	300,849	-

Net cash flows provided by (used in) investing activities	163,398	(859,823)	(875,395)

Cash flows from financing activities
Proceeds from insurance of series A convertible preferred stock	2,641,682	-	-
Issuance of convertible bonds	7,760,000	-	-
Proceeds from new short-term bank loans	5,368,934	1,700,622	346,622
Repayment of short-term bank loans	(4,636,670)	(525,535)	(408,211)
Net advancement of other bank borrowings	6,561,682	1,789,269	2,946,182
Increase in restricted cash	(3,738,065)	(484,997)	(755,170)
(Decrease) increase in bank overdrafts	(21,484)	199,893	(250,997)
Advance from a related party	(33,000)	(28,763)	(60,511)
Dividends paid	-	(2,446,373)	(642,848)

Net cash flows provided by financing activities	13,903,079	204,116	1,175,067

See notes to consolidated financial statements.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

CONSOLIDATED STATEMENTS OF CASH FLOWS (Cont’d)

(Stated in US Dollars)

	Year ended December 31,
	2007	2006	2005
	$	$	$
Net increase (decrease) in cash and cash equivalents	5,956,835	(464,801)	(145,972)
Effect of foreign currency translation on cash and cash equivalents	(15,337)	1,332	14,575
Cash and cash equivalents - beginning of year	316,621	780,090	911,487

Cash and cash equivalents - end of year	6,258,119	316,621	780,090

Supplemental disclosures for cash flow information :
Cash paid for :
Interest	1,197,386	1,060,536	514,637
Income taxes	1,056,985	701,921	199,079

See notes to consolidated financial statements.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

1.	Organization and nature of operations

Asia Time Corporation (the “Company”), formerly SRKP 9, Inc., was incorporated in the State of Delaware on January 3, 2006. Effective January 23, 2007, the Company changed its name from SRKP 9, Inc. to Asia Time Corporation.

Recapitalization

The Company entered into an Exchange Agreement dated December 15, 2006 (the “Exchange Agreement”) with Times Manufacture & E-Commerce Corporation Limited, a British Virgin Islands corporation (“Times Manufacture”), and Kwong Kai Shun, the sole shareholder of Times Manufacture (“Original Shareholder”). The closing of the Exchange Agreement occurred on January 23, 2007.

The Company effected a 1.371188519-for-one stock reverse split in the course of the share exchange process such that there were 3,702,209 shares of common stock outstanding immediately prior to the closing of the Exchange Agreement. These financial statements give retroactive effect to this share split.

At the closing of the Exchange Agreement, the Company acquired all of the capital shares of Times Manufacture from the Original Shareholder, in exchange for which the Company issued 19,454,420 shares of its Common Stock to the Original Shareholder. The 19,454,420 shares of common stock issued to the Original Shareholder in conjunction with this transaction have been presented as outstanding for all periods presented.

The Original Shareholder of Times Manufacture acquired 84% of the Company’s issued and outstanding common stock in conjunction with the completion of the Exchange Agreement. Therefore, although Times Manufacture became the Company’s wholly-owned subsidiary, the transaction was accounted for as a recapitalization in the form of a reverse merger of Times Manufacture, whereby Times Manufacture was deemed to be the accounting acquirer and was deemed to have retroactively adopted the capital structure of SRKP 9, Inc. Since the transaction was accounted for as a reverse merger, the accompanying consolidated financial statements reflect the historical consolidated financial statements of Times Manufacture for all periods presented, and do not include the historical financial statements of SRKP 9, Inc. All costs associated with the reverse merger transaction were expensed as incurred.

The Company agreed to register the 1,999,192 shares of common stock that were held by certain of the Company’s shareholders immediately prior to the closing of the Exchange Agreement. If the Company fails to register 1,999,192 shares due to failure on the part of the Company, additional shares of its common stock shall be issued to the respective shareholders in the amount of 0.0333% of their respective shares for each calendar day until the registration becomes effective. There is no maximum potential consideration to be transferred in connection with the registration of these shares. The Company agreed to file a registration statement no later than the tenth day after the end of the six month period that immediately follows the filing date of the initial registration statement (the "Required Filing Date"). The Company agreed to use reasonable best efforts to cause such registration statement to become effective within 120 days after the Required Filing Date or the actual filing date, whichever is earlier, or 150 days after the Required Filing Date or the actual filing date, whichever is earlier, if the registration statement is subject to a full review by the Securities and Exchange Commission (“SEC”). In addition, the Company agreed to use its reasonable best efforts to maintain the registration statement effective for a period of 24 months at the Company's expense.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont’d)
(Stated in US Dollars)

1.	Organization and nature of operations (Cont’d)

Restructuring

For the purpose of the reverse takeover transaction (“RTO”), the companies comprising the group underwent a restructuring in December 2005 (the “Restructuring”), and the Company acquired all of the outstanding and issued shares of common stock of its subsidiaries (including Times Manufacturing & E-Commerce Corporation Limited (“TMEHK”), Billion Win International Enterprise Limited (“BW”), Citibond Industrial Limited (“CI”), Goldcome Industrial Limited (“GI”) and Megamooch International Limited (“MI”)) from their then existing stockholders in consideration for the issuance of 20,000 shares with a designated value of $1.00 of the company’s voting common stock, representing 99.99% of the voting power in the company.

Before acquisition of TME HK group, TME HK acquired all of the outstanding and issued shares of common stock of its subsidiaries (including BW, CI, GI and MI) from their then existing stockholders in consideration for the issuance of 10,000 shares with a designated value of $1.00 of TME HK’s voting common stock.

Corporate Structure - Before Restructuring

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont’d)
(Stated in US Dollars)

1.	Organization and nature of operations (Cont’d)

Corporate Structure - After Restructuring

Description of business

The Company and its subsidiaries (together, the “Group”) are engaged in sales to distributors of completed watches and watch components.

Name of company	Place and date of incorporation	Issued and fully paid capital	Principal activities
Times Manufacture & E-Commerce Corporation Ltd	British Virgin Islands March 21, 2002	US$20,002 Ordinary	Investment holding

Times Manufacturing & E-Commerce Corporation Ltd (“TME HK”)	British Virgin Islands January 2, 2002	US$20,000 Ordinary	Investment holding

Billion Win International Enterprise Ltd (“BW”)	Hong Kong March 5, 2001	HK$5,000,000 Ordinary	Trading of watch components

Goldcome Industrial Ltd (“GI”)	Hong Kong March 2, 2001	HK$10,000 Ordinary	Trading of watch components

Citibond Industrial Ltd (“CI”)	Hong Kong February 28, 2003	HK$1,000 Ordinary	Trading of watch components

Megamooch International Ltd (“MI”)	Hong Kong April 2, 2001	HK$100 Ordinary	Trading of watches and watch components

TME Enterprise Ltd	British Virgin Islands November 28, 2003	US$2 Ordinary	Investment holding

Citibond Design Ltd	British Virgin Islands August 1, 2003	US$2 Ordinary	Inactive

Megamooch Online Ltd	British Virgin Islands June 6, 2003	US$2 Ordinary	Trading of watches and watch components

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont’d)
(Stated in US Dollars)

2.	Summary of significant accounting policies

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”).

Principle of Consolidation

The consolidated financial statements include the accounts of Asia Time Corporation and its subsidiaries. All significant inter-company balances and transactions have been eliminated in consolidation.

Use of estimates

The preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management of the Group to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the recoverability of the carrying amount of property and equipment, intangible assets; the collectibility of accounts receivable; the realizability of deferred tax assets; the realizability of inventories; and amounts recorded for contingencies. These estimates are often based on complex judgments and assumptions that management believes to be reasonable but are inherently uncertain and unpredictable. Actual results may differ from those estimates.

Concentrations of credit risk

Financial instruments that potentially subject the Group to significant concentrations of credit risk consist principally of accounts receivable. The Group extends credit based on an evaluation of the customer’s financial condition, generally without requiring collateral or other security. In order to minimize the credit risk, the management of the Group has delegated a team responsibility for determination of credit limits, credit approvals and other monitoring procedures to ensure that follow-up action is taken to recover overdue debts. Further, the Group reviews the recoverable amount of each individual trade debt at each balance sheet date to ensure that adequate impairment losses are made for irrecoverable amounts. In this regard, the directors of the Group consider that the Group’s credit risk is significantly reduced.

Restricted cash

Certain cash balances are held as security for short-term bank borrowings and are classified as restricted cash in the Company’s balance sheets.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont’d)
(Stated in US Dollars)

2.	Summary of significant accounting policies (Cont’d)

Accounts receivable

Accounts receivable are stated at original amount less an allowance made for doubtful receivables, if any, based on a review of all outstanding amounts at the year end. An allowance is also made when there is objective evidence that the Group will not be able to collect all amounts due according to the original terms of the receivables. Bad debts are written off when identified. The Group extends unsecured credit to customers in the normal course of business and believes all accounts receivable in excess of the allowances for doubtful receivables to be fully collectible. The Group does not accrue interest on trade accounts receivable.

The Group has a credit policy in place and the exposure to credit risk is monitored on an ongoing basis credit evaluations are preferred on all customers requiring credit over a certain amount.

During the years ended December 31, 2007, 2006 and 2005, the Group did not experience any bad debts and, accordingly, did not make any allowance for doubtful debts.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined on a first-in, first-out basis and includes only purchase costs. There are no significant freight charges, inspection costs and warehousing costs incurred for any of the periods presented. In assessing the ultimate realization of inventories, management makes judgments as to future demand requirements compared to current or committed inventory levels. The Company has vendor arrangements on the purchase of watch movements providing for price reduction paid in the form of additional watch movements. The percentage of additional movements to be received by the Company from these vendors is estimated and inventory costs are reduced to reflect the effect of these additional movements on the actual cost of the items in inventory. During the years ended December 31, 2007, 2006 and 2005, the Company did not make any allowance for slow-moving or defective inventories.

Leasehold lands

Leasehold lands, representing upfront payment for land use rights, are capitalized at their acquisition cost and amortized using the straight-line method over the lease terms.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont’d)
(Stated in US Dollars)

2.	Summary of significant accounting policies (Cont’d)

Intangible assets

Intangible assets with limited useful lives are stated at cost less accumulated amortization and accumulated impairment losses.

Amortization of intangible assets is provided using the straight-line method over their estimated useful lives as follows:

Trademarks	20%
Websites	20%

Held-to-maturity investments

The Company’s policies for investments in debt and equity securities are as follows:

Non-derivative financial assets with fixed or determinable payments and fixed maturities that the company has the positive ability and intention to hold to maturity are classified as held-to-maturity securities. Held-to-maturity securities are initially recognized in the balance sheet at fair value plus transaction costs. Subsequently, they are stated in the balance sheet at amortized cost using the effective interest method less any identified impairment losses.

Investments are recognized/derecognized on the date the Company commits to  purchase/sell the investments or they expire.

Property and equipment

Property and equipment are stated at cost less accumulated depreciation.

Depreciation of property and equipment is provided using the straight-line method over their estimated useful lives as follows:-

Land and buildings	over the unexpired lease term
Furniture and fixtures	20 - 25%
Office equipment	25 - 33%
Machinery and equipment	25 - 33%
Moulds	33%
Motor vehicles	25 - 33%

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont’d)
(Stated in US Dollars)

2.	Summary of significant accounting policies (Cont’d)

Property and equipment (Cont’d)

Property and equipment, and intangible assets subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated.

Revenue recognition

Sales of goods represent the invoiced value of goods, net of sales returns, trade discounts and allowances.

The Company recognizes revenue when the goods are delivered and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists, and the sales price is fixed or determinable. The Company provides pre and post sales service to its customers related to inventory management information in order to facilitate and manage sales to customers. By providing such services to keep track of customers’ inventory levels, the Company can manage and replenish inventory levels on a timely basis. The Company’s integration, design and development and management services provide customers with watch design assistance, components outsourcing or other project support, and are generally completed prior to a sale and do not continue post-delivery. There is no requirement that these services be provided for a sale to take place, nor is there any objective or reliable evidence of a separate fair value, or if no longer offered or ceased to be offered would a right of return be created for the goods sold. The Company believes these services are part of the sales process and are not a customer deliverable, and are therefore charged to selling expense or cost of sales, as appropriate.

Advertising and promotion expenses

Advertising and promotion expenses are charged to expense as incurred.

For the year ended December 31, 2007, no advertising and promotion expenses were incurred.

Advertising and promotion expenses amounted to $2,502 and $19,718 during 2006 and 2005, respectively, and are included in administrative and other operating expenses.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont’d)
(Stated in US Dollars)

2.	Summary of significant accounting policies (Cont’d)

Income taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of Statement of Financial Accounting Standards No. 109 (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in tax positions. This interpretation requires that an entity recognizes in the consolidated financial statements the impact of a tax position, if that position is more likely than not of being sustained upon examination, based on the technical merits of the position. The adoption of FIN 48 did not have any impact on the Group’s results of operations or financial condition for the year ended December 31, 2007. As of the date of the adoption of FIN 48, the Group has no material unrecognized tax benefit which would favorably affect the effective income tax rate in future periods. The Group has elected to classify interest and penalties related to unrecognized tax benefits, if and when required, as part of income tax expense in the consolidated statements of operations.

Comprehensive income

Other comprehensive income refers to revenues, expenses, gains and losses that under U.S. GAAP are included in comprehensive income but are excluded from net income as these amounts are recorded as a component of stockholders’ equity. The Company’s other comprehensive income represented foreign currency translation adjustments.

Foreign currency translation

The functional currency of the Group is Hong Kong dollars (“HK$”). The Group maintains its financial statements in the functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchanges rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont’d)
(Stated in US Dollars)

2.	Summary of significant accounting policies (Cont’d)

Foreign currency translation

For financial reporting purposes, the financial statements of the Group which are prepared using the functional currency have been translated into United States dollars. Assets and liabilities are translated at the exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and stockholders’ equity is translated at historical exchange rates. Any translation adjustments resulting are not included in determining net income but are included in foreign exchange adjustment to other comprehensive income, a component of stockholders’ equity.

	2007	2006	2005
Year end HK$ : US$ exchange rate	7.7980	7.7730	7.7535
Average yearly HK$ : US$ exchange rate	7.8014	7.7783	7.7778

Fair value of financial instruments

The carrying values of the Group’s financial instruments, including cash and cash equivalents, restricted cash, trade and other receivables, deposits, trade and other payables approximate their fair values due to the short-term maturity of such instruments. The carrying amounts of borrowings approximate their fair values because the applicable interest rates approximate current market rates.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont’d)
(Stated in US Dollars)

2.	Summary of significant accounting policies (Cont’d)

Basic and diluted earnings per share

The Company computes earnings per share (“EPS’) in accordance with Statement of Financial Accounting Standards No. 128, “Earnings per Share” (“SFAS No. 128”), and SEC Staff Accounting Bulletin No. 98 (“SAB 98”). SFAS No. 128 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as the income or loss available to common shareholders divided by the weighted average common shares outstanding for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible securities, options, and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

The calculation of diluted weighted average common shares outstanding for the year ended December 31, 2007 is based on the estimate fair value of the Company’s common stock during such periods applied to warrants and options using the treasury stock method to determine if they are dilutive. The Convertible Bond is included on an “as converted “basis when these shares are dilutive.

The following tables are a reconciliation of the weighted average shares used in the computation of basic and diluted earnings per share for the periods presented:

	2007	2006	2005
	$	$	$
Numerator for basic and diluted earnings per share:
Net income	5,570,642	6,319,939	4,025,625

Denominator:
Basic weighted average shares	22,923,339	19,454,420	19,454420
Effect of dilutive securities	2,464,687	-	-

Diluted weighted average shares	25,388,026	19,454,420	19,454,420

Basic earnings per share:	0.24	0.32	0.21

Diluted earnings per share:	0.22	0.32	0.21

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont’d)
(Stated in US Dollars)

2.	Summary of significant accounting policies (Cont’d)

Comparative amounts

Certain amounts included in the prior years consolidated financial statements have been reclassified to conform to the current year’s presentation. These reclassifications had no effect on reported total assets, liabilities, shareholders’ equity, or net income.

Interest rate risk

The Group is exposed to interest rate risk arising from short-term variable rate borrowings from time to time. The Group’s future interest expense will fluctuate in line with any change in borrowing rates. The Group does not have any derivative financial instruments as of December 31, 2007 and 2006 and believes its exposure to interest rate risk is not material.

Stock-Based Compensation

Effective January 1, 2006, the Company adopted SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”), a revision to SFAS No. 123, “Accounting for Stock-Based Compensation”. SFAS 123R requires that the Company measure the cost of employee services received in exchange for equity awards based on the grant date fair value of the awards, with the cost to be recognized as compensation expense in the Company’s financial statements over the vesting period of the awards. Accordingly, the Company recognizes compensation cost for equity-based compensation for all new or modified grants issued after December 31, 2005. The Company did not have equity awards outstanding at December 31, 2005.

The Company accounts for stock option and warrant grants issued and vesting to non-employees in accordance with EITF 96-18, “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”, and EITF 00-18, “Accounting Recognition for Certain Transactions involving Equity Instruments Granted to Other Than Employees”, whereas the value of the stock compensation is based upon the measurement date as determined at either (a) the date at which a performance commitment is reached or (b) at the date at which the necessary performance to earn the equity instruments is complete.

The Company did not recognize any stock-based compensation during the years ended December 31, 2006 and 2005. During the year ended December 31, 2007, the Company recorded $2,433,650 as a charge to operations to recognize the grant date fair value of stock-based compensation in conjunction with the Escrow Agreement described at Note 17.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont’d)
(Stated in US Dollars)

2.	Summary of significant accounting policies (Cont’d)

Recent accounting pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurement” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including any financial statements for an interim period within that fiscal year. The provisions of this statement should be applied prospectively as of the beginning of the fiscal year in which this statement is initially applied, except in some circumstances where the statement shall be applied retrospectively. The Company is currently evaluating the effect, if any, of SFAS 157 on its financial statements. Management currently does not believe the adoption of SFAS 157 will have a material impact on the Group’s consolidated financial statements.

On February 15, 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of SFAS No. 115” (“SFAS 159”). The fair value option established by SFAS 159 permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity will report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date. The fair value option: (a) may be applied instrument by instrument, with a few exceptions, such as investments otherwise accounted for by the equity method; (b) is irrevocable (unless a new election date occurs); and (c) is applied only to entire instruments and not to portions of instruments. SFAS 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided that the entity makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of SFAS 157. Management currently does not believe the adoption of SFAS 159 will have a material impact on the Group’s consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (“SFAS 141(R)”), which requires an acquirer to measure the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at their fair values on the acquisition date, with goodwill being the excess value over the net identifiable assets acquired. SFAS 141(R) is effective for financial statements issued for fiscal years beginning after December 15, 2008. Early adoption is prohibited. The Company does not anticipate that the adoption of the above standards will have a material impact on it current or future consolidated financial statements

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (“SFAS 160”), which clarifies that a noncontrolling interest in a subsidiary should be reported as equity in the consolidated financial statements. The calculation of earnings per share will continue to be based on income amounts attributable to the parent. SFAS 160 is effective for financial statements issued for fiscal years beginning after December 15, 2008. Early adoption is prohibited. The Company does not anticipate that the adoption of the above standards will have a material impact on it current or future consolidated financial statements

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont’d)
(Stated in US Dollars)

3.	Other operating income

	Year ended December 31,
	2007	2006	2005
	$	$	$
Commission income	-	-	771,432
Gain on disposal of intangible assets	424,103	210,594	-
License fee of intangible assets	130,745	167,138	167,141
Rental income	63,065	46,284	-

	617,913	424,016	938,573

4.	Non-operating income

	Year ended December 31,
	2007	2006	2005
	$	$	$
Bank interest income	214,217	208,854	76,358
Dividend income	11,957	8,977	4,481
Insurance compensation	-	-	8,325
Net exchange gains	3,335	1,078	1,302
Other interest income	25	18,635	49,440
Sundry income	3,845	27	16,293

	233,379	237,571	156,199

5.	Interest expenses

	Year ended December 31,
	2007	2006	2005
	$	$	$
Interest on trade related bank loans	1,066,581	981,184	457,983
Interest and amortization on bonds	345,461	-	-
Interest on short-term bank loans	22,267	25,322	6,254
Interest on bank overdrafts	42,654	54,030	45,302
Interest on other loans	551	-	5,098

	1,477,514	1,060,536	514,637

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont’d)
(Stated in US Dollars)

6.	Income taxes

	Year ended December 31,
	2007	2006	2005
	$	$	$
Hong Kong profits tax
Current year	1,968,120	1,311,479	948,933
Over provision in prior year	-	(21,408)	(37,246

	1,968,120	1,290,071	911,687
Deferred taxes	9,408	17,657	-

	1,977,528	1,307,728	911,687

The Company’s subsidiaries operating in Hong Kong are subject to profits tax of 17.5% on the estimated assessable profits during the years.

The Company’s subsidiaries that are incorporation in the British Virgin Islands are not subject to income taxes under that jurisdiction.

A reconciliation of income tax expense to the amount computed by applying the Hong Kong statutory tax rate to the income before taxes in the consolidated income statement is as follows:

	Year ended December 31,
	2007	2006	2005
	$	$	$
Income before taxes	7,548,170	7,627,667	4,937,312

Provision for income taxes at Hong Kong
income tax rate	1,320,929	1,334,842	864,030
Change in valuation allowance	4,150	486	50,918
Non-taxable items	(74,407)	(43,870)	(14,147
Non-deductible items	726,856	7,363	27
Others	-	8,907	45,927

	1,977,528	1,307,728	911,687

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont’d)
(Stated in US Dollars)

6.	Income taxes (Cont’d)

The major components of deferred tax recognized in the consolidated balance sheets as of December 31, 2007, 2006 and 2005 are as follows:

	At December 31
	2007	2006	2005
	$	$	$
Temporary difference on accelerated tax
depreciation on plant and equipment	27,024	17,669	-

Deferred tax liabilities, net	27,024	17,669	-

Recognized in the balance sheet:
Net deferred tax assets	(29,929)	(14,042)	-
Net deferred tax liabilities	56,953	31,711	-

	27,024	17,669	-

Deferred tax assets of the Company relating to the tax effect of the change in valuation allowance of the Company has not been accounted for in the financial statements for the years ended December 31, 2007, 2006 and 2005 as management determined that it was more likely than not that these tax losses would not be utilized in the foreseeable future. There was no other significant unprovided deferred taxation of the Company at the balance sheet dates.

7.	Prepaid expenses and other receivables

	At December 31,
	2007	2006	2005
	$	$	$
Rental receivable	-	46,314	-
Interest receivable	24,696	20,218	-
Purchase deposits	7,553,332	1,530,372	361,221
Sales proceeds of intangible assets receivable	-	301,042	-
Other deposits and prepayments	126,971	203,187	33,015

	7,704,999	2,101,133	394,236

The purchase deposits represented advanced payments to suppliers for merchandises of inventories.

8.	Inventories

	At December 31
	2007	2006	2005
	$	$	$
Merchandises, at cost - completed watches	2,148,638	1,745,648	3,630,754
Merchandises, at cost - watch movements	10,222,332	4,500,537	2,682,868

	12,370,970	6,246,185	6,313,622

No inventories were written off during the years ended December 31, 2007, 2006 and 2005.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont’d)
(Stated in US Dollars)

9.	Property and equipment

	At December 31,
	2007	2006	2005
	$	$	$
Cost
Land and buildings	1,188,043	242,350	104,008
Furniture and fixtures	488,901	492,866	478,811
Office equipment	146,752	145,911	137,410
Machinery and equipment	320,595	321,626	128,974
Moulds	774,558	384,665	230,863
Motor vehicles	74,475	45,928	26,375

	2,993,324	1,633,346	1,106,441

Accumulated depreciation
Land and buildings	68,525	8,441	2,542
Furniture and fixtures	331,751	237,508	140,271
Office equipment	128,165	100,612	68,766
Machinery and equipment	157,294	93,475	32,447
Moulds	379,548	276,936	153,139
Motor vehicles	36,332	26,116	26,375

	1,101,615	743,088	423,540

Net
Land and buildings	1,119,518	233,909	101,466
Furniture and fixtures	157,150	255,358	338,540
Office equipment	18,587	45,299	68,644
Machinery and equipment	163,301	228,151	96,527
Moulds	395,010	107,729	77,724
Motor vehicles	38,143	19,812	-

	1,891,709	890,258	682,901

Depreciation expenses included in administrative and other operating expenses for the years ended 2007, 2006 and 2005 are $332,153, $325,995, $259,127 respectively.

As at December, 2006, 2005 and 2004, the carrying amount of land and buildings pledged as security for the Group’s banking facilities amounted to $1,121,531, $233,909 and $101,466 respectively.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont’d)
(Stated in US Dollars)

10.	Leasehold lands

	At December 31
	2007	2006	2005
	$	$	$
Cost	949,514	949,514	331,924

Accumulated amortization	-	(31,234)	(7,992)

Transfer to property and equipment	(949,514)	-	-

Net	-	918,280	323,932

Analyzed for reporting purposes as:
Current asset	-	22,958	7,993
Non-current asset	-	895,322	315,939

	-	918,280	323,932

Amortization expenses included in administrative and other operating expenses for the years ended 2007, 2006 and 2005 are $Nil, $23,247 and $7,968 respectively.

As at December, 2007, 2006 and 2005, the carrying amount of leasehold lands pledged as security for the Group’s banking facilities amounted to $Nil, $918,280, $323,932 respectively.

11.	Held-to-maturity investments

	At December 31,
	2007	2006	2005
	$	$	$
Hang Seng Capital Guarantee Investment Fund
- 30,000 units at $10 each, interest rate at 10.5% in 3.75 years
Cost	300,231	301,196	301,954

As at December, 2007, 2006 and 2005, the carrying amount of held-to-maturity investments pledged as security for the Group’s banking facilities amounted to $300,231, $301,196 and $301,954 respectively.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont’d)
(Stated in US Dollars)

12.	Intangible assets

	At December 31,
	2007	2006	2005
	$	$	$
Cost
Trademarks	200,051	200,695	201,199
Websites	-	421,459	573,418

	200,051	622,154	774,617
Accumulated amortization
Trademarks	152,039	112,389	72,431
Websites	-	171,929	118,037

	152,039	284,318	190,468
Net
Trademarks	48,012	88,306	128,768
Websites	-	249,530	455,381

	48,012	337,836	584,149

Amortization expenses included in administrative and other operating expenses for the years ended 2007, 2006 and 2005 are $ 92,884, $154,436 and $154,438 respectively.

Estimated aggregate future amortization expenses for the succeeding three years as of December 31, 2007 were as follows:

$
2008	48,012

13.	Other payables and accrued liabilities

	At December 31,
	2007	2006	2005
	$	$	$
Accrued expenses	92,249	181,352	145,249
Sales deposits received	40,258	9,006	-

	132,507	190,358	145,249

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont’d)
(Stated in US Dollars)

14.	Advance from a related party

Advance from a related party for working capital is as follows:

	At December 31,
	2007	2006	2005
	$	$	$
Advance from a director	-	-	28,854

The above advance is interest-free, unsecured and has no fixed repayment terms.

15.	Bank borrowings

	At December 31
	2007	2006	2005
	$	$	$
Secured:
Bank overdrafts repayable on demand	528,451	551,714	352,577
Repayable within one year
Short term bank loans	2,223,290	1,469,866	294,764
Other trade related bank loans	17,686,738	11,183,587	9,416,788

	20,438,479	13,205,167	10,064,129

As of December 31, 2007, the Company’s banking facilities are composed of the following:

Facilities granted	Granted	Amount Utilized	Unused
	$	$
Bank overdrafts	695,662	528,451	167,211
Other short terms bank loans	2,223,290	2,223,290	-
Other trade related facilities	22,151,579	17,686,738	4,464,841

	25,070,531	20,438,479	4,632,052

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont’d)
(Stated in US Dollars)

15.	Bank borrowings (Cont’d)

As of December 31, 2007, the above short-term banking borrowings were secured by the following:

(a)	first fixed legal charge over leasehold land and buildings with carrying amounts of $1,152,189 (note 10 and 11);

(b)	charge over restricted cash of totally $8,505,354;

(c)	charge over held-to-maturity investments of $300,231 (note 11); and

(d)	personal guarantee executed by a director of the Company;

(e)	Other financial covenant:-

The bank borrowings require one of the Company’s subsidiaries to be secured by an Insurance Policy of $256,476 and a director as the insured party.

The bank borrowings require one of the Company’s subsidiaries to maintain a minimum net worth of $5,257,758.

The Company was in compliance with this requirement at December 31, 2007.

The interest rates of short-terms bank loans were at 6.25% to 8.00% per annum with various maturity rates.

The interest rates of other trade related bank loans were at Hong Kong Prime Rate minus 0.75% to 2% per annum.

16.	Convertible Bonds and Bond Warrants

On November 13, 2007, the Company completed a financing transaction with ABN AMRO Bank N.V. (the “Subscriber ”) issuing (i) $8,000,000 Variable Rate Convertible Bonds due in 2012 (the “Bonds”) and (ii) warrants to purchase an aggregate of 600,000 shares of the Company’s common stock, subject to adjustments for stock splits or reorganizations as net forth in the warrant, that expire in 2010 (the “Warrants “).

The Bonds were subscribed at a price equal to 97% of their principal amount, which is the issue price of 100% less a 3% commission to the Subscriber. The Bonds were issued pursuant to, and are subject to the terms and conditions of, a trust deed dated November 13, 2007, as amended, between the Company and The Bank of New York, London Branch (the “Trust Deed”). The Bonds are also subject to a paying and conversion agency agreement dated November 13, 2007 between the Company, The Bank of New York, and The Bank of New York, London Branch. The terms and conditions of the Bonds, as set forth in the Trust Deed include, among other thing, the following terms:

    Interest Rate. The Bonds bear cash interest from November 13, 2007 at the rate of 6% per annum for the first year after November 13, 2007 and 3% per annum thereafter, of the principal amount of the Bonds.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

16.	Convertible Bonds and Bond Warrants (Cont’d)

    Conversion. Each Bond is convertible at the option of the holder at any time on a date that is 365 days after the date that the Company’s securities are traded on the American Stock Exchange (“AMEX”) through March 28, 2012, into shares of the Company’s common stock at an initial conversion price equal to the price per share at which shares are sold in the Company’s proposed initial public offering of common stock on the American Stock Exchange (“AMEX”) with minimum gross proceeds of $2,000,000. If no initial public offering occurs prior to conversion, the conversion price per share will be $2.00, subject to adjustment in accordance with the terms and conditions of the Bonds. The conversion price was adjusted to $3.5 based on the Company’s initial public offering completed in February 2008. The conversion price is subject to adjustment in certain events, including the Company’s issuance of additional shares of common stock or rights to purchase common stock at a per share or per share exercise or conversion price, respectively, at less than the applicable per share conversion price of the Bonds. If for the period of 20 consecutive trading days immediately prior to April 12, 2009 or February 18, 2012, the conversion price for the Bonds is higher than the average closing price for the shares, then the conversion price will be reset to such average closing price; provided that, the conversion price will not be reset lower than 70% of the then existing conversion price. In addition, the Trust Deed provides that the conversion price of the Bonds cannot be adjusted to lower than $0.25 per share of common stock (as adjusted for stock splits, stock dividends, spin-offs, rights offerings, recapitalizations and similar events).

    Mandatory Redemptions. If either (i) the Company’s common stock (including the shares of common stock issuable upon conversion of the Bonds and exercise of the Bond Warrants) are not listed on AMEX on or before August 13, 2008 or (ii) the Company breaches certain of its obligations to register the Bonds, Bond Warrants and underlying shares pursuant to the registration rights agreement dated November 13, 2007 entered into by and between the Subscriber and the Company, then holders of the Bonds can require the Company to redeem the Bonds at 104.53% of the principal amount of the Bonds at any time after November 13, 2008. In addition, at any time after November 13, 2010, holders of the Bonds can require the Company to redeem the Bonds at 126.51% of the principal amount. The Company is required to redeem any outstanding Bonds at 150.87% of its principal amount on November 13, 2012.

On November 13, 2007, the Company entered into a warrant instrument with the Subscriber pursuant to which the Subscriber purchased the Warrants from the Company (the “Warrants Instrument”). The Warrants, which are represented by a global certificate, are also subject to a warrant agency agreement by and among the Company, The Bank of New York and The Bank of New York, London Branch dated November 13, 2007 (the “Warrant Agency Agreement”). Pursuant to the terms and conditions of the Warrant Instrument and the Warrant Agency Agreement, the Warrants vested on November 13, 2007 and will terminate on November 6, 2010. The Bond Warrants are exercisable at a per share exercise price of $0.01. The Company has agreed to list the Warrant on AMEX, or any alternative stock exchange by November 13, 2008.

On November 13, 2007 the Company also entered into a registration rights agreement with the Subscriber pursuant to which the Company agreed to include the Bonds, the Warrants, and the shares of common stock underlying the Bonds and Warrants in a pre-effective amendment to registration statement that the Company have on file with the SEC. Subsequently, the Company verbally agreed with the Subscriber not to include the Subscriber’s securities in this registration statement and to register them in a separate registration statement to be filed promptly after the effective date of this registration statement.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont’d)
(Stated in US Dollars)

16.	Convertible Bonds and Bond Warrants (Cont’d)

At November 13, 2007, the date of issuance, the Company determined the fair value of the Bonds to be $7,760,000. The warrants and the beneficial conversion feature were $1,652,701 and $6,107,299 respectively, which were determined under the Black-Scholes valuation method. They are included under stockholders’ equity as additional paid in capital-stock warrants and additional paid in capital-beneficial conversion feature respectively in accordance with guidance of APB 14 and EITF No. 98-5.Accordingly, the interest discount on the warrants and beneficial conversion feature were recorded, and are being amortized by the interest method of 5 years. The Beneficial Conversion Feature was calculated using a $2 conversion price. The conversion rate effective with the Company’s initial public offering in February 2008 increased to $3.5. This change in the conversion rate will result in a reduction of the Beneficial Conversion Feature by approximately $4 million dollars and will result in a reduction in additional paid in capital and increase the bonds payable. The overall result in a reduction in bond discounts.

As addressed in an earlier paragraph under Mandatory Redemptions, the Company will redeem each bond at 150.87% of its principal amount on November 13, 2012 (the maturity date). On the basis of this commitment, the Company has determined the total redemption premium to be $4,069,600, which is an addition to the original face value of the Bonds of $8,000,000. This redemption premium is to be amortized to interest expense over the term of the Bonds by the interest method. Interest expense on the accretion of redemption premium for the period from November 13, 2007 to December 31, 2007 amounted to $65,333 as disclosed in the following schedule of Convertible Bonds Payable.

Because of the fact that the $8,000,000 Variable Rate Convertible Bonds contain three separate securities and yet merged into one package, the bond security must identify its constituents and establish the individual value as determined by the Issuer as follows:

(1)	Convertible Bonds	$8,000,000
(2)	Bond Discount	$240,000
(3)	Warrants	$1,652,701
(4)	Beneficial Conversion Feature	$6,107,299

The above items (2), (3), and (4) are to be amortized to interest expense over the term of the Bonds by the effective interest method as disclosed in the table below.

The Convertible Bonds Payable, net consists of the following:-

Year ending December 31, 2007	$
Convertible Bonds Payable	8,000,000
Less: Interest discount - Warrants	(1,652,701)
Less: Interest discount - Beneficial conversion feature	(6,107,299)
Less: Bond discount	(240,000)
Accretion of interest discount - Warrant	44,374
Accretion of interest discount - Beneficial conversion feature	163,977
Amortization of bond discount to interest expense	6,444
6% Interest Payable	65,333
Accretion of redemption premium	65,333

Net	345,461

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont’d)
(Stated in US Dollars)

17.	Common stock and convertible preferred stock

The Company conducted a private placement (“Private Placement”) pursuant to subscription agreements (the “Subscription Agreement”) entered into by the Company and certain investors. Pursuant to the Private Placement, the Company sold an aggregate of 2,250,348 shares of Series A Convertible Preferred Stock (“Series A Preferred Stock”) at $1.29 per share for aggregate gross proceeds of $2,902,947.

At the initial closing of the Private Placement on January 23, 2007, the Company sold an aggregate of 1,749,028 shares of Series A Preferred Stock. At the second and final closing of the Private Placement on February 9, 2007, the Company sold an aggregate of 501,320 shares of Series A Preferred Stock.

The shares of the Company’s Series A Preferred Stock are convertible into shares of common stock at a conversion price equal to the share purchase price, subject to adjustments. Accordingly, each share of Series A Preferred Stock is initially convertible into one share of common stock.

If the Company at any time prior to the first trading day on which the common stock is quoted on the American Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market or the New York Stock Exchange (each a “Trading Market”) sells or issues any shares of common stock in one or a series of transactions at an effective price less than such conversion price where the aggregate gross proceeds to the Company are at least $1,000,000, then the aforementioned conversion price shall be reduced to such effective price. Each share of Series A Convertible Preferred Stock shall automatically convert into shares of common stock if (i) the closing price of the common stock on the Trading Market for any 10 consecutive trading day period exceeds $3.00 per share, (ii) the shares of common stock underlying the Series A Convertible Preferred Stock are subject to an effective registration statement, and (iii) the daily trading volume of the common stock on a Trading Market exceeds 25,000 shares per day for 10 out of 20 prior trading days.

The Company agreed to file a registration statement covering the common stock underlying the Series A Convertible Preferred Stock sold in the Private Placement within 30 days of the closing of the Share Exchange pursuant to the Subscription Agreement with each investor. The Company agreed to a penalty provision with respect to its obligation to register the Series A Convertible Preferred Stock. If the Company fails to register the Series A Convertible Preferred Stock due to failure on the part of the Company, the Company will pay to the holders of Series A Convertible Preferred Stock a cash payment equal to 0.0333% of the purchase price of their respective shares for each business day of the failure. There is no maximum potential consideration to be transferred. The Company is required to file the registration statement no later than 30 days after the consummation of the Private Placement and agreed to use reasonable best efforts to cause such Registration Statement to become effective within 150 days after the closing of the Private Placement, or 180 days if the Registration Statement is subject to a full review by the SEC. The Company is also required to use its reasonable best effort to maintain the Registration Statement effective for a period of 24 months at the Company's expense.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont’d)
(Stated in US Dollars)

17.	Common stock and convertible preferred stock (Cont’d)

The investors in the Private Placement also entered into a lock-up agreement pursuant to which they agreed not to sell their shares until our common stock begins to be listed or quoted on the New York Stock Exchange, American Stock Exchange, NASDAQ Global Market, NASDAQ Capital Market or the OTC Bulletin Board, after which their shares will automatically be released from the lock up every 30 days on a pro rata basis over a nine month period beginning on the date that is 30 days after listing or quotation of the shares.

In connection with the Private Placement, in January and February 2007, Kwong Kai Shun, the Company's Chairman of the Board, Chief Executive Officer and former Chief Financial Officer, entered into an agreement (the “Escrow Agreement”) with the investors in the Private Placement pursuant to which Mr. Kwong agreed to place 2,326,000 shares of his common stock in escrow for possible distribution to the investors (the "Escrow Shares"). Pursuant to the Escrow Agreement, if the Company's net income for 2006 or 2007 (subject to specified adjustments) as set forth in its filings with the SEC is less than $6,300,000 or $7,700,000, respectively, a portion, if not all, of the Escrow Shares will be transferred to the investors based upon the Company's actual net income, if any, for such fiscal years. In addition, Mr. Kwong has agreed to purchase all of the shares of Series A Preferred Stock then held by such investors at a per share purchase price of $1.29 if the Company's common stock fails to be listed or quoted for trading on the American Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market or the New York Stock Exchange on or before June 30, 2007, which has been subsequently extended to March 31, 2008. The number of shares that Mr. Kwong will distribute to shareholders will be determined by the number of shares of common stock that have not been sold by the investors, multiplied by the shortfall in a valuation agreed upon by the parties. The agreed upon shortfall in valuation is calculated using the $1.29 purchase price per share of the common stock, the actual amount of net income for either 2006 or 2007 (subject to specified adjustments) and a price earnings ratio set at 5 for 2006 and 4 for 2007. In no circumstances will Mr. Kwong be required to distribute in excess of 2,326,000 shares. In the event that Mr. Kwong transfers any shares to investors, it is anticipated that the transfer will be effected under an exemption from registration pursuant to the Securities Act of 1933, as amended.

The Company has accounted for the Escrow Shares as the equivalent of a performance-based compensatory stock plan between the Company and Mr. Kwong. Accordingly, the Company determined the fair value of the stock-based compensation related to the Escrow Shares by employing a binomial tree model, which is commonly used to value performance-based equity compensation packages. The valuation model used a volatility factor of 57%, a risk-free interest rate of 5.7%, and weekly steps to incorporate various possible scenarios for net income and common stock price. The probability at each quarter-end represents the probability of achieving the annual 2006 and 2007 net income targets specified in the Escrow Agreement. This quarterly probability is a time-weighted average of the implicit probabilities of achieving each net income target. The probabilities are calculated using multi-period scenario analyses through a backward induction tree, which generated an aggregate fair value for the Escrow Shares of $2,433,650. The inputs to the valuation mode were based on actual quarterly net income and estimates made by the Company that the required annual net income would be equaled or exceeded.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont’d)
(Stated in US Dollars)

17.	Common stock and convertible preferred stock (Cont’d)

As the performance conditions under this compensatory stock plan relate to the attainment of specific defined net income milestones for both 2006 and 2007, the Company has determined that the appropriate period over which to recognize the charge to operations for the aggregate fair value of this compensatory stock plan of $2,433,650 is the 11-month period from February 2007 through December 2007, which is the period of vesting (which is equivalent to the period of benefit), since this is the period in which the Escrow Shares are subject to the Escrow Agreement.

The Company met the 2006 and 2007 net income requirement of $6,300,000 and $7,700,000 respectively, and the Escrow Shares would be fully returned to Mr. Kwong on April 1, 2008.

If the Company pays a stock dividend on the shares of common stock, subdivide outstanding shares of common stock into a larger number of shares, combine, through a reverse stock split, outstanding shares of the common stock into a smaller number of shares or issues, in the event of a reclassification of shares of the common stock, any shares of capital stock, then the conversion price of the Series A Preferred Stock will be adjusted as follows: the conversion price will be multiplied by a fraction, of which (i) the numerator will be the number of shares of common stock outstanding immediately before one of the events described above and (ii) the denominator will be the number of shares of common stock outstanding immediately after such event.

Holder of the Series A Convertible Preferred Stock have the right to one vote per share of common stock issuable upon conversion of the shares underlying any shares of Preferred Stock outstanding as of the record date for purposes of determining which holders have the right to vote with respect to any matters brought to a vote before the Company’s holders of common stock.

In the event of any liquidation, dissolution, or winding up of the Company, the holders of the Series A Convertible Preferred Stock are entitled to receive in preference to the holders of common stock an amount per share of $1.29 plus any accrued but unpaid dividends. If the Company’s assets are insufficient to pay the above amounts in full, then all of the Company’s assets will be ratably distributed among the holders of the Series A Convertible Preferred Stock in accordance with the respective amounts that would be payable on such shares if all amounts payable were paid in full.

There are no additional specific dividend rights or redemption rights of holders of the Series A Convertible Preferred Stock.

If the Company redeems or acquired any shares of the Series A Convertible Preferred Stock are converted, those shares will resume the status of authorized but unissued shares of preferred stock and will no longer be designated as Series A Convertible Preferred Stock.

As long as any shares of Series A Convertible Preferred Stock are outstanding, the Company cannot alter or adversely change the powers, preference or rights given to the Series A Convertible Preferred Stock holders, without the affirmative vote of those holders.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont’d)
(Stated in US Dollars)

18.	Concentration of credit

A substantial percentage of the Group's sales are made to the following customers. Details of the customers accounting for 10% or more of total net revenue are as follows:

	2007	2006	2005
Company A	11%	12%	24%
Company B	-	11%	11%

Details of the accounts receivable from the one customer with the largest receivable balances at December 31, 2007 and 2006 are as follows:

	Percentage of accounts receivable
	2007	2006
Company A	22%	18%

19.	Pension plans

The Group participates in a defined contribution pension scheme under the Mandatory Provident Fund Schemes Ordinance “MPF Scheme” for all its eligible employees in Hong Kong.

The MPF Scheme is available to all employees aged 18 to 64 with at least 60 days of service in the employment in Hong Kong. Contributions are made by the Group’s subsidiary operating in Hong Kong at 5% of the participants’ relevant income with a ceiling of HK$20,000. The participants are entitled to 100% of the Group’s contributions together with accrued returns irrespective of their length of service with the Group, but the benefits are required by law to be preserved until the retirement age of 65. The only obligation of the Group with respect to MPF Scheme is to make the required contributions under the plan.

The assets of the schemes are controlled by trustees and held separately from those of the Group. Total pension cost was $20,265, $18,749 and $18,802 during 2007, 2006 and 2005, respectively.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont’d)
(Stated in US Dollars)

20.	Commitments and contingencies

Operating leases commitments

The Group leases office premises under various non-cancelable operating lease agreements that expire at various dates through years 2008, with an option to renew the lease. All leases are on a fixed repayment basis. None of the leases includes contingent rentals. Minimum future commitments under these agreements payable as of December 31, 2007 are as follows:

Year ending December 31	$
2008	70,047

Rental expenses for the years ended 2007, 2006 and 2005 were $90,295, $103,624 and $138,262 respectively.

21.	Segment Information

SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes standards for reporting information about operating segments in financial statements. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance.

For management purposes, the Group is currently organized into two major principal activities - trading of watch movements (components) and trading of completed watches. These principal activities are the basis on which the Group reports its primary segment information.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont’d)
(Stated in US Dollars)

21.	Segment Information (Cont’d)

For the year ended December 31, 2007

	Watch movements	Completed watches	Unallocated	Total
	$	$	$	$
Sales	86,414,118	10,548,575	-	96,962,693
Cost of sales	(77,473,063)	(5,646,762)	-	(83,119,825)

Gross profit	8,941,055	4,901,813	-	13,842,868

Operations expenses	(1,072,410)	(913,394)	(2,941,475)	(4,927,279)
Other operating income	63,064	554,849	-	617,913
Income from operations	7,931,709	4,543,268	(2,941,475)	9,533,502
Fees and costs related to reverse merger	-	-	(741,197)	(741,197)
Non-operating income	233,379	-	-	233,379
Interest expenses	(1,132,053)	-	(345,461)	(1,477,514)
Income before income taxes	7,033,035	4,543,268	(4,028,133)	7,548,170
Significant non-cash items:
- Gain on disposal of intangible assets	-	(425,256)	-	(425,256)
- Depreciation	180,034	152,119	-	332,153
- Amortization of intangible assets	-	123,977	-	123,977
Segment assets	45,349,351	6,101,962	-	51,451,313
Total expenditures for additions to long-lived assets
- Property and equipment	426,815	-	-	426,815

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont’d)
(Stated in US Dollars)

21.	Segment Information (Cont’d)

For the year ended December 31, 2006

	Watch movements	Completed watches	Unallocated	Total
	$	$	$	$
Sales	73,047,632	8,086,643	-	81,134,275
Cost of sales	(67,228,452)	(4,268,349)	-	(71,496,801)

Gross profit	5,819,180	3,818,294	-	9,637,474

Operations expenses	(1,396,289)	(214,569)	-	(1,610,858)
Other operation income	46,264	377,752	-	424,016
Income from operations	4,469,155	3,981,477	-	8,450,632
Fees and costs related to reverse merger	-	-	-	-
Non-operating income	237,571	-	-	237,571
Interest expenses	(1,060,536)	-	-	(1,060,536)
Income before income taxes	3,646,190	3,981,477	-	7,627,667
Significant non-cash items:
- Gain on disposal of fixed asset	(210,594)	-	-	(210,594)
- Depreciation	159,003	166,992	-	325,995
- Amortization of intangible assets	-	154,436	-	154,436
- Amortization of leasehold lands	23,247	-	-	23,247
Segment assets	19,766,313	4,329,970	-	24,096,283
Total expenditures for additions to long-lived assets
- Property and equipment	776,252	386,451	-	1,162,703
- Acquisition of held-to-maturity investments	301,007	-	-	301,007

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont’d)
(Stated in US Dollars)

21.	Segment Information (Cont’d)

For the year ended December 31, 2005

	Watch movements	Completed watches	Unallocated	Total
	$	$	$	$
Sales	58,843,209	4,235,200	-	63,078,409
Cost of sales	(55,069,673)	(1,956,363)	-	(57,026,036)

Gross profit	3,773,536	2,278,837	-	6,052,373

Operations expenses	(1,270,239)	(424,957)	-	(1,695,196)
Other operating income	771,431	167,142	-	938,573
Income from operations	3,274,728	2,021,022		5,295,750
Fees and costs related to reverse merger	-	-	-	-
Non-operating income	156,199	-	-	156,199
Interest expenses	(514,637)	-	-	(514,637)
Income before income taxes	2,916,290	2,021,022		4,937,312
Significant non-cash items:
- Depreciation	183,180	75,947	-	259,127
- Amortization of intangible assets	-	154,438	-	154,438
- Amortization of leasehold lands	7,968	-	-	7,968
Segment assets	13,678,951	5,078,308	-	18,757,259
Total expenditures for additions to long-lived assets
- Property and equipment	574,388	-	-	574,388

The Group’s operations are primarily in Hong Kong and China and the Group’s sales, gross profit and total assets attributable to other geographical areas are less than  10% of the Group’s corresponding consolidated totals for the years ended December, 2007, 2006 and 2005 consequently, no segment information by geographical areas is presented.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont’d)
(Stated in US Dollars)

22.	Subsequent Events

On January 16, 2008, the Company entered into a consulting agreement with Public Equity Group Inc. Pursuant to the agreement, Public Equity Group will provide the Company with business consulting and investor relation services and other related services. The agreement has a term of one year, unless terminated earlier with 60-days prior written notice. As consideration for entering in the agreement and compensation for Public Equity Group’s services under the agreement, the Company will issue 200,000 shares of its common stock to Public Equity Group Inc. In connection with the issuance of 200,000 shares of common stock, we expect to recognize a one-time charge to operations in the first quarter of 2008 in an amount equal to approximately $700,000, which is derived from valuing each share at $3.50, the offering price in our public offering.

On February, 12, 2008, the company’s common stock commenced trading on the American Stock Exchange.

On February 15, 2008, the Company issued 963,700 shares of common stock upon the closing of an initial public offering. The Company’s sale of common stock, which was sold indirectly by the Company to the public at a price of $3.50 per share, resulted in net proceeds of approximately $2.7 million. These proceeds were net of underwriting discounts and commissions, fees for legal and auditing services, and other offering costs. Upon the closing of the initial public offering, the Company sold to the underwriter warrants to purchase up to 83,800 shares of its common stock. The warrants are exercisable at a per share price of $4.20 and have a term of five years.